Exhibit 10.2

$1,500,000,000

CREDIT AGREEMENT

among

MIRANT NORTH AMERICA, LLC,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

DEUTSCHE BANK SECURITIES INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Co-Syndication Agents

Dated as of January 3, 2006

J.P. MORGAN SECURITIES INC., DEUTSCHE BANK SECURITIES INC.

and GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Bookrunners

J.P. MORGAN SECURITIES INC. and DEUTSCHE BANK SECURITIES INC.,

as Co-Lead Arrangers in respect of the Revolving Facility

J.P. MORGAN SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Co-Lead Arrangers in respect of the Term Facility

CREDIT SUISSE, LEHMAN COMMERCIAL PAPER INC. and THE ROYAL BANK OF

SCOTLAND PLC, as Senior Managing Agents

CREDIT SUISSE and THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents

$800,000,000 Revolving Facility

$700,000,000 Term Facility

i

3.7.	Procedure for Issuance of Synthetic Letters of Credit	48
3.8.	Synthetic L/C Deposit Account	48
3.9.	Synthetic L/C Deposit Fees and Other Charges	49
3.10.	Synthetic L/C Reimbursement Obligations	50
3.11.	Obligations Absolute	50
3.12.	Letter of Credit Payments	50
3.13.	Applications	51

SECTION 4.	REPRESENTATIONS AND WARRANTIES	51

4.1.	Organization; Power and Authority	51
4.2.	Due Authorization	51
4.3.	Governmental Approval	51
4.4.	Binding and Enforceable	52
4.5.	No Violation	52
4.6.	No Default	52
4.7.	Litigation	52
4.8.	Financial Condition	52
4.9.	Material Adverse Change	53
4.10.	Investment Company Act; Public Utility Holding Company Act	53
4.11.	Environmental Matters	53
4.12.	Accuracy of Information, etc	53
4.13.	Employee Benefit Plans	53
4.14.	Tax Returns and Payments	53
4.15.	Security Documents	54
4.16.	Ownership of Property	54
4.17.	Labor Matters	54
4.18.	Subsidiaries	54

SECTION 5.	CONDITIONS PRECEDENT	55

5.1.	Conditions to Initial Extension of Credit	55
5.2.	Conditions to Each Extension of Credit	58

SECTION 6.	AFFIRMATIVE COVENANTS	58

6.1.	Compliance with Law; Maintenance of Existence	58
6.2.	Financial Statements	58
6.3.	Certificates; Other Information	59
6.4.	Notices	60
6.5.	Inspection	61

6.6.	Maintenance of Property; Insurance	61
6.7.	Subsequent Acquired Property; New Subsidiaries	61
6.8.	Collateral Information	63
6.9.	Further Assurances	63
6.10.	Use of Proceeds	63

SECTION 7.	FINANCIAL COVENANTS	64

7.1.	Interest Coverage Ratio	64
7.2.	Leverage Ratio	64
7.3.	Capital Expenditures	64

SECTION 8.	NEGATIVE COVENANTS	65

8.1.	Debt	65
8.2.	Restricted Payments	65
8.3.	Liens	66
8.4.	Mergers	68
8.5.	Asset Sales	68
8.6.	Investments	69
8.7.	Transactions with Affiliates	70
8.8.	Sales and Leasebacks	71
8.9.	Changes in Fiscal Periods	71

SECTION 9.	EVENTS OF DEFAULT	71

SECTION 10.	THE AGENTS	74

10.1.	Appointment	74
10.2.	Delegation of Duties	74
10.3.	Exculpatory Provisions	74
10.4.	Reliance by Administrative Agent	75
10.5.	Notice of Default	75
10.6.	Non-Reliance on Agents and Other Lenders	75
10.7.	Indemnification	76
10.8.	Agent in Its Individual Capacity	76
10.9.	Successor Administrative Agent	76
10.10.	Co- Syndication Agents	77
10.11.	Intercreditor Agreements	77

SECTION 11.	MISCELLANEOUS	77

11.1.	Amendments and Waivers	77
11.2.	Notices	79
11.3.	No Waiver; Cumulative Remedies	81
11.4.	Survival of Representations and Warranties	81
11.5.	Payment of Expenses and Taxes	81
11.6.	Successors and Assigns; Participations and Assignments	83
11.7.	Adjustments; Set-off	86
11.8.	Counterparts	87
11.9.	Severability	87
11.10.	Integration	87
11.11.	GOVERNING LAW	87
11.12.	Submission To Jurisdiction; Waivers	87
11.13.	Acknowledgements	88
11.14.	Releases of Guarantees and Liens	88
11.15.	Confidentiality	89
11.16.	WAIVERS OF JURY TRIAL	89
11.17.	Delivery of Addenda	89

SCHEDULES :

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Debt
4.15(a)	UCC Filing Jurisdictions
4.15(b)	Mortgage Filing Jurisdictions
4.18	Subsidiaries
8.1	Subordinated Indebtedness
8.3(l)	Existing Liens
8.6(l)	Existing Investments
8.7	MET Agreements

EXHIBITS :

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of White & Case LLP
G	Form of Exemption Certificate
H	Form of Addendum
I	Form of First Lien/Second Lien Intercreditor Agreement
J-1	Form of Letter of Credit Application of JPMCB
J-2	Form of Letter of Credit Application of DBTCA
K	Form of Permitted Pari Passu Debt Intercreditor Agreement

v

CREDIT AGREEMENT (this “Agreement”), dated as of January 3, 2006, among MIRANT NORTH AMERICA, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent.

RECITALS

WHEREAS, on July 14, 2003, Mirant Corporation and certain of its Domestic Subsidiaries and Affiliates (each as defined below) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”), and continued in possession of their property and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108;

WHEREAS, on December 9, 2005, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan of Reorganization (as defined below); and

WHEREAS, in connection with confirmation and implementation of the Plan of Reorganization, the Borrower has requested the Lenders to make loans and other extensions of credit available to it to enable it to finance a part of the Plan of Reorganization and pay related fees and expenses, and the Lenders have agreed, subject to the terms and conditions hereof, to enter into this Agreement.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1.        Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB, in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Addendum”: an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMCB, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person (other than an individual), any other Person (other than an individual) that, directly or indirectly through one or more intermediaries, is in Control of, is Controlled by, or is under common Control with, such Person.

“Affiliate Subordinated Debt”: Subordinated Debt of the Borrower which is owed to or held by an Affiliate of the Borrower other than a Subsidiary of the Borrower.

“Agents”: the collective reference to the Co-Syndication Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.25%	2.25%
Term Loans	0.75%	1.75%

provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Application”: an application in the form attached hereto as Exhibit J-1 with respect to JPMCB, in the form attached hereto as Exhibit J-2 with respect to DBTCA or, with respect to any other Issuing Lender, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 11.6(b).

“Arrangers”: the collective reference to J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P.

“Assets”: with respect to any Person, all or any part of its business, property and assets, both tangible and intangible, wherever situated.

“Asset Sale”: any Disposition or series of related Dispositions other than any Excluded Asset Sale.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: as defined in the recitals hereto.

“Bankruptcy Court”: as defined in the recitals hereto.

“Benefitted Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and are rated A by S&P and A by Moody’s or (y) are rated AAA by S&P and Aaa by Moody’s and (ii) have portfolio assets of at least $2,500,000,000.

“Chapter 11 Cases”: as defined in the recitals hereto.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is January 3, 2006.

“Co-Syndication Agents”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.375% per annum; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Common Stock”: with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock whether or not outstanding on the Closing Date, including all series and classes of such common stock.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated December 2005 and furnished to certain Lenders.

“Confirmation Order”: as defined in the recitals hereto.

“Consolidated Capitalization”: the sum of Consolidated Total Debt and Consolidated Net Worth.

“Consolidated Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries in the Capital Stock and other equity accounts (including, without limitation, retained earnings and paid-in capital but excluding accumulated other comprehensive income) at such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Corporate Interest”: for any period, the aggregate of interest expense accrued during such period by the Borrower and its consolidated Subsidiaries on Debt less the sum of (a) the amount of interest, if any, included in such interest expense which was capitalized in accordance with GAAP, (b) an amount equal to the percentage of the interest expense of any Subsidiary corresponding to the percentage of the EBITDA of such Subsidiary not taken into account in determining EBITDA for such period pursuant to the proviso to the first sentence of the definition thereof and (c) interest income accrued on the Synthetic L/C Deposit, subject to the last sentence of the definition of EBITDA.

“DBTCA”: Deutsche Bank Trust Company Americas.

“Debt”: for any Person, any obligations of such Person for or in respect of (a) moneys borrowed or raised (whether or not for cash) by whatever means including acceptances, deposits, discounting, reimbursement obligations for drawn letters of credit, factoring (other than on a non-recourse basis), Finance Leases, hire purchase, conditional sale or other form of title retention agreement, sale-and-lease back, sale and repurchase and any other form of financing which is recognized in such Person’s financial statements as being in the nature of a borrowing (excluding for the avoidance of doubt, asset retirement obligations, share capital, share premium account and any capital prepayment reserve), (b) the deferred purchase price of Assets or services (other than goods and services obtained on normal commercial terms in the ordinary course of business or operations), and (c) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) and (b) above. Notwithstanding the foregoing, (x) any of the obligations identified in the immediately foregoing sentence owed by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower shall not constitute “Debt”, (y) Affiliate Subordinated Debt shall not constitute “Debt” and (z) notwithstanding that after the Closing Date the obligations under the Facility Lease Documents shall be required to be accounted for as a Finance Lease (other than as a result of any amendment to the Facility Lease Documents), such obligations shall not constitute “Debt” for purposes of this Agreement.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Designated Party”: has the meaning set forth in Section 9(g).

“Disposition”: (a) with respect to any Assets, any sale, lease conveyance or other disposition thereof and (b) the sale or issuance of Capital Stock in any of the Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of (x) the date on which there are no Loans outstanding and the Commitments have been terminated and (y) the seventh anniversary of the Closing Date, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions herein) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with Section 7, Section 8.2 and Section 8.5.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EBITDA”: for any period, with reference to the Borrower’s consolidated financial statements (a) income from continuing operations before income taxes and minority interest; plus (b) depreciation and amortization; plus (c) Corporate Interest; provided, however that in determining EBITDA for the purposes of the Interest Coverage Ratio under Sections 7.1, 7.4(b) and 8.2 and the definition of “Free Cash Flow” only, the amounts referred to in (a), (b) and (c) above for a consolidated Subsidiary of the Borrower will not be included to the extent that such Subsidiary is prohibited from making distributions or dividends as of the date of determination (unless such prohibition arises solely from the requirement under the Facility Lease Documents that MIRMA and its Subsidiaries deliver financial statements for the most recently completed fiscal year or fiscal quarter, as the case may be, and the date of determination is less than 90 or 60 days, as the case may be, from the end of such fiscal year or fiscal quarter). “EBITDA” shall not include the effect of (i) gains or losses on sales or dispositions of Assets; (ii) non-recurring items (including, for the avoidance of doubt, restructuring expenses) or (iii) non-cash expenses and non-cash gains or losses, including as a result of Swap Agreements being marked to market and the effects of “fresh start” accounting under SOP 90-7, but shall include cash payments and receipts from and in respect of settlement of Swap Agreements. In addition, if, but for clause (z) of the last sentence in the definition of “Debt”, the obligations under the Facility Lease Documents would otherwise constitute Debt hereunder, for purposes of calculating EBITDA, the amounts paid under the Facility Lease Documents shall be treated as expenses for purposes of determining income from continuing operations, and no portion of such amounts shall be treated as Corporate Interest or principal amortization, such that, to the extent possible, the treatment of the obligations under the Facility Lease Documents as such obligations are treated on the date hereof is preserved.

For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $20,000,000.

“Environmental Capital Expenditures”: capital expenditures required by, or reasonably related to the Borrower’s or its Subsidiaries’ compliance with, Environmental Laws.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate”: all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Code.

“ERISA Event”: any of the following events: (i) the appointment of a trustee to administer or terminate any Plan, (ii) the termination of a Plan, (iii) the existence of any “accumulated funding deficiency” (as defined in Section 302 of ERISA) with respect to a Plan, (iv) the imposition of a Lien under the Code or ERISA on the assets of the Borrower on account of any Plan, (v) the occurrence of a reportable event described in Section 4043(c) of ERISA (other than those events as to which the 30-day notice period is waived) with respect to a Plan, or

(vi) the incurrence by the Borrower of any liability in connection with a withdrawal from, or the insolvency or reorganization of, a multiemployer pension plan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Asset Sale”: each of the following transactions:

(i)	the Disposition of obsolete, uneconomic or worn out property, or property which in the good faith judgment of the Borrower is no longer useful in its business, in each case, in the ordinary course of business;

(ii)	the Disposition of inventory in the ordinary course of business;

(iii)	Dispositions to the Borrower or any Subsidiary Guarantor;

(iv)	Dispositions of Cash Equivalents or other short-term investments;

(v)	the Disposition by the Borrower or any Subsidiary of power, capacity, fuel and other products or services, in each case in the ordinary course of business (it being understood that a Disposition of a quantity of power, capacity or fuel that is material to the Borrower or such Subsidiary, as the case may be, shall not alone cause such Disposition to be not in the ordinary course of business);

(vi)	sales by the Borrower or any Subsidiary of emission credits in the ordinary course of business (it being understood that a Disposition of a quantity of emissions credits that is material to the Borrower or such Subsidiary, as the case may be, shall not alone cause such Disposition to be not in the ordinary course of business);

(vii)	any Disposition of Assets or series of related Dispositions of Assets having a value not in excess of $10,000,000;

(viii)	Restricted Payments permitted by the Section 8.2;

(ix)	Disposition of Assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action;

(x)	Compromises and settlements of claims against third-parties and, in an amount not to exceed $10,000,000, Dispositions of Assets in connection with the settlement of claims and litigation;

(xi)	Dispositions made pursuant to the Plan of Reorganization; and

(xii)	Grants by the Borrower or any of its Subsidiaries of licenses, sublicenses, leases or subleases or easements to other Persons not materially interfering with the conduct by the Borrower or such Subsidiary of its business on or at the property that is the subject of such license, sublicense, lease or sublease or easement.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Facility Lease Documents”: the eleven Facility Lease Agreements, dated December 19, 2000, the related Participation Agreements and all other agreements entered into in connection therewith and related thereto, in each case as amended, modified, or supplemented from time to time.

“FCF Percentage”: 50%; provided that, with respect to each fiscal year of the Borrower, the FCF Percentage shall be reduced to 25% if the Leverage Ratio as of the last day of such fiscal year is not greater than 2.0 to 1.0.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMCB from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Finance Leases”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Free Cash Flow”: for any fiscal period of the Borrower, without duplication, (a) EBITDA for such period minus (b) Corporate Interest for such period minus (c) the aggregate amount of any cash payments made in respect of taxes during such period by the Borrower or any of its consolidated Subsidiaries net of cash tax refunds for such period minus (d) the aggregate amount of all scheduled principal payments of Debt, if any, of the Borrower and its consolidated Subsidiaries made during such period minus (e) Capital Expenditures made by the Borrower and its consolidated Subsidiaries for such period (other than Capital Expenditures made with (w) Net Cash Proceeds of Asset Sales, (x) Net Cash Proceeds of Recovery Events, (y) amounts reserved in a prior period for Capital Expenditures (to the extent deducted from Free Cash Flow in such period in accordance with clause (f) of this definition) and (z) the proceeds of the incurrence of Permitted Debt) minus (f) amounts reserved by the Borrower and its consolidated Subsidiaries during such period for Capital Expenditures to be made by the Borrower and its consolidated Subsidiaries in any subsequent period plus (g) amounts received by the Borrower or its consolidated Subsidiaries during such period with respect to equity contributions made by an Affiliate of the Borrower or Affiliate Subordinated Debt plus (h) amounts received by the Borrower or its consolidated Subsidiaries during such period pursuant to the MAI Series A Preferred Shares plus (i) the Net Cash Proceeds of Asset Sales and Recovery Events (to the extent not reflected in clauses (e) and (f) above or otherwise required to be applied to the prepayment of the Loans pursuant to Section 2.11); provided that, in the case of any consolidated Subsidiary of the Borrower whose contribution to EBITDA is reduced in accordance with the proviso to the first sentence of the definition of “EBITDA”, the amounts deducted from Free Cash Flow in accordance with clauses (c), (d), (e) and (f) above for such

Subsidiary shall, in each case, be reduced by an amount equal to the percentage of such deduction corresponding to the percentage of the EBITDA of such Subsidiary not taken into account in determining EBITDA for such period.

“Free Cash Flow Application Date”: as defined in Section 2.11(b).

“FSA” means (a) an arms-length, executed, valid and binding agreement (including, without limitation, a tolling agreement) that is then in full force and effect and not in default in any material respect and which is not terminable without cause between the Borrower or any Subsidiary and either:

(i)	a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary; or

(ii)	an Affiliate of the Borrower, so long as such Affiliate has executed a valid and binding agreement with a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary with substantially the same terms (other than any pricing spread) as the Affiliate’s agreement with the Borrower or such Subsidiary;

in each case, for the purchase of fuel (on a take or pay, take and pay, or take, if tendered basis) at prices established at a formula, index or other price risk management methodology not based on spot market prices by the Borrower or such Subsidiary to the third party or Affiliate; or

(b)	financial hedge agreements relating to fuel pricing that are:

(i)	fully supported by available fuel of the Borrower and its Subsidiaries; and

(ii)	with counterparties having, or whose obligations are unconditionally guaranteed by an entity having, long-term senior unsecured debt that is rated no less than Baa2 by Moody’s and BBB by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: those accounting principles, standards and practices generally accepted in the United States as in effect on the date hereof.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedging Arrangement”: any Swap Agreement in respect of interest rates or currency exchange rates entered into by any Loan Party and the Administrative Agent or any Person which at the time such Swap Agreement is entered into is a Lender or Affiliate thereof.

“Intercreditor Agreement”: any intercreditor agreement in the form of Exhibit I or Exhibit K hereto, as applicable, or otherwise on terms reasonably satisfactory to the Administrative Agent, entered into pursuant hereto in respect of (i) Permitted Pari Passu Debt or (ii) junior Liens permitted under Section 8.3(i)(x).

“Interest Coverage Ratio”: for any period, the ratio of (a) EBITDA for such period to (b) Corporate Interest for such period.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or such other period as the Borrower and all Lenders of the relevant Facility may agree), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or such other period as the Borrower and all Lenders of the relevant Facility may agree) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            the Borrower may not select an Interest Period under a particular Facility that would extend beyond, with respect to Revolving Loans, the Revolving Termination Date or, with respect to Term Loans, beyond the date final payment is due on the Term Loans, as the case may be; and

(iii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 8.6.

“Issuing Lenders”: collectively, the Revolving Issuing Lenders and the Synthetic Issuing Lender.

“JPMCB”: as defined in the preamble hereto.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: collectively, the Revolving Letters of Credit and the Synthetic Letters of Credit.

“Leverage Ratio”: as at the last day of any period, the ratio of (a) Net Debt on such day to (b) EBITDA for such period.

“Lien”: any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance or other arrangement in the nature of a security interest in property; provided, however, that the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, encroachments, minor title deficiencies, leases, subleases, licenses, sublicenses, or other restrictions on the use of property or other similar encumbrances.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each of its Subsidiaries that is a party to a Loan Document.

“MAG”: Mirant Americas Generation, LLC, a Delaware limited liability company.

“MAG Interest Distribution”: for any period, the aggregate amount of cash the Borrower paid or otherwise distributed to MAG during such period that MAG applied during such period to the payment of accrued interest on the MAG Senior Notes that was due and payable during such period.

“MAG Senior Notes”: the following series of notes issued by MAG: the $850,000,000 of Senior Notes due 2011, the $450,000,000 of Senior Notes due 2021, and the $400,000,000 of Senior Notes due 2031.

“MAI Series A Preferred Shares”: as defined in the Plan of Reorganization.

“MAI Series B Preferred Shares”: as defined in the Plan of Reorganization.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Majority Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Material Adverse Effect”: a material adverse change in, or material adverse effect on, (i) the financial condition, operations, business or Assets of the Borrower or its Subsidiaries, which would have a material adverse effect on the ability of the Borrower to pay amounts owed by it from time to time hereunder, or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents against the Borrower or any Subsidiary Guarantor which would have a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Lenders, taken as a whole.

“MET”: Mirant Energy Trading, LLC, a Delaware limited liability company.

“MIRMA”: Mirant Mid-Atlantic, LLC, a Delaware limited liability company.

“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Rating”: at any time, the rating issued by Moody’s and then in effect with respect to a Person’s senior unsecured long-term debt securities without third party credit enhancement.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B and designated as properties for which a Mortgage will be delivered and any real property with respect to which a Mortgage is granted pursuant to Section 6.7(b).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Debt”: at any time, the aggregate principal amount of Debt of the Borrower and its Subsidiaries at such time outstanding less (i) cash and deposits restricted pursuant to agreements with a Person other than an Affiliate of the Borrower, and (ii) broker, counterparty, and customer margin/collateral assets and deposits advanced to or held on behalf of such broker, counterparty or customer, as each of the foregoing items described in clauses (i) and (ii) appears on the consolidated balance sheet of the Borrower and its Subsidiaries, as either restricted deposits or deposits with brokers and in any event shall include the Synthetic L/C Deposit.

“New Mirant”: Mirant Corporation (formerly known as Newco 2005 Corporation), a Delaware corporation.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Hedging Arrangements or Specified Cash Management Programs, any affiliate of any Lender or any other Person which, at the time any such Hedging Arrangement was entered into, was a Lender or an affiliate thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedging Arrangement, any Specified Cash Management Program or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(c).

“Permitted Debt”: (i) the Loans and other obligations of any Loan Party under any Loan Document and Debt outstanding on the date hereof and listed on Schedule 1.1C (which may be secured to the extent currently secured on the date hereof); (ii) Permitted Pari Passu Debt; (iii) Subordinated Debt; (iv) Project Finance Debt and Debt secured by Liens permitted pursuant to clauses (f) and (g) of Section 8.3; (v) Debt incurred (x) to finance Environmental Capital Expenditures and other capital expenditures made to comply with Requirements of Law and (y) with respect to MIRMA and its Subsidiaries, to finance Required Improvements (as such term is used in the Facility Lease Documents), which Debt may be secured by the capital assets or Required Improvements and related assets financed by such Debt; and (vi) refinancings or renewals of the Debt permitted to be incurred pursuant to the terms hereof (which may be secured by the same assets as the refinanced or renewed Debt); provided, that any such refinancing or renewal of Debt is (x) either in an amount not in excess of the principal amount outstanding or committed under the Debt being refinanced or renewed immediately prior to such refinancing (plus any applicable fees or expenses and redemption or repurchase premiums or penalties) or renewal, or such excess amount can otherwise be incurred hereunder, and (y) provides for a final maturity date no earlier than the existing scheduled maturity date of the Debt being refinanced or renewed.

“Permitted Pari Passu Debt”: Debt of the Borrower or any Subsidiary Guarantor not to exceed $250,000,000 in the aggregate that is pari passu, including with respect to the Collateral, with the Obligations (as defined in the Guarantee and Collateral Agreement) pursuant to a security agreement in form and substance satisfactory to the Administrative Agent and an intercreditor agreement in the form of Exhibit K or otherwise on terms reasonably satisfactory to the Administrative Agent.

“Person”: an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state or limited liability company (in each case whether or not having separate legal personality).

“Plan”: any plan described in Section 3(2) of ERISA that is subject to Title IV of ERISA, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Plan of Reorganization”: the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated December 9, 2005, In re Mirant Corporation, et al., Debtors, as amended, modified or waived either (x) with the consent of the Administrative Agent, such consent not to be unreasonably withheld or (y) as would not reasonably be expected to have a Material Adverse Effect.

“Plan Secured Note”: as defined in the Plan of Reorganization.

“PPA”: (a) an arms-length, executed, valid and binding agreement (including, without limitation, a tolling agreement) that is then in full force and effect and not in default in any material respect and which is not terminable without cause between the Borrower or any Subsidiary and either:

(i)	a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary; or

(ii)	an Affiliate of the Borrower, so long as such Affiliate has executed a valid and binding agreement with a third party purchaser whose, or whose obligations are unconditionally guaranteed by an entity whose, long-term senior unsecured debt is rated no less than Baa3 by Moody’s and BBB- by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary with substantially the same terms (other than any pricing spread) as the Affiliate’s agreement with the Borrower or such Subsidiary;

in each case, for the sale of electric energy or capacity (in the case of both energy and capacity, on a take or pay, take and pay, or take, if tendered basis) at prices established at a formula, index or other price risk management methodology not based on spot market prices by the Borrower or such Subsidiary to the third party or Affiliate; or

(b)	financial hedge agreements relating to energy or capacity pricing that are:

(i)	fully supported by available energy or capacity of the Borrower and its Subsidiaries; and

(ii)	with counterparties having, or whose obligations are unconditionally guaranteed by an entity having, long-term senior unsecured debt that is rated no less than Baa2 by Moody’s and BBB by S&P on the date the relevant transaction is entered into by the Borrower or such Subsidiary.

“Pricing Grid”: the table set forth below.

Leverage Ratio	Applicable Margin for Revolving Loans that are Eurodollar Loans	Applicable Margin for Revolving Loans that are ABR Loans	Commitment Fee Rate
> 2.5 to 1.0	2.25%	1.25%	0.375%
< 2.5 to 1.0 and > 2.0 to 1.0	2.00%	1.00%	0.375%
< 2.0 to 1.0	1.75%	0.75	0.250%

For the purposes of the Pricing Grid, changes in the Applicable Margin for Revolving Loans resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.2 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.2, then, from the latest date on which such financial statements are required to be delivered until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.2.

“Project Finance Debt”: Debt (not exceeding the cost of the acquisition, construction or creation of the relevant Asset or project) of any Subsidiary incurred or existing in connection with the financing or refinancing of any Asset or project, the repayment of which Debt is to be made from the revenues arising out of, or other proceeds of realization from, the acquired or created Asset or project, with recourse to those revenues and proceeds and Assets forming the subject matter of such Asset or project (including, without limitation, insurance, contracts and Capital Stock or other rights of ownership in the entity(ies) which own the relevant

Assets or project) and other Assets ancillary thereto but without substantial recourse to any other Asset or otherwise to the Borrower or a Restricted Subsidiary; provided that substantial recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements.

“Projections”: as defined in Section 6.3(c).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 or Section 3.10 for amounts drawn under Letters of Credit.

“Reinvestment Commitment Notice” a written notice executed by a Responsible Officer on or prior to the date falling 365 days after an Asset Sale or Recovery Event, stating (x) that, in the case of an Asset Sale only, no Event of Default has occurred and is continuing and (y) that the Borrower (directly or through a Restricted Subsidiary) has committed to use all or a specified portion of the Net Cash Proceeds of (i) an Asset Sale within 180 days after the date of such notice or (ii) a Recovery Event within 24 months after the date of such notice to acquire or repair assets useful in its business.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating (i) in the case of an Asset Sale only, that no Event of Default has occurred and is continuing and (ii) that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer treasurer or controller of the Borrower.

“Restricted Payment”: as defined in Section 8.2.

“Restricted Subsidiaries”: all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Revolving Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Revolving L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Issuing Lender”: any of JPMCB, DBTCA and any other Revolving Lender from time to time designated by the Borrower as a Revolving Issuing Lender with the consent of such other Revolving Lender and the Administrative Agent, or any Affiliate thereof, in its capacity as issuer of any Revolving Letter of Credit; collectively, the “Revolving Issuing Lenders”.

“Revolving L/C Commitment”: $800,000,000.

“Revolving L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Revolving Letters of Credit and (b) the aggregate amount of drawings under Revolving Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“Revolving L/C Participants”: as to any Revolving Letter of Credit, the collective reference to all the Revolving Lenders other than the Revolving Issuing Lender of such Letter of Credit.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Letters of Credit”: as defined in Section 3.1(a).

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: the sixth anniversary of the Closing Date.

“S&P”: Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., or any successor thereto.

“S&P Rating”: at any time, the rating issued by S&P and then in effect with respect to a Person’s senior unsecured long-term debt securities without third party credit enhancement.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any Intercreditor Agreements, the Synthetic L/C Deposit Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Specified Cash Management Program”: any cash management arrangement between the Borrower and any Lender or any Affiliate thereof (to the extent designated by the Borrower).

“Specified Issuing Lender Commitment”: with respect to JPMCB, its commitment to act as Revolving Issuing Lender for up to $300,000,000 of the Revolving L/C Commitment; with respect to DBTCA, its commitment to act as Revolving Issuing Lender for up to $250,000,000 of the Revolving L/C Commitment; and with respect to any other Revolving Issuing Lender, its commitment to act as Revolving Issuing Lender for up to a percentage of the Revolving L/C Commitment agreed by the Borrower and such Revolving Issuing Lender.

“Step-In Rights”: Liens in favor of counterparties to any PPA (other than Affiliates of the Borrower) that create rights the exercise of which are limited to the taking of actions pursuant to any provisions of such PPA designed to enable the counterparty to assume operational control of the relevant facility or facilities (e.g., step-in rights) or otherwise necessary to continue performance of the Borrower’s or the applicable Subsidiary’s obligations under such PPA.

“Subordinated Debt”: unsecured Debt of the Borrower and/or any Subsidiary Guarantor that is subordinated and junior in right of payment to the Obligations (as defined in the Guarantee and Collateral Agreement) and is issued solely for cash proceeds where either (i) the subordination provisions of such Debt shall be at least as favorable to the Lenders as the subordination provisions set forth in Schedule 8.1 or (ii) the subordination provisions shall be in all respects reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the voting stock, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary of the Borrower other than (a) any Excluded Foreign Subsidiary, (b) MET and any Subsidiaries of MET, (c) MIRMA and any Subsidiaries of MIRMA and (d) New MAEM Holdco, LLC and any Subsidiaries of New MAEM Holdco, LLC, which the Borrower shall Dispose of within 60 days after the Closing Date in accordance with the Plan of Reorganization.

“Swap Agreement”: any agreement, including any Hedging Arrangement, with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Lender”: JPMCB, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Synthetic Issuing Lender”: JPMCB or any Affiliate thereof, in its capacity as issuer of any Synthetic Letter of Credit.

“Synthetic L/C Deposit”: at any time, the amounts then actually on deposit in the Synthetic L/C Deposit Account.

“Synthetic L/C Deposit Account”: the account established by the Borrower in the name of the Synthetic Issuing Lender pursuant to Section 3.8.

“Synthetic L/C Deposit Agreement”: as defined in Section 3.8(a).

“Synthetic L/C Termination Date”: the seventh anniversary of the Closing Date.

“Synthetic Letter of Credit Outstandings”: at any time, the sum of (i) the aggregate undrawn stated amount of all Synthetic Letters of Credit issued then outstanding at such time and plus (ii) the aggregate amount of drawings under Synthetic Letters of Credit that have not then been reimbursed pursuant to Section 3.10.

“Synthetic Letters of Credit”: as defined in Section 3.6.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Term Commitments is $700,000,000.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loans”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $800,000,000.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiaries”: (a) until such time as such entities emerge from the Chapter 11 Cases, Mirant New York, Inc., Mirant Lovett, LLC, Mirant Bowline, LLC, Mirant NY-Gen, LLC and Hudson Valley Gas Corporation and (b) any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that such Subsidiary (i) has no Assets other than Assets acquired after, or immaterial or unproductive Assets owned prior to, the date of this Agreement, (ii) has no Debt other than Debt that is non-recourse to the Borrower or the Restricted Subsidiaries, (iii) is not party to any agreement or contract with the Borrower or a Restricted Subsidiary unless the terms of such agreement are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained from an unaffiliated third-party, and (iv) is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition.

1.2.         Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)         The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1.        Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2.        Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the earlier of (i) the date the Administrative Agent determines that the primary syndication of Term Loans has been completed or (ii) the date that is 30 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term

Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3.        Repayment of Term Loans. The principal amount of the Term Loan of each Term Lender shall mature in 28 consecutive installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on March 31, 2006, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by (i) in the case of the first 27 such installments, $1,750,000 and (ii) in the case of the last such installment (which shall be due on the seventh anniversary of the Closing Date), the remaining aggregate principal amount of the Term Loans.

2.4.        Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the Revolving L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)        The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5.        Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) prior to 10:00 A.M., New York City time on the requested Borrowing Date, in the case of ABR Loans (including for purposes of financing payments required by Section 3.5), specifying (A) the amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b)         In the event that the Borrower fails to reimburse any Revolving Issuing Lender in accordance with Section 3.5 for the amount of any draft paid by such Revolving Issuing Lender under any Revolving Letter of Credit issued by it, and for all other amounts due in connection therewith pursuant to Section 3.5 (the “Reimbursement Payment”), then on the date that the Reimbursement Payment is due, the Borrower shall be deemed to have made a request for a borrowing of ABR Loans in an amount equal to the Reimbursement Payment, which deemed request shall not be subject to any condition precedent set forth in Section 5.2 and shall be irrevocable. Each Revolving Lender acknowledges and agrees that its obligation to make its pro rata share of any such borrowing available to the Administrative Agent is absolute and unconditional and shall not be affected by any event, happening or circumstance whatsoever, including the failure of any condition precedent set forth in Section 5 to be satisfied at the time of such deemed request.

2.6.        Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b)         The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7.        Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii)

the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)         The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)         If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 9(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)         Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)         Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8.        Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)         The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9.        Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10.      Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A,M., New York City time, one Business Day prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the same Business Day, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to

Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11.      Mandatory Prepayments and Commitment Reductions. (a) (i) If within ten (10) Business Days of any date the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds (x) in excess of $50,000,000 from any Asset Sale or (y) in excess of $20,000,000 from any Recovery Event, then, if the Borrower shall not have delivered a Reinvestment Notice in respect thereof on or prior to such date, the Borrower shall apply such Net Cash Proceeds on such date to the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c). If the Borrower shall have delivered a Reinvestment Notice in respect thereof, then on the tenth (10th ) Business Day after the date of receipt of such Net Cash Proceeds, the Borrower shall apply the portion thereof, if any, that neither the Borrower nor any Restricted Subsidiary intends to use to acquire or repair assets useful in its business to such prepayment and reduction.

(ii)         If on or prior to the date falling 365 days after a Reinvestment Event, the Borrower shall not have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i) above, the Borrower shall apply such Net Cash Proceeds on such date (to the extent not previously so applied or expended) to the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c). If on or prior to the date falling 365 days after a Reinvestment Event, the Borrower shall have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i) above, then (x) on the date of such notice, the Borrower shall apply (to the extent not previously so applied or expended) the portion, if any, of such Net Cash Proceeds that the Borrower or any Restricted Subsidiary has not committed in such notice to use to acquire or to repair assets useful in its business to such prepayment and reduction and (y) on the date falling 180 days after such notice in the case of Net Cash Proceeds from an Asset Sale described in clause (i) above and 24 months after such notice in the case of Net Cash Proceeds from a Recovery Event described in clause (i) above, the Borrower shall apply any Net Cash Proceeds not applied to the acquisition or repair of assets useful in its business to such prepayment and reduction as set forth in Section 2.11(c) (to the extent not previously so applied).

(b)         If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2006, there shall be Free Cash Flow, the Borrower shall, on the relevant Free Cash Flow Application Date, prepay the Term Loans as set forth in Section 2.11(c) by an amount equal to (x) the FCF Percentage times (y) such Free Cash Flow minus the MAG Interest Distribution for such fiscal year. Each such prepayment shall be made on a date (a “Free Cash Flow Application Date”) no later than ten (10) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.2(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(c)         Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.11 shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, second, in the case of amounts applied pursuant to clause (a) above, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because Revolving L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Revolving Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders pursuant to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(d)         If the Borrower is required by this Section 2.11 to prepay any Eurodollar Loans and such prepayment will result in the Borrower being required to pay breakage costs under Section 2.20 (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by written notice to the Administrative Agent so long as no Default or Event of Default shall have occurred and be continuing, to deposit with the Administrative Agent, on or prior to the date of prepayment of such Affected Loans, 100% (or such lesser percentage elected by the Borrower) of the principal amounts that otherwise would have been paid in respect of the Affected Loans and defer the date of prepayment of such Affected Loans to the extent such Loans are cash collateralized as provided in this Section 2.11(d). Such amounts will be held as security for the obligations of the Borrower hereunder pursuant to an account control agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of Affected Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of the relevant Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that, notwithstanding anything in this Agreement to the contrary, the Borrower acknowledges and agrees that in calculating the Available Revolving Commitments, such Eurodollar Loans that have not been prepaid in accordance with this Section 2.11(d) shall be treated as Revolving Extensions of Credit until such unpaid Eurodollar Loans are actually prepaid; and provided further that such unpaid Eurodollar Loans shall continue to bear interest in accordance with Section 2.14 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

2.12.      Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of

Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)         Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13.      Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14.      Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)         Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)         (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated

maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)         Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15.      Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)         Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16.      Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)         the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)         the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17.      Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)         Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof, provided that, in the case of any optional prepayment of Term Loans pursuant to Section 2.10, the amount of principal prepayment shall be applied as directed by the Borrower in its notice issued pursuant to such Section. Amounts prepaid or repaid on account of the Term Loans may not be reborrowed.

(c)         Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)         All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)         Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the

Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f)         Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18.      Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)          shall change the basis of taxation of payments to such Lender in respect of this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it (except for changes in the rate of tax on, or determined by reference to, the overall net income or gross income of such Lender); or

(ii)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate.

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)         If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)         A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than four months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such four-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19.      Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any tax imposed on or measured by the net income or net profits or capital (or any franchise or similar tax imposed in lieu thereof) of the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender or the principal office or applicable lending office of such Lender or any subdivision thereof or therein and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-

Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, and the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)         In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)         Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, within thirty (30) days thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of a tax receipt received by the Borrower showing payment thereof or such other document reasonably satisfactory to the Administrative Agent showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the Administrative Agent and the Lenders upon their written request for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)         Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN (with respect to a complete exemption under an income tax treaty) or Form W-8ECI, or any successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly signed and executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver as a result of a change in applicable law after the date such Lender becomes a party to this Agreement (or, in the case of any Participant, after the date such Participant purchases the related participation).

(e)         A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)         If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the written request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)        The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20.     Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual and documented loss or expense determined in accordance with this Section 2.20 that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest

Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any loss or expense resulting from any event set forth in clauses (a), (b) or (c) of the first sentence of this Section if such event occurred more than sixty (60) days prior to any demand for indemnification by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21.     Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22.     Replacement of Lenders. The Borrower shall be permitted to replace any Lender in accordance with Section 11.6 that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement in accordance with Section 11.6, (iii) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the Administrative Agent and each Issuing Lender shall have consented to the replacement financial institution (such consent not to be unreasonably withheld), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. LETTERS OF CREDIT

3.1.        Revolving L/C Commitment. (a) Subject to the terms and conditions hereof, each Revolving Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Revolving Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving

Commitment Period in such form as may be approved from time to time by such Revolving Issuing Lender (such approval not to be unreasonably withheld); provided that no Revolving Issuing Lender shall have any obligation to issue any Revolving Letter of Credit if, after giving effect to such issuance, (i) the Revolving L/C Obligations would exceed the Revolving L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the Revolving L/C Obligations with respect to all Revolving Letters of Credit issued by such Revolving Issuing Lender would exceed such Revolving Issuing Lender’s Specified Issuing Lender Commitment. Each Revolving Letter of Credit shall (i) be denominated in Dollars and payable on an “at sight” basis and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Revolving Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)         No Revolving Issuing Lender shall at any time be obligated to issue any Revolving Letter of Credit if such issuance would conflict with, or cause such Revolving Issuing Lender or any Revolving L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2.        Procedure for Issuance of Revolving Letters of Credit. The Borrower may from time to time request that the relevant Revolving Issuing Lender issue a Revolving Letter of Credit by delivering to such Revolving Issuing Lender at its address for notices specified herein an Application therefor. Upon receipt of a duly completed and executed Application and any certificates, documents and other papers and information (referred to herein or in the Application) delivered to the Revolving Issuing Lender in connection therewith, the relevant Revolving Issuing Lender shall process such Application in accordance with its customary procedures and promptly issue the Revolving Letter of Credit requested thereby (but in no event shall any Revolving Issuing Lender be required to issue any Revolving Letter of Credit earlier than three (3) Business Days (or such shorter period as such Revolving Issuing Lender may agree) after its receipt of the duly completed and executed Application therefor and all such other certificates, documents and other papers and information referred to herein and therein and relating thereto) by issuing the original of such Revolving Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Revolving Issuing Lender and the Borrower. Such Revolving Issuing Lender shall furnish a copy of such Revolving Letter of Credit to the Borrower promptly following the issuance thereof. Each Revolving Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Revolving Letter of Credit (including the amount thereof).

3.3.        Revolving L/C Fees and Other Charges. (a) The Borrower will pay a fee on all the average daily aggregate maximum amount available to be drawn under all outstanding Revolving Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, less any fees paid pursuant to the second sentence of this paragraph, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Revolving Issuing Lender for its own account a fronting fee of 0.125% per annum on the stated amount of each Revolving Letter of Credit issued by such Revolving Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)         In addition to the foregoing fees, the Borrower shall pay or reimburse each Revolving Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Revolving Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Revolving Letter of Credit.

3.4.        Revolving L/C Participations. (a) Each Revolving Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving L/C Participant, and, to induce such Revolving Issuing Lender to issue Revolving Letters of Credit, each Revolving L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Revolving Issuing Lender, on the terms and conditions set forth below, for such Revolving L/C Participant’s own account and risk an undivided interest equal to such Revolving L/C Participant’s Revolving Percentage in such Revolving Issuing Lender’s obligations and rights under and in respect of each Revolving Letter of Credit issued by such Revolving Issuing Lender and the amount of each draft paid by such Revolving Issuing Lender thereunder. Each Revolving L/C Participant agrees with each Revolving Issuing Lender that, if a draft is paid under any Revolving Letter of Credit issued by such Revolving Issuing Lender for which such Revolving Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Revolving L/C Participant shall pay to such Revolving Issuing Lender upon demand at such Revolving Issuing Lender’s address for notices specified herein an amount equal to such Revolving L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Revolving L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving L/C Participant may have against any Revolving Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)         If any amount required to be paid by any Revolving L/C Participant to any Revolving Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Revolving Issuing Lender under any Revolving Letter of Credit is paid to such Revolving Issuing Lender within three Business Days after the date such payment is due, such Revolving L/C Participant shall pay to such Revolving Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Revolving Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Revolving L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Revolving Issuing Lender by such Revolving L/C Participant within three Business Days after the date such payment is due, such Revolving Issuing Lender shall be entitled to recover from such Revolving

L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Revolving Issuing Lender submitted to any Revolving L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)         Whenever, at any time after any Revolving Issuing Lender has made payment under any Revolving Letter of Credit and has received from any Revolving L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Revolving Issuing Lender receives any payment related to such Revolving Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Revolving Issuing Lender), or any payment of interest on account thereof, such Revolving Issuing Lender will distribute to such Revolving L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Revolving Issuing Lender shall be required to be returned by such Revolving Issuing Lender, such Revolving L/C Participant shall return to such Revolving Issuing Lender the portion thereof previously distributed by such Revolving Issuing Lender to it.

3.5.        Revolver L/C Reimbursement Obligation of the Borrower. If any draft is paid under any Revolving Letter of Credit, the Borrower shall reimburse the relevant Revolving Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Revolving Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the relevant Revolving Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c). If the Borrower fails to reimburse any Revolving Issuing Lender in accordance with this Section 3.5, the Borrower shall be deemed to have made a request for a borrowing of ABR Loans pursuant to Section 2.5(b) as provided in such Section.

3.6.        Synthetic L/C Letters of Credit. (a) Subject to the terms and conditions hereof, the Synthetic Issuing Lender, in reliance on the agreement of the Borrower set forth in Section 3.8(b), agrees to issue letters of credit (the “Synthetic Letters of Credit”) for the account of the Borrower on any Business Day prior to the date set forth in clause (y) of the next succeeding sentence in such form as may be approved from time to time by the Synthetic Issuing Lender (such approval not to be unreasonably withheld); provided, that the Synthetic Issuing Lender shall have no obligation to issue any Synthetic Letter of Credit if, after giving effect to such issuance, the aggregate principal amount of Synthetic L/C Letter of Credit Outstandings would exceed the Synthetic L/C Deposit Amount. Each Synthetic Letter of Credit shall (i) be denominated in Dollars and payable on an “at sight” basis and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Synthetic L/C Termination Date, provided that any Synthetic Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)         The Synthetic Issuing Lender shall not at any time be obligated to issue any Synthetic Letter of Credit hereunder if (i) such issuance would conflict with, or cause the Synthetic Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law or (iii) the Synthetic L/C Termination Date shall have occurred.

3.7.        Procedure for Issuance of Synthetic Letters of Credit. The Borrower may from time to time request that the Synthetic Issuing Lender issue a Synthetic Letter of Credit by delivering to the Synthetic Issuing Lender at its address for notices specified herein an Application therefor. Upon receipt of a duly completed and executed Application and any certificates, documents and other papers and information (referred to herein or in the Application) delivered to the Synthetic Issuing Lender in connection therewith, the Synthetic Issuing Lender shall process such Application in accordance with its customary procedures and promptly issue the Synthetic Letter of Credit requested thereby (but in no event shall the Synthetic Issuing Lender be required to issue any Synthetic Letter of Credit earlier than three (3) Business Days (or such shorter period as the Synthetic Issuing Lender may agree) after its receipt of the duly completed and executed Application therefor and all such other certificates, documents and other papers and information referred to herein and therein and relating thereto) by issuing the original of such Synthetic Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Synthetic Issuing Lender and the Borrower. The Synthetic Issuing Lender shall furnish a copy of such Synthetic Letter of Credit to the Borrower promptly following the issuance thereof. The Synthetic Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Synthetic Letter of Credit (including the amount thereof).

3.8.        Synthetic L/C Deposit Account. (a) Establishment of Synthetic L/C Deposit Account. On or prior to the Closing Date, the Borrower shall establish and maintain the Synthetic L/C Deposit Account at the Synthetic Issuing Lender in the name of the Synthetic Issuing Lender for the benefit of the Synthetic Issuing Lender and the other Secured Parties (as defined in the Guarantee and Collateral Agreement) and shall enter into a synthetic letter of credit deposit and account control agreement (the “Synthetic L/C Deposit Agreement”) with the Synthetic Issuing Lender in form and substance satisfactory to it. Amounts on deposit in the Synthetic L/C Deposit Account shall be invested, or caused to be invested, by the Synthetic Issuing Lender as set forth in Section 3.8(d), and no Person (other than the Synthetic Issuing Lender or any of its respective sub-agents) shall have the right to make any withdrawals from the Synthetic L/C Deposit Account or exercise any other right or power with respect thereto, except as expressly provided in Section 3.8(c). Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the amount on deposit at any time in the Synthetic L/C Deposit Account shall constitute “Collateral” under the Loan Documents and shall be available, subject to the terms of the Loan Documents, to satisfy any Obligation of any Loan Party under the Loan Documents to the extent that such amount exceeds the Synthetic Letter of Credit Outstandings.

(b)         Deposits in Synthetic L/C Deposit Account.

(1)         On the Closing Date, the Borrower shall deposit $200,000,000 of proceeds of Term Loans made on the Closing Date in the Synthetic L/C Deposit Account.

(2)         At any time after the Closing Date, the Borrower shall be permitted to deposit additional amounts in the Synthetic L/C Deposit Account to the extent amounts have been withdrawn from the Synthetic L/C Deposit Account pursuant to Section 3.8(c) (1) or (3) below, provided that after giving effect to any such deposit, the aggregate amount on deposit shall not exceed $200,000,000.

(c)         Withdrawals from and Closing of Synthetic L/C Deposit Account. Amounts on deposit in the Synthetic L/C Deposit Account shall be withdrawn and distributed as follows:

(1)         on any date on which the Borrower fails to reimburse the Synthetic Issuing Lender for any payment made by the Synthetic Issuing Lender with respect to any Synthetic Letter of Credit, the Synthetic Issuing Lender shall withdraw from the Synthetic L/C Deposit Account an amount equal to the amount of such unreimbursed payment, in accordance with Section 3.10;

(2)         following the occurrence of an Event of Default, the Synthetic Issuing Lender shall permit the Administrative Agent to withdraw from the Synthetic L/C Deposit Account an amount equal to the amount by which the Synthetic L/C Deposit exceeds the Synthetic Letter of Credit Outstandings, pursuant to and to be applied in accordance with the Security Documents;

(3)         at any time prior to the Synthetic L/C Termination Date, upon three (3) Business Days’ prior written notice to the Synthetic Issuing Bank and so long as no Default or Event of Default has occurred and is continuing, the Borrower may withdraw a portion of the Synthetic L/C Deposit (including any accrued income on the Synthetic L/C Deposit) that is in excess of the Synthetic L/C Letter of Credit Outstandings; and

(4)         upon (A) the reduction or termination of the Synthetic L/C Deposit Amount to $0 and (B) the expiration or cancellation of all outstanding Synthetic Letters of Credit to the satisfaction of the Synthetic Issuing Lender, the Synthetic Issuing Lender shall permit the Borrower to withdraw all remaining amounts from the Synthetic L/C Deposit Account and shall close the Synthetic L/C Deposit Account.

The commitment of the Synthetic Issuing Lender shall never exceed the Synthetic L/C Deposit, after giving effect to outstanding Synthetic Letters of Credit, withdrawals and deposits.

(d)         Investment of Synthetic L/C Amount. The Synthetic Issuing Lender shall invest, or cause to be invested, the amount on deposit in the Synthetic L/C Deposit Account in certain Cash Equivalents reasonably approved by the Borrower and the Synthetic Issuing Lender. Any return on the Synthetic L/C Deposit shall accrue for the benefit of the Borrower. The Borrower acknowledges and agrees that the return earned on the Synthetic L/C Deposit shall not in any way affect the Borrower’s obligations with respect to the Term Loans.

3.9.        Synthetic L/C Deposit Fees and Other Charges. (a) The Borrower shall pay to the Synthetic Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Synthetic Letter of Credit issued by the Synthetic Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)         In addition to the foregoing fee, the Borrower shall pay or reimburse the Synthetic Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Synthetic Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Synthetic Letter of Credit.

3.10.      Synthetic L/C Reimbursement Obligations. If any draft is paid under the Synthetic Letter of Credit, the Borrower shall reimburse the Synthetic Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Synthetic Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on the second Business Day following the Business Day on which the Borrower receives notice of such draft. Each such payment shall be made to the Synthetic Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant draw notice, Section 2.14(b) and (y) thereafter, Section 2.14(c). If the Borrower fails to reimburse the Synthetic Issuing Lender at the time and place and in the manner described above in this Section 3.10, the Synthetic Issuing Lender shall withdraw from the Synthetic L/C Deposit Account an amount equal to the amount of such unreimbursed payment. Drawings under a Synthetic Letters of Credit shall be deemed to be reimbursed to the extent funds on deposit in the Synthetic L/C Deposit Account are withdrawn and applied thereto in accordance with Sections 3.8(c)(1).

3.11.      Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Sections 3.5 and 3.10 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.12.      Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender that issued such Letter of Credit shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.13.      Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the relevant provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1.        Organization; Power and Authority. The Borrower and each Group Member (a) is duly organized, validly existing and in good standing under the laws of the state of its organization and (b) has all requisite corporate or limited liability company power and authority to own its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where the failure to have such power and authority and so to qualify would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has the corporate or limited liability company power to execute, deliver and perform its obligations under each Loan Document to which it is a party, and each Loan Party has the corporate or limited liability company power to take all action necessary to consummate the transactions contemplated by the Loan Documents to which it is a party.

4.2.        Due Authorization. Each Loan Party has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.

4.3.        Governmental Approval. Except for (i) the Confirmation Order, (ii) the filings referred to in Section 4.15, (iii) such consents, authorizations, filings and notices which have been duly obtained or made and are in full force and effect or (iv) as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance by any Loan Party of, or the validity or enforceability of, this Agreement or any of the Loan Documents (to which it is a party) or the conduct by any Loan Party of its business (as conducted on the date this representation is made or deemed made). The Borrower has delivered to the Administrative Agent a complete and correct copy of the Plan of Reorganization, the Confirmation Order and

Plan Secured Notes, if any, including any amendments, supplements or modifications with respect to any of the foregoing.

4.4.        Binding and Enforceable. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.        No Violation. The execution, delivery and performance by any Loan Party of this Agreement and the other Loan Documents to which it is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (i) its organizational documents or (ii) in any manner which has had or would reasonably be expected to have a Material Adverse Effect, any Requirement of Law or any Contractual Obligation of such Loan Party.

4.6.        No Default. No Default or Event of Default has occurred and is continuing, other than any Default or Event of Default which has been waived pursuant to Section 11.1. As of the Closing Date, no Group Member is in default (and, for purposes of making this representation on any date after the Closing Date, has not been in default for more than 45 days) in any material respect under or with respect to any of its material Contractual Obligations (other than in respect of Debt) that, in the aggregate with other such defaults, would reasonably be expected to have a Material Adverse Effect.

4.7.        Litigation. No litigation, investigation, arbitration, or administrative proceeding is currently pending or, to the Borrower’s knowledge, threatened against it or any Restricted Subsidiary or against any of their respective properties or revenues (i) to restrain the entry by any Loan Party into, the enforcement of or exercise of any rights by the Lenders or the Administrative Agent under, or the performance or compliance by any Loan Party with any obligations under, the Loan Documents to which it is a party or (ii) which has had or would reasonably be expected to have a Material Adverse Effect.

4.8.        Financial Condition. The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2004 and the related pro forma consolidated statement of income for the fiscal year then ended (including the notes thereto), copies of which have heretofore been delivered to the Lenders, present fairly the pro forma consolidated financial condition of the Borrower and its consolidated Subsidiaries as at said date and the pro forma consolidated results of its operations for said fiscal year in accordance with GAAP, excluding (i) the effects of “fresh start” accounting under SOP 90-7 and (ii) the issuance of securities and the incurrence of Debt pursuant to the Plan of Reorganization. As of the Closing Date and except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries will have any material debt or Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases including any interest rate or foreign currency swap or exchange transaction, that are not reflected in the foregoing financial statements referred to in this Section 4.8, reflected in the disclosure statement for the Plan of Reorganization or otherwise expressly disclosed to the Administrative Agent prior to the Closing Date.

4.9.        Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the financial condition, operations, business or Assets of the Borrower or its Subsidiaries, which would have a material adverse effect on the ability of the Borrower to pay when due amounts owed by it from time to time under this Agreement.

4.10.      Investment Company Act; Public Utility Holding Company Act. No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Prior to the effectiveness of the repeal of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), no Loan Party is a “holding company” or a “subsidiary company” of a “holding company” as defined in PUHCA subject to any regulation under PUHCA restricting its ability to incur Debt or execute or perform its obligations under the Loan Documents to which it is a party. No Loan Party is subject to any regulation under the Federal Power Act restricting its ability to incur Debt or execute or perform its obligations under the Loan Documents to which it is a party.

4.11.      Environmental Matters. There has been no matter with respect to environmental compliance which has had or would reasonably be expected to have a Material Adverse Effect.

4.12.      Accuracy of Information, etc. No statement or information contained in the Confidential Information Memorandum (other than projections and pro forma financial information) as of the date of the Confidential Information Memorandum or as of the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements are made. The projections and pro forma financial information contained in the Confidential Information Memorandum were prepared in good faith based upon estimates and assumptions believed by management of the Borrower to be reasonable at the time made, which are believed by management to remain reasonable as of the Closing Date, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.13.      Employee Benefit Plans. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not result in a Material Adverse Effect. No ERISA Event has occurred that, when taken together with all other such ERISA Events, would result in a Material Adverse Effect.

4.14.      Tax Returns and Payments. Each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed with the appropriate taxing authorities, all Federal, state and other tax returns, statements, forms and reports for taxes (the “Returns”) that are required to be filed by or with respect to the income, property or operations of the Borrower and/or any of its Restricted Subsidiaries and has paid or caused to be paid, all taxes shown to be due and payable on said Returns (other than any the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books and records of the relevant entities), except where failure to take any such action is excused by the filing of the Chapter 11 Cases or would not reasonably be expected to have a Material Adverse Effect.

4.15.      Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.15(a) in appropriate form are filed in the offices specified on Schedule 4.15(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

(b)         Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.15(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior in right to any other Person other than Liens permitted by Section 8.3 and those Persons claiming through exceptions shown on title. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries.

4.16.      Ownership of Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary has good and marketable title to, or a subsisting leasehold interest in or right to use, all material items of real and personal property necessary for its operations free and clear of all Liens, except as permitted by Section 8.3.

4.17.      Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes against or other work stoppages by employees of any Group Member pending.

4.18.      Subsidiaries. Schedule 4.18 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. The shares of Capital Stock or other ownership interests so indicated on Schedule 4.18 are fully paid and non-assessable and are owned by such Loan Party, directly or indirectly, free and clear of all Liens (other than as permitted by Section 8.3).

SECTION 5. CONDITIONS PRECEDENT

5.1.        Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)         Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein) that is a Subsidiary of the Borrower, if any, that is not a Loan Party.

In the event that any one or more Persons listed on Schedule 1.1A have not executed and delivered an Addendum on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender’s consent and its execution and delivery of an Addendum). Schedule 1.1A shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

(b)         Closing Certificate; Certified Certificate of Formation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party or the certificate of formation and limited liability company agreement of each Loan party that is a limited liability company, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (where available).

(c)         Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)          the legal opinion of White & Case LLP counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and

(ii)         the legal opinion of local counsel in each of California, Texas, Michigan and Massachusetts and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(d)         Representations and Warranties. Each of the representation and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date and the application of proceeds therefrom.

(e)         Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable and documented expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) day prior to the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f)         Plan of Reorganization. (i) All conditions precedent to the confirmation of the Plan of Reorganization and the Effective Date (as defined and described in the Plan of Reorganization) in respect thereof shall have been met or waived (and the waiver thereof, if material and adverse to the Lenders, shall have been consented to by the Administrative Agent), (ii) each of the Effective Date and the substantial consummation of the Plan of Reorganization shall have occurred and the Plan of Reorganization, as confirmed by the Confirmation Order, shall be in full force and effect and (iii) the Arrangers shall have received a certificate, dated the Closing Date and signed by a financial officer of the Borrower, confirming compliance with this condition. The Arrangers shall have received a certified copy of the Confirmation Order and, except as would not reasonably be expected to have a Material Adverse Effect, such Confirmation Order shall not have been reversed, modified, stayed or amended or be the subject of a pending appeal and at least ten (10) days shall have passed since the entry of the Confirmation Order.

(g)         Financial Statements. The Lenders shall have received (i) audited financial statements of MAG for the 2002, 2003 and 2004 fiscal years, (ii) unaudited interim consolidated financial statements of MAG for each quarterly period ended after the latest fiscal year referred to in clause (i) above if such period ends on a date falling 60 days or more prior to the Closing Date or is otherwise available and such unaudited consolidated financial statements for the same period of the prior fiscal year and (iii) as soon as available to management, monthly financial data generated by MAG’s internal accounting systems for use by senior and financial management for each month ended after the latest fiscal quarter referred to in clause (ii) above

(h)         Pro Forma Balance Sheet. The Lenders shall have received a pro forma condensed combined balance sheet of the Borrower and its Subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to Section 5.1(g) and a pro forma condensed combined statement of operations for the year ended December 31, 2004, in each case adjusted to give effect to the consummation of the Plan of

Reorganization and the financings contemplated hereby as if such transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of the year ended December 31, 2004.

(i)         Environmental Assessment. ENVIRON shall have delivered an original copy of its environmental report, dated September 2005 to the Administrative Agent, and such report shall be reasonably satisfactory to the Administrative Agent.

(j)         Restructuring of Debt. The Administrative Agent shall have received evidence satisfactory to it that substantially all of the existing Debt of the Borrower and its Subsidiaries (other than Permitted Debt) shall have been repaid or restructured as expressly contemplated in the Plan of Reorganization or otherwise on terms satisfactory to the Administrative Agent.

(k)         Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(l)         Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(m)         Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(n)         Mortgages, etc. The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto. The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies), and each such policy shall (i) be in an amount satisfactory to the Administrative Agent, (ii) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all Liens, defects and encumbrances, except for Liens permitted by Section 8.3 or exceptions shown on title, (iii) be in the form reasonably acceptable to the Administrative Agent, (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder and (v) contain such endorsements and affirmative coverage as reasonably required by the Administrative Agent.

(o)         MIRMA. The Lenders shall have received (i) certification from the Borrower that MIRMA is not prohibited from making distributions or dividends as of the Closing Date and, based upon financial projections of MIRMA and its Subsidiaries prepared in good faith and based upon estimates and assumptions that the Borrower believes to be reasonable at the time delivered, MIRMA is not projected to be prohibited from making distributions and dividends during the term of the Loans (unless such prohibition arises solely from the requirement under the Facility Lease Documents with respect to MIRMA and its Subsidiaries that MIRMA and its Subsidiaries deliver financial statements for the most recently completed fiscal year or fiscal quarter, as the case may be, and the date of determination is less than 90 or 60 days, as the case may be, from the end of such fiscal year or fiscal quarter) and (ii) reasonably detailed computations that demonstrate to the reasonable satisfaction of the Arrangers compliance with any restrictions on restricted payments applicable to MIRMA.

5.2.        Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)         Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than those set forth in Sections 4.7, 4.9 and 4.12 of this Agreement) shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)         No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date and the application of proceeds therefrom.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder:

6.1.        Compliance with Law; Maintenance of Existence. (a) Each Loan Party and its Subsidiaries shall comply with all Requirements of Law (including Environmental Laws) applicable to such Loan Party and such Subsidiaries in the conduct of their respective businesses except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and (b) each Loan Party shall preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted by Section 8.4.

6.2.        Financial Statements. The Borrower shall furnish to the Administrative Agent with copies for each Lender:

(a)         within the earlier of (x) ninety (90) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2005) and (y) five (5) Business Days of the date on which such financial statements are filed with the SEC (the Borrower shall be deemed to have delivered such financial statements if the Borrower provides written notice (which may be in electronic form) of the making or filing of any financial statements required in this clause (a) and the same are continuously available on “EDGAR,” the Electronic Data Gathering Analysis and Retrieval system of the SEC), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, certified by KPMG or other independent certified public accountants of nationally recognized standing; and

(b)         within the earlier of (x) sixty (60) days after the end of each fiscal quarter (other than the last fiscal quarter) of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2006) and (y) five (5) Business Days of the date on which such financial statements are filed with the SEC (the Borrower shall be deemed to have delivered such financial statements if the Borrower provides written notice (which may be in electronic form) of the making or filing of any financial statements required in this clause (b) and the same are continuously available on “EDGAR,” the Electronic Data Gathering Analysis and Retrieval system of the SEC), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter, certified by a Responsible Officer as being prepared in accordance with GAAP (subject to normal year-end audit adjustments).

All such financial statements shall present fairly the financial condition of the Borrower and its consolidated Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP.

6.3.        Certificates; Other Information. The Borrower shall furnish to the Administrative Agent with copies for each Lender (or, in the case of clause (c), to such Lender or, in the case of clause (d) and (e), to the Administrative Agent):

(a)         concurrently with the delivery of any financial statements pursuant to Section 6.2, in the case of quarterly or annual financial statements, (i) a certificate of a Responsible Officer stating that each Loan Party during such period has complied with the terms of this Agreement and the other Loan Documents to which it is a party, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and if such certificate specifies any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto) and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)         as soon as available, and in any event no later than sixty (60) days (or, in the case of the initial Projections delivered after the fiscal year ended December 31, 2005,

ninety (90) days) after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year prepared on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are prepared in good faith based on estimates, information and assumptions that such Responsible Officer believes to be reasonable at the time they are prepared;

(c)         promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT Act”);

(d)         as soon as reasonably practicable, such additional financial and other information relating to the then existing financial condition of the Borrower and its Restricted Subsidiaries as the Administrative Agent may from time to time reasonably request, subject to an agreed upon confidentiality provision or except where the disclosure of such information is prohibited by law or by regulatory requirement; and,

(e)         copies of compliance certificates in the form of Exhibit GG to the Participation Agreements constituting Facility Lease Documents required to be delivered thereunder, together with all information delivered pursuant to Exhibit Three to Exhibit F to the Plan of Reorganization that supports the calculations set forth in such compliance certificates, at the times such compliance certificates and information are required to be delivered under the Facility Lease Documents.

6.4.        Notices. Within five (5) Business Days of a Responsible Officer obtaining knowledge thereof, the Borrower shall give notice to the Administrative Agent and each Lender of:

(a)         the occurrence of any Default or Event of Default;

(b)         the occurrence of any ERISA Event that, alone or together with any other ERISA Event, would result in a Material Adverse Effect;

(c)         any change in the Borrower’s S&P Rating or Moody’s Rating; and

(d)         any litigation, investigation or proceeding affecting any Loan Party that may exist at any time that would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.4 (other than clause (c)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member or other Subsidiary of the Borrower proposes to take with respect thereto.

6.5.        Inspection. The Borrower shall permit the Administrative Agent or any other Lender or any agents or representatives thereof (at the expense of the Administrative Agent and/or such Lender unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from records and books of, and visit the properties of, the Borrower to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and with its independent certified public accountants (in the presence of the Borrower) from time to time during normal business hours upon reasonable notice. The Administrative Agent agrees to coordinate and consolidate visits pursuant to this Section 6.5 by Lenders and their agents and representatives (including the examination of books and records and the making of copies and abstracts of books and records) at mutually convenient times and in such a manner so as to cause minimum disruption to the operations of the Borrower and to minimize costs associated with such visits.

6.6.        Maintenance of Property; Insurance. The Borrower shall, and shall cause each Restricted Subsidiary to (a) keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except (x) if in the good faith business judgment of the Borrower it is in its economic interest not to preserve and maintain such property or (y) the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business to the extent available on commercially reasonable terms.

6.7.        Subsequent Acquired Property; New Subsidiaries. (a) The Borrower shall with respect to any material property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(c), (f) and (g), and in which and to the extent that the Administrative Agent is prohibited from taking a security interest by the terms of the agreement imposing such Lien and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent; provided that the Borrower and its Subsidiaries shall not be required (A) to perfect the security interests in deposits and investment accounts by entering into separate lockbox or account control agreements; (B) to perfect any security interest in motor vehicles or (C) to perfect any security interests in any Collateral (other than Capital Stock of Subsidiaries) by possession except as otherwise agreed or required pursuant to the Loan Documents.

(b)         The Borrower shall with respect to any fee interest in any real property having a value (together with improvements thereof) of at least $25,000,000 (i) acquired after the Closing Date by the Borrower or any Subsidiary Guarantor or (ii) owned by any Subsidiary that becomes a Subsidiary Guarantor after the Closing Date (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3 and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (1) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, which in the case of each of: (A) the Hydros (Rio, Mongap and Swingline Bridge) including Hillburn Generating Plant; (B) Lovett Generating Plant; and (C) Bowline Generating Plant (including West Haverstraw) shall be “capped” at $10,000,000 each, (2) if reasonably requested by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent; provided, however, that the Borrower shall be required to deliver title policies for the following properties only in the amount of $10,000,000 each: (i) the Hydros (Rio, Mongap and Swinging Bridge), including Hillburn Generating Plant; (ii) Lovett Generating Plant; and (iii) Bowline Generating Plant (including West Haverstraw) and otherwise conforming to the requirements set forth in Section 5.1(n) and (3) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions related to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)         If any additional Subsidiary is formed or acquired after the Closing Date or any Subsidiary ceases to be an Unrestricted Subsidiary, the Borrower shall promptly notify the Administrative Agent thereof. The Borrower shall with respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or a new Subsidiary substantially all of the Assets and the Capital Stock of which are subject to Liens permitted by Section 8.3) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include (x) any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary and (y) any existing Subsidiary that is no longer an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and (iii) if such new Subsidiary is a Restricted Subsidiary (other than any new Subsidiary of MIRMA, MET, or New MAEM Holdco, LLC), cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement as a Subsidiary Guarantor, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(d)         With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)         The Borrower shall promptly (i) notify the Administrative Agent in writing of the designation of any Subsidiary as an “Unrestricted Subsidiary” and (ii) deliver to the Administrative Agent a certificate signed by a Responsible Officer certifying that such designation complied with the conditions set forth in the definition of “Unrestricted Subsidiary”.

6.8.        Collateral Information. The Borrower shall, and shall cause each Restricted Subsidiary to, furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation or the location of the chief executive office or sole place of business or principal residence of any Loan Party from that referred to in Section 4.2 of the Guarantee and Collateral Agreement, or (iii) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral.

6.9.        Further Assurances. The Borrower shall, and shall cause each Restricted Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and delivering to the Administrative Agent certificates representing securities pledged under the Security Documents) that may be required under applicable law, or that the Majority Lenders or the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.

6.10.      Use of Proceeds. The Borrower shall deposit $200,000,000 of the proceeds of the Term Loans made on the Closing Date in the Synthetic L/C Deposit Account in accordance with Section 3.8(b). The remaining proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes. No part of the proceeds of any Loans or other extension of credit under this Agreement, shall be used for any purpose that violates the provisions of Regulation U of the Board. If requested by any Lender or the Administrative

Agent, the Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 7. FINANCIAL COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder:

7.1.        Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) (or, if less than four fiscal quarters have ended since the Closing Date, the number of full fiscal quarters commencing with the fiscal quarter ending March 31, 2006) to be less than 2.0 to 1.0.

7.2.        Leverage Ratio. The Borrower shall not permit the Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) to exceed 6.0 to 1.0 (or, if less than four fiscal quarters have ended since the Closing Date, EBITDA for the relevant period shall be deemed to equal EBITDA for the one, two or three immediately preceding completed fiscal quarters commencing with the fiscal quarter ending March 31, 2006, multiplied by 4, 2 and 4/3 respectively).

7.3.        Capital Expenditures. The Borrower shall not, and shall not permit any Restricted Subsidiary to, make Capital Expenditures during any fiscal year of the Borrower (not including any amount of (i) Environmental Capital Expenditures and other Capital Expenditures made to comply with Requirements of Law, (ii) Capital Expenditures incurred under long-term service agreements or (iii) without duplication, Capital Expenditures financed with Debt referred to in clauses (iv) and (v) of the definition of Permitted Debt or from Net Cash Proceeds from Asset Sales, Recovery Events or from the proceeds of equity contributions or Affiliate Subordinated Debt) exceeding $200,000,000 in the aggregate for the Borrower and its Restricted Subsidiaries; provided, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and (b) the Borrower shall be permitted to increase the permitted amount of Capital Expenditures in any fiscal year by reducing such permitted amount with respect to the next succeeding fiscal year by an amount equal to such increase. For purposes of determining any carry-over amount pursuant to clause (a) of the proviso above, Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to such clause (a).

7.4.        Notwithstanding any financial covenant set forth above in Sections 7.1, 7.2 and 7.3 in this Section 7, if the Borrower’s Moody’s Rating is not less than Baa3 and the Borrower’s S&P rating is not less than BBB-, in each case with a stable or better outlook, such financial covenants shall be deemed replaced with the following for so long as such ratings are maintained (without regard to outlook):

(a)         Capitalization Ratio. The Borrower shall not permit the ratio of (i) Consolidated Total Debt to (ii) Consolidated Capitalization for any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) to be greater than 0.65 to 1.0; and

(b)         Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (including the fourth fiscal quarter) to be less than 2.5 to 1.0.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder (provided that if the Borrower’s Moody’s Rating is not less than Baa3 and the Borrower’s S&P Rating is not less than BBB-, in each case with a stable or better outlook, Section 8.1, 8.2, 8.5 and 8.6 below shall not be effective so long as such ratings are maintained (without regard to outlook)):

8.1.        Debt. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume, become liable in respect of or suffer to exist any Debt, except Permitted Debt; unless, in the case of the Borrower or any Subsidiary Guarantor only, at the end of the fiscal quarter (including the fourth fiscal quarter) of the Borrower for which financial statements have been delivered to the Administrative Agent immediately preceding the date on which such Debt is incurred, the Leverage Ratio was less than 4.0 to 1.0, calculated, in the case of EBITDA, on a rolling four fiscal quarter basis ending on the last day of such fiscal quarter and giving pro forma effect to the incurrence of such Debt as of the first date of such period (or, if at such time less than four fiscal quarters have ended since the Closing Date, EBITDA shall be calculated as EBITDA for one, two or three immediately preceding completed fiscal quarters commencing with the fiscal quarter ending March 31, 2006, multiplied by 4, 2 and 4/3 respectively).

8.2.        Restricted Payments. The Borrower shall not, and shall not permit any Restricted Subsidiary, to (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of the Borrower or such Restricted Subsidiary, (ii) make any payments with respect to Affiliate Subordinated Debt or make any redemption or repurchase of any Affiliate Subordinated Debt or (iii) purchase, redeem or otherwise acquire for value any shares of any class of Capital Stock of the Borrower or Restricted Subsidiary or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, or reduce its capital (each, a “Restricted Payment”); provided, however, that the Borrower may, and may permit its Restricted Subsidiaries to (w) declare and pay dividends and other distributions within five (5) Business Days of the Closing Date, as contemplated by the Plan of Reorganization, in an amount not to exceed $250,000,000, (x) declare and make any dividend payment or other distribution payable in Common Stock of the Borrower, (y) with respect to any Restricted Subsidiary, declare and make any dividend payment or other distribution (A) payable to the Borrower or any Restricted Subsidiary, or (B) where the Borrower or the Restricted Subsidiary which owns the Capital Stock in the payor receives at least its proportionate share thereof (after giving effect to the relative rights and preferences of the various classes of Capital Stock of such payor), and (z) with respect to the Borrower, if there is no Default or Event of Default and none would result therefrom, take action specified in clause (i), (ii) and (iii) above (I) if, at the end of the fiscal quarter (including the fourth fiscal quarter) of the Borrower for which financial statements have been delivered to the Administrative Agent, most recently preceding the date on which the Borrower takes such action, the Interest Coverage Ratio was at least 3.0 to 1.0, calculated on a rolling four fiscal quarter basis ending on the date of such financial statements and with effect from the date of such delivery of such financial statements (or, if at such time less than four fiscal quarters have ended since the Closing Date, the immediately preceding fiscal quarters commencing with the fiscal quarter ending March 31, 2006), and the aggregate amount of payments made under this clause (z) of this Section 8.2 since the Closing Date (including the contemplated Restricted Payment and under clause (II) of this Section 8.2) is less than the sum of (a) 100% of cash on hand on the Closing Date (after giving effect to all cash payments and distributions made or to be made pursuant to the Plan of Reorganization) plus (b) 100% of Free Cash Flow since the Closing Date (less any amounts of Free Cash Flow applied to prepay the Term Loans as required under Section 2.11) and (II) in an amount equal to the amount of interest payable by MAG with respect to the MAG Senior Notes within five (5) Business Days of such distribution or dividend.

8.3.        Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)         Liens arising solely by operation of law or by order of a court or tribunal or other Governmental Authority (or by an agreement of similar effect);

(b)         Liens arising in the ordinary course of business or operations, in respect of overdue amounts which either (A) have not been overdue for more than thirty (30) days or (B) are being contested in good faith;

(c)         Liens securing Permitted Debt as contemplated by the definition thereof;

(d)         Liens arising out of title retention or like provisions in relation to the acquisition of goods or equipment acquired in the ordinary course of business or operations and relating only to such goods or equipment;

(e)         Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)         Liens created or arising over any Asset which is acquired, constructed or created by the Borrower or a Restricted Subsidiary, but only if (x) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) of Debt incurred for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (y) such Lien is created or arises on or before ninety (90) days after the completion of such acquisition, construction or creation and (z) such Lien is confined solely to the property so acquired, constructed or created;

(g)         Liens (x) outstanding on or over any Asset acquired after the date hereof, (y) in existence at the date of such acquisition and (z) where the Borrower does not take any step to increase the principal amount secured thereby from that so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h)         Liens constituted by a right of set off or rights over a margin call account or any form of cash collateral and letters of credit or any similar arrangement for obligations incurred in respect of any agreement for the sale of, or the hedging or management of risks with respect to, electric energy or capacity, commodities, currency or interest rates, which arrangement was entered into on arm’s-length, commercial terms;

(i)          (x) Liens in favor of counterparties to any PPA or FSA (other than Affiliates of the Borrower) that are junior to the Liens created by the Security Documents pursuant to an agreement in the form of Exhibit I or otherwise on terms reasonably satisfactory to the Administrative Agent; (y) Step-In Rights; and (z) Liens in favor of counterparties to any PPA or FSA (other than Affiliates of the Borrower) that are pari passu with the Liens securing the Obligations and are granted solely to secure the obligations of the Borrower or any Restricted Subsidiary under such PPA or FSA, which in the aggregate for the Borrower and its Restricted Subsidiaries do not exceed at any time outstanding $100,000,000, provided that (1) the Lien is limited to the Assets of the Borrower or Restricted Subsidiary specific to its performance under the PPA or FSA, as the case may be, secured by such Assets and (2) the obligations secured by each such Lien are structured so that the counterparty’s credit exposure and actual or projected mark-to market exposure to the Borrower or Restricted Subsidiary, as the case may be, is positively correlated with power prices;

(j)         Liens in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of the Borrower;

(k)        Liens described in any of clauses (d) through (g) above or clauses (l) and (m) below which are renewed or extended upon the renewal or extension or refinancing or replacement of the Debt secured thereby, provided that there is no increase in the principal amount of the Debt secured thereby over the principal, capital or nominal amount thereof (plus any accrued interest and prepayment premium) outstanding immediately prior to such refinancing;

(l)         Liens existing on the date hereof and listed on Schedule 8.3(l), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of the obligations secured thereby is not increased;

(m)        Liens on the property of a Person existing at the time such Person is merged into or consolidated with, or acquired by, the Borrower or a Restricted Subsidiary thereof and not incurred in contemplation with such merger, consolidation or acquisition;

(n)         Liens created pursuant to the Security Documents;

(o)         pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(p)         Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books and records of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(q)         Liens securing Debt or other obligations not exceeding $50,000,000 at any one time outstanding;

(r)         any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and

(s)         any interest or title of a lessor whether by statute, common-law or by virtue of a lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering the property of the Borrower or any such Subsidiary located in, at or on the leased premises.

8.4.        Mergers. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)         any Loan Party may merge, consolidate or amalgamate with, or dispose of all or substantially all of its property or business to, another Loan Party or any Person which, immediately following such transaction, shall be a Loan Party;

(b)         any Restricted Subsidiary (other than a Subsidiary Guarantor) may merge, consolidate or amalgamate with, or dispose of all or substantially all of its property or business to, the Borrower or any other Restricted Subsidiary;

(c)         any Loan Party may dispose of all or substantially all of its property or business in a transaction which does not violate Section 8.5; and

(d)         any Restricted Subsidiary may liquidate, wind-up or dissolve itself into another Restricted Subsidiary or the Borrower.

8.5.        Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, conduct any Asset Sale other than the sale or disposition of Assets for which 75% of the consideration received (excluding any Debt of any such Restricted Subsidiary assumed in connection with any such sale or Disposition) is in cash (which, for purposes of this Section 8.5, shall include liabilities, securities, notes or other obligations received by the Borrower or any Restricted Subsidiary that are convertible into cash (and are so converted within 180 days after the completion of the Asset Sale) and certain replacement and other capital assets and operating assets received by the Borrower or any Restricted Subsidiary); provided that prior to the execution of a legally binding agreement to consummate (A) any Asset Sale which shall relate to Assets with a fair market value in excess of $150,000,000 or (B) if the fair market value of all Assets sold, transferred, leased or disposed of pursuant to this paragraph shall exceed $150,000,000 in any fiscal year, each Asset Sale thereafter during such fiscal year, the Borrower shall have received written confirmation from each of S&P and Moody’s that the credit ratings assigned by such entities to the Loans shall be no lower than such ratings assigned by S&P and Moody’s, as the case may be, to the Loans immediately prior to the time that S&P and Moody’s, as the case may be, shall have become aware of such proposed Asset Sale, the use of the proceeds thereof and all transactions related thereto, in each case after giving effect to such Asset Sale, the use of the proceeds thereof and all transactions related thereto.

8.6.        Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, any Person (all of the foregoing, “Investments”), except:

(a)         extensions of trade credit in the ordinary course of business;

(b)         Investments in cash and Cash Equivalents;

(c)         Guarantee Obligations of Permitted Debt;

(d)         loans and advances to employees of the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e)         Investments in Assets useful in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the Net Cash Proceeds of any Recovery Event or Asset Sale;

(f)         Investments which constitute proceeds of any permitted Disposition;

(g)        Investments by the Borrower or any Restricted Subsidiary in the Borrower, any Subsidiary Guarantor, MET or MIRMA; provided, that such Investment made in MET or MIRMA pursuant to this clause (g) shall not take the form of a contribution of Assets, other than cash or Capital Stock of any Person;

(h)        any acquisition of Assets or Capital Stock solely in exchange for the issuance of equity interests (other than Disqualified Stock) of the Borrower;

(i)         Investments represented by obligations under Hedging Arrangements;

(j)         any Investment in a Person, if as a result of such Investment, such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower or will immediately following such Investment be a Restricted Subsidiary; provided that the Borrower and its Restricted Subsidiaries shall maintain minimum liquidity (defined as availability under this Agreement plus cash and Cash Equivalents of the Loan Parties on hand not subject to any Lien (other than the Lien created under the Security Documents) and cash and Cash Equivalents of the Borrower’s Restricted Subsidiaries which are not Loan Parties that are then distributable to a Loan Party) of at least $250,000,000 on a pro forma basis after giving effect to the consummation of such Investment and any permitted financing thereof;

(k)        any Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any claim against any other Person;

(l)         any Investment existing or committed to on the date hereof and listed on Schedule 8.6(l);

(m)       Investments in the form of, or pursuant to, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business; and

(n)        in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $75,000,000 at any time outstanding.

8.7.      Transactions with Affiliates. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, and (b) is either (w) pursuant to agreements set forth in Schedule 8.7, as such agreements may be amended, modified, supplemented, extended or renewed, provided that any future amendment, modification, supplement, extension or renewal of any such agreement entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect to the Lenders than the terms of such agreement in effect on the Closing Date, (x) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (y) structured as a commercially reasonable and fair allocation of costs, including corporate overhead costs, or (z) is disclosed in the Plan of Reorganization.

8.8.        Sales and Leasebacks. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary except to the extent that the sale of the relevant property is permitted under Section 8.5 and such lease, if treated as a Lien and Debt, does not violate Sections 8.1 or 8.3.

8.9.        Changes in Fiscal Periods. The Borrower shall not change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)         the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)         (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.4(a), 7 or 8 of this Agreement (other than Section 8.3) or (ii) any Loan Party shall default in the observance or performance of any agreement contained in Section 8.3, and such default shall continue unremedied for a period of 15 days after written notice to the Borrower from the Administrative Agent or the Majority Lenders; or

(c)         any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate, document or financial or other statement delivered or required to be delivered pursuant hereto or thereto shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and in the case of any representation or warranty made in any such certificate, document or financial or other statement that does not refer to or incorporate by reference any of the representations or warranties otherwise made or deemed made in any Loan Document, such inaccuracy could reasonably be expected to have a Material Adverse Effect; or

(d)         any Loan Party shall default in the observance or performance in any material respect of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent or the Majority Lenders; or

(e)         The Borrower, any of its Restricted Subsidiaries or New Mirant (subject in the case of New Mirant to there being outstanding more than $100,000,000 of unfunded MAI Series A Preferred Shares and MAI Series B Preferred Shares in the aggregate) shall fail to pay any principal of or premium or interest on any Debt of such entity that is outstanding in a principal or notional amount equal to or in excess of $50,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under the agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt by reason of default; or

(f)         Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of its material Restricted Subsidiaries and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)         The Borrower, any of its material Restricted Subsidiaries or New Mirant (subject in the case of New Mirant to there being outstanding more than $100,000,000 of unfunded MAI Series A Preferred Shares and MAI Series B Preferred Shares in the aggregate) (each a “Designated Party”) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect) or any similar law of any applicable jurisdiction, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any similar law of any applicable jurisdiction; or a proceeding or case shall be commenced, without the application or consent of such Designated Party, in any court of competent jurisdiction, seeking (x) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of such Designated Party or of all or any substantial part of its assets, or (z) similar relief in respect of such Designated Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue unstayed and in effect for a period of sixty (60) or more days; or

(h)         Except with the prior written consent of the Majority Lenders, the MAI Series A Preferred Shares or the MAI Series B Preferred Shares cease to be enforceable or rights of the holders thereof are amended or waived; or

(i)         The Borrower ceases to be Controlled, directly or indirectly, by New Mirant; or

(j)         (i) Any Security Document shall for any reason be asserted in writing by the Borrower or any material Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to the Borrower and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; or (iii) any intercreditor agreement in respect of second-lien or subordinated indebtedness shall for any reason be asserted in writing by the Borrower or any material Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto or shall otherwise cease to be enforceable; or

(k)         the guarantee contained in Section 2 of the Guarantee and Collateral Agreement of any Subsidiary Guarantor that holds material Assets shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or

(l)         An ERISA Event shall occur and be continuing that, when taken together with all other such ERISA Events, would result in a Material Adverse Effect; or

(m)       The Facility Leases shall have been terminated pursuant to Section 18.1(b) of the Facility Lease (as defined in the Facility Lease Documents).

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii) or (iv) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Revolving Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Revolving L/C Obligations, whether or not the beneficiaries of the then outstanding Revolving Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1.        Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2.        Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3.        Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.        Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.        Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.        Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9.        Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other

Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.        Co- Syndication Agents. None of the Co-Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

10.11.        Intercreditor Agreements. Each Lender hereby agrees that the Administrative Agent may enter into any Intercreditor Agreement pursuant to the terms hereof on its behalf and agrees to be bound by the terms thereof and, in the case of any Intercreditor Agreement relating to Permitted Pari Passu Debt, consents and agrees to the appoint of JPMCB on its behalf as collateral agent thereunder. In addition, the Lenders hereby agree that pursuant to any Intercreditor Agreement entered into substantially in the forms attached as Exhibits I or K, the Administrative Agent may designate any addition Security Document hereunder as an “Addition Existing Facilities Security Document” and/or a “First Priority Security Document” or similar term, as the case may be, thereunder.

SECTION 11. MISCELLANEOUS

11.1.        Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Majority Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with any reduction in the post-default rate of interest set forth in Section 2.14(c); (y) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility); and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, or otherwise change the time, place or the currency of payments to be made on the Loans, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of Section 2.17 without the written consent of each Lender adversely affected thereby; (vi) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (each, an “Incremental Facility”) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Majority Lenders and Majority Facility Lenders, provided that no consent of the Majority Lenders or Administrative Agent (except as provided in clause (iv) below) shall be required if (i) such Incremental Facility constitutes Permitted Pari Passu Debt hereunder, (ii) no Default or Event of Default has occurred and is continuing or would result after giving effect to the making of Loans under such Incremental Facility, (iii) the Applicable Margin for such Loans shall not be greater than the Applicable Margin then in effect for the comparable Loans hereunder by more than 0.25% and, other than with respect to such pricing term, such Loans shall otherwise be on the same terms and conditions as those applicable to the Loans and (iv) any bank, financial institution or other entity that becomes a Lender under such Incremental Facility shall be subject to the consent of the Administrative Agent.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing.

If, in connection with any proposed amendment, waiver or consent pursuant to Section 11.1 hereof requiring the consent of all Lenders, the consent of Majority Lenders is obtained but the consent of all Lenders whose consent if required is not obtained (any Lender withholding consent being referred to as a “Non-Consenting Lender”), then, upon written notice to any Non-Consenting Lender and the Administrative Agent, the Borrower shall be permitted, at its sole expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign and delegate, without recourse, all of its rights and obligations under this Agreement and the other Loan Documents to a replacement financial institution that shall assume such obligations (which replacement financial institution may be another Lender, if such Lender accepts such assignment); provided, that (i) the Administrative Agent and, in the case of any assignment of a Lender’s Revolving Commitment, each Revolving Issuing Lender shall have consented to such replacement financial institution (such consent not to be unreasonably withheld), (ii) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement in accordance with Section 11.6, and (iv) the Borrower shall be liable to such Non-Consenting Lender under Section 2.20 if any Eurodollar Loan owing to such Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto.

11.2.        Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Issuing Lenders identified below, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Mirant North America, LLC 1155 Perimeter Center West, Suite 100 Atlanta, GA 30338
Attention: William Holden
Telecopy: (678) 579-7634
Telephone: (678) 579-7728

With a copy to: Steve Nickerson
Telecopy: (678) 579-5951
Telephone: (678) 579-6440

Administrative Agent:	JP Morgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, Texas 77002
Attention: Loan and Agency Services
Telecopy: (713) 427-6307
Telephone: (713) 750-2377

JPMCB, as an Issuing Lender	JPMorgan Chase Bank, N.A.
10420 Highland Manner Drive
BL 2, Floor 4
Tampa, Florida 33610
Attention: Standby Letter of Credit
Telecopy: (813) 432-5161
Telephone: (813) 432-6339

DBTCA, as an Issuing Lender	Deutsche Bank Trust Company
Americas
60 Wall Street
38 th Floor
New York, NY 10005
Attention: Standby Letter of Credit
Unit
Telecopy: (212) 250-1014
Telephone: (212) 797-0403

provided that any notice, request or demand to or upon the Administrative Agent, any Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3.        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.        Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5.        Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent (i) for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate and (ii) for all of its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, in each case, during the continuance of an Event of Default, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any real property currently or formerly owned, leased, operated or otherwise used (including properties to which wastes or other materials were sent for treatment, storage or disposal) by the

Borrower or any of its Subsidiaries or any of their predecessors and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

Promptly after receipt by an Indemnitee of notice of the commencement of any claim, litigation, investigation, responding to or proceedings against it relating to any Indemnified Liability (“Proceedings”), such Indemnitee will, if a claim is to be made hereunder against the Borrower in respect thereof, notify the Borrower in writing of the commencement thereof; provided, however, that (i) the omission so to notify the Borrower will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Borrower will not relieve the Borrower from any liability that it may have to an Indemnitee otherwise than on account hereof. Thereafter, the Indemnitee and the Borrower shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of the obligations under this Section 11.5. In case any such Proceedings are brought against any Indemnitee and it notifies the Borrower of the commencement thereof, the Borrower will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, provided that if the defendants in any such Proceedings include both such Indemnitee and the Borrower and such Indemnitee shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower, such Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnitee. Upon receipt of notice from the Borrower to such Indemnitee of its election so to assume the defense of such Proceedings and approval by such Indemnitee of counsel, the Borrower shall not be liable to such Indemnitee for expenses incurred by such Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Borrower shall not be liable for the expenses of more than one separate counsel representing the Indemnitees who are parties to such Proceedings), (ii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent such Indemnitee within a reasonable time after notice of commencement of the Proceedings or (iii) the Borrower shall have authorized in writing the employment of counsel for such Indemnitee.

The Borrower shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Borrower or if there is a final judgment for the plaintiff in any such Proceedings, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions of this Section 11.5(d). Notwithstanding anything in this Section 11.5(d) to the contrary, if at any time an Indemnitee shall have requested the Borrower to reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Section 11.5(d), the Borrower shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Borrower of such request for reimbursement and (ii) the Borrower shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Treasurer (Telephone No. (678) 579-7728) (Telecopy No. (678) 579-7634), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.        Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)        the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B)        the Administrative Agent and each Issuing Lender (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for assignments of Commitments and/or Loans among Lenders, affiliates of Lenders or Approved Funds within the same Facility, and provided, further, that no consent of any Issuing Lender shall be required for an assignment of Term Loans only.

(ii)            Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (which assignment may be on a non-pro rata basis), provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more related Approved Funds; and

(C)        the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). To the extent that an assignment of all or any portion of a Lender’s outstanding obligations pursuant to this Section 11.6 would, at the time of such assignment, result in increased costs under Sections 2.18, 2.19, or

2.20 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and the interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph

(b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Sections 2.19(d) and (e).

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7.            Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.            Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.            Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)                    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13.            Acknowledgements . The Borrower hereby acknowledges that:

(a)                    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.            Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b)                At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap

Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15.            Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16.            WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17.            Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MIRANT NORTH AMERICA, LLC

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Syndication Agent

By:
Name:
Title:

DEUTSCHE BANK SECURITIES, INC., as Co-Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

30

Schedule 1.1A

Lenders for the Revolving Commitment	Revolving Commitment
JPMorgan Chase Bank, N.A.	$133,333,333.34
Deutsche Bank Trust Company Americas	$133,333,333.33
Goldman Sachs Credit Partners, L.P.	$133,333,333.33
Credit Suisse, Cayman Islands Branch	$100,000,000.00
Lehman Commercial Paper Inc.	$100,000,000.00
The Royal Bank of Scotland plc	$100,000,000.00
CIT Capital USA Inc.	$50,000,000.00
Barclays Bank plc	$25,000,000.00
Merrill Lynch Capital Corporation	$25,000,000.00

Lenders for the Term Commitment	Term Commitment
JPMorgan Chase Bank, N.A.	$233,333,333.34
Deutsche Bank Trust Company Americas	$233,333,333.33
Goldman Sachs Credit Partners, L.P.	$233,333,333.33

31

Schedule 1.1B

MORTGAGED PROPERTY

REAL PROPERTY[1]
Property	County/State/Locality	Mirant Entity Holding Interest

Contra Costa Generating Plant*	Antioch, CA Contra Costa County	Mirant Delta, LLC

Pittsburg Generating Plant*	Pittsburg, CA Contra Costa County	Mirant Delta, LLC

Potrero Generating Plant*	San Francisco, CA San Francisco County	Mirant Potrero, LLC

Collinsville (Land)*	Solano County, CA	Mirant Delta, LLC

Chalk Point Generating Station	Prince George’s Co., MD	Mirant Chalk Point, LLC

Morgantown Generating Facility (Portion is subject to Leveraged Lease)	Charles Co., MD	Land: Mirant Mid-Atlantic, LLC Facility: Morgantown OL (1 through 7) LLC Non-leveraged lease portion: Mirant Mid-Atlantic, LLC

Faulkner Ash Storage Facility	Charles Co., MD	Mirant MD Ash Management, LLC

Production Service Center – 8711 Westphalia Rd.	Prince George’s Co., MD	Mirant Mid-Atlantic, LLC

Ryceville Pumping Station	Charles Co., MD	Mirant Piney Point, LLC

[1]	Mortgaged Properties denoted with “*”. Properties denoted with “**” will be mortgaged to the extent the applicable entity becomes a Subsidiary Guarantor upon emergence from bankruptcy.

REAL PROPERTY[1]
Property	County/State/Locality	Mirant Entity Holding Interest

Brandywine Fly Ash Facility	Prince George’s Co., MD	Mirant MD Ash Management, LLC

Dickerson Station – Lots 1,2,3 (Plat #21493)/Lot 7 (Plat #21495) (Portion subject to Leveraged Lease)	Montgomery Co., MD	Land: Mirant Mid-Atlantic, LLC Facility: Dickerson OL (1 through 4) LLC Non-leveraged lease portion: Mirant Mid-Atlantic, LLC

Westland Ash Disposal Site (Dickerson) – Lots 4,5,6	Montgomery Co., MD	Mirant MD Ash Management, LLC

Railroad Spur Tract	Charles Co., MD	Mirant Mid-Atlantic, LLC

Piney Point Oil Pipeline	MD	Mirant Piney Point, LLC

Kendall Generating Plant*	Cambridge, MA	Mirant Kendall, LLC

Martha’s Vineyard Diesels*	Oak Bluffs, MA West Tisbury, MA	Mirant Canal, LLC

Canal Generating Plant*	Sandwich, MA	Mirant Canal, LLC

Wyman 4	Yarmouth, ME	Mirant Canal, LLC (1.4325% interest)

Zeeland Generating Plant*	Zeeland, MI	Mirant Zeeland, LLC

Grahamsville Generating Plant	Grahamsville, NY	Mirant NY Gen, LLC

Shoemaker Generating Plant	Orange County, NY	Mirant NY Gen, LLC

The Hydros** (Rio, Mongaup and Swinging Bridge)	NY	Mirant NY Gen, LLC

Hillburn Generating Plant**	Rockland County, NY	Mirant NY Gen, LLC

REAL PROPERTY[1]
Property	County/State/Locality	Mirant Entity Holding Interest

Lovett Generating Plant**	Rockland County, NY	Mirant Lovett, LLC

Bowline Generating Plant**	Rockland County, NY	Mirant Bowline, LLC

West Haverstraw**	Rockland County, NY	Mirant Bowline, LLC

Hudson Valley Gas Pipeline	NY	Hudson Valley Gas Corporation

Bosque County Generating Plant*	Bosque County, TX	Mirant Texas, LP

Weatherford Prop. (Vacant Land)	Parker County, TX	MLW Development, LLC

Potomac River Generating Plant	Alexandria, VA	Land: Potomac Electric Company Improvements: Mirant Potomac River, LLC

32

Schedule 1.1C

EXISTING DEBT

1.	$850 million principal amount of 7.375% Senior Notes due 2013 issued pursuant to an Indenture dated December 23, 2005 (the “7.375% Senior Notes”).

2.	Approximately $12.5 million of capitalized lease obligations of Mirant Zeeland, LLC arising from the Transportation Services Contract, dated December 17, 1999, between Mirant Zeeland, LLC (f/k/a SEI Michigan, L.L.C.) and SEMCO Energy Gas Company, as amended, supplemented and/or modified from time to time, and any other agreements related thereto.

3.	Approximately $36.5 million of capitalized lease obligations of Mirant Chalk Point, LLC[1] arising from (i) the Site Lease Agreement, dated March 21, 1989, between Potomac Electric Power Company (“PEPCO”) and Southern Maryland Electric Cooperative, Inc. (“SMECO”) (as assigned by PEPCO to Mirant Chalk Point, LLC) and (ii) the Facility and Capacity Credit Agreement, dated as of March 21, 1989, between PEPCO and SMECO (as assigned by PEPCO to Mirant Peaker, LLC), in each case as amended, supplemented and/or modified from time to time, and any other agreements related thereto.

[1]	Mirant Peaker, LLC was merged into Mirant Chalk Point, LLC on December 16, 2005.

37

Schedule 4.15(a)

UCC FILING JURISDICTIONS

Company	UCC Filing Jurisdiction
Mirant North America, LLC	DE - SOS
MNA Finance Corp.	DE – SOS
Mirant Texas Management, LLC	DE – SOS
Mirant Texas, LP	DE – SOS
Mirant California, LLC	DE – SOS
Mirant Potrero, LLC	DE – SOS
Mirant Delta, LLC	DE – SOS
Mirant Canal, LLC	DE – SOS
Mirant Kendall, LLC	DE – SOS
Mirant Zeeland, LLC	DE – SOS
Mirant Special Procurement, Inc.	DE – SOS
MLW Development, LLC	DE - SOS

PATENT, TRADEMARKS, COPYRIGHTS FILINGS

None

OTHER

None

38

Schedule 4.15(b)

MORTGAGE FILING JURISDICTIONS

Property	Owner	Mortgage Filing Office
Contra Costa Generating Plant	Mirant Delta, LLC	Contra Costa County Recorder’s Office, California
Pittsburg Generating Plant	Mirant Delta, LLC	Contra Costa County Recorder’s Office, California
Potrero Generating Plant	Mirant Potrero, LLC	San Francisco County Recorder’s Office, California
Collinsville (Land)	Mirant Delta, LLC	Solano County Recorder’s Office, California
Kendall Generating Plant	Mirant Kendall, LLC	Middlesex South District Registry of Deeds, Massachusetts
Martha’s Vineyard Diesels	Mirant Canal, LLC	Dukes County Registry of Deeds, Massachusetts
Canal Generating Plant	Mirant Canal, LLC	Barnstable County Registry of Deeds, Massachusetts Barnstable County Registry, District of the Massachusetts Land Court
Zeeland Generating Plant	Mirant Zeeland, LLC	Ottawa County Register of Deeds, Michigan
Bosque County Generating Plant	Mirant Texas, LP	Deed Records for Bosque County, Texas (Tracts 1 and 2) Deed Records for Hill County, Texas (Tract 3)

39

Schedule 4.18

SUBSIDIARIES

Name	Jurisdiction of Incorporation	Percentage of each class of Capital Stock owned by any Loan Party
MNA Finance Corp.	DE	100% owned by Mirant North America, LLC
Mirant Texas Management, LLC	DE	100% owned by Mirant North America, LLC
Mirant Texas, LP	DE	99% owned by Mirant North America, LLC 1% owned by Mirant Texas Management, LLC
MLW Development, LLC	DE	99% owned by Mirant North America, LLC 1% owned by Mirant Texas Management, LLC
Mirant California, LLC	DE	100% owned by Mirant North America, LLC
Mirant Potrero, LLC	DE	100% owned by Mirant California, LLC
Mirant Delta, LLC	DE	100% owned by Mirant California, LLC
Mirant New York, Inc.	DE	100% owned by Mirant North America, LLC
Mirant Bowline, LLC	DE	100% owned by Mirant New York, Inc. (which is not a Loan Party)
Mirant Lovett, LLC	DE	100% owned by Mirant New York, Inc. (which is not a Loan Party)
Mirant NY-Gen, LLC	DE	100% owned by Mirant New York, Inc. (which is not a Loan Party)

40

Hudson Valley Gas Corporation	NY	100% owned by Mirant New York, Inc. (which is not a Loan Party)
Mirant Canal, LLC	DE	100% owned by Mirant North America, LLC
Mirant Kendall, LLC	DE	100% owned by Mirant North America, LLC
Mirant Mid-Atlantic, LLC	DE	100% owned by Mirant North America, LLC
Mirant Potomac River, LLC	DE	100% owned by Mirant Chalk Point, LLC (which is not a Loan Party)
Mirant Chalk Point, LLC	DE	100% owned by Mirant Mid-Atlantic, LLC (which is not a Loan Party)
Mirant Piney Point, LLC	DE	100% owned by Mirant Mid-Atlantic, LLC (which is not a Loan Party)
Mirant MD Ash Management, LLC	DE	100% owned by Mirant Mid-Atlantic, LLC (which is not a Loan Party)
Mirant Zeeland, LLC	DE	100% owned by Mirant North America, LLC
Mirant Special Procurement, Inc.	DE	100% owned by Mirant North America, LLC
Mirant Energy Trading, LLC	DE	100% owned by Mirant North America, LLC
New MAEM Holdco, LLC	DE	100% owned by Mirant North America, LLC
Mirant Americas Production Company, LLC	DE	100% owned by New MAEM Holdco, LLC (which is not a Loan Party)
Mirant Americas Development, LLC	GA	100% owned by New MAEM Holdco, LLC (which is not a

41

Loan Party)
Mirant Americas Energy Capital, LP	DE	99% owned by Mirant Americas Production Company, LLC and 1% owned by Mirant Americas Development, LLC (both of which are not Loan Parties)
Mirant Americas Energy Capital Assets, LLC	DE	100% owned by Mirant Americas Energy Capital, LP (which is not a Loan Party)
Mirant Americas Energy Marketing, LP	DE	99% owned by Mirant Americas Production Company, LLC and 1% owned by Mirant Americas Development, LLC (both of which are not Loan Parties)
Mirant Americas Gas Marketing I, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing II, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing III, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing IV, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing V, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing VI, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing VII, LLC	DE	100% owned by Mirant Americas Energy Marketing,

42

LP (which is not a Loan Party)
Mirant Americas Gas Marketing VIII, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing IX, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing X, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing XI, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing XII, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing XIII, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing XIV, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Gas Marketing XV, LLC	DE	100% owned by Mirant Americas Energy Marketing, LP (which is not a Loan Party)
Mirant Americas Development Capital, LLC	DE	100% owned by Mirant Americas Development, LLC (which is not a Loan Party)
Mirant Americas Retail Energy Marketing, LP	DE	99% owned by Mirant Americas Energy Marketing, LP and 1% owned by Mirant Americas Development, LLC (both of which are not Loan Parties)

Schedule 8.1

SUBORDINATED DEBT

The principal amount of indebtedness evidenced by this instrument, together with accrued and unpaid interest thereon and any fees, expenses or other amounts of any kind whatsoever from time to time owing under this instrument (herein called the “Subordinated Debt”) is expressly “subordinate and junior in right of payment” (as defined herein) to all Senior Debt (as defined herein) of [Mirant North America, LLC, a Delaware limited liability company][name of Subsidiary Guarantor obligor, a                     ] (the “Obligor”). Each holder of this instrument, by its acceptance hereof, agrees to and shall be bound by all the provisions hereof.

As used herein, the term “Senior Debt” shall mean the collective reference to all indebtedness, reimbursement obligations and all other obligations and liabilities of the Obligor (whether in respect of fees, expenses, indemnities or otherwise), arising out of or in connection with [(i) the Credit Agreement, dated as of January 3, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”), between Mirant North America, LLC, as Borrower, the several financial institutions and other entities parties thereto from time to time (“Senior Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and, (ii)] the Guarantee and Collateral Agreement, dated as of January 3, 2006, made by Mirant North America, LLC and certain of its subsidiaries, [including the Obligor], in favor of the Administrative Agent for the Senior Lenders and (iii) any other Loan Document (as such term is defined in the Senior Credit Agreement).

“Subordinate and junior in right of payment” means that:

(a) no part of the Subordinated Debt shall have any claim against the assets of the Obligor on parity with or prior to the claim of Senior Debt; and

(b) unless and until all Senior Debt shall have been indefeasibly paid in cash in full in accordance with its terms, and all commitments thereunder shall have been terminated in accordance with the Senior Credit Agreement, the holder of Subordinated Debt shall not take, demand or receive from the Obligor, and the Obligor shall not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment on account of principal, interest or other amounts arising in connection with the Subordinated Debt for either the whole or any part of the Subordinated Debt:

provided, however, that at any time, except during the occurrence and continuance of an Event of Default (as defined in the Senior Credit Agreement), the Obligor may make, and the holder of Subordinated Debt may receive, scheduled payments on account of interest on the Subordinated Debt in accordance with the terms thereof.

Upon (a) any acceleration of the principal amount due on the Subordinated Debt or (b) any payment or distribution of assets of Obligor of any kind or character, whether in cash, property, securities, claims or otherwise (collectively, “Distribution Property”), to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of Obligor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, then and in any such event all Senior Debt shall first be paid in full and in cash before the holders of the Subordinated Debt shall have any right to receive Distribution Property or any entitlement to Distribution Property in respect of all or any portion of the Subordinated Debt; and, upon any such acceleration, dissolution or winding up or liquidation or reorganization, unless and until the Senior Debt shall be paid in full in cash in accordance with the Senior Credit Agreement and the terms herein, then any payment or distribution of Distribution Property to which the holders of the Subordinated Debt would otherwise be entitled, except as otherwise provided herein, shall be paid by Obligor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making payment or distribution of Distribution Property, or by the holders of the Subordinated Debt if received by them, directly to the Administrative Agent for application in accordance with the Senior Credit Agreement.

The holder of this instrument hereby irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent, under the circumstances set forth in the immediately preceding paragraph, to demand, sue for, collect and receive every such payment or distribution described therein and give acquittance therefor, to file claims and proofs of claims in any statutory or nonstatutory proceeding, to vote the full amount of the Subordinated Debt evidenced by this instrument in its sole discretion in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension and to take all such other action (including without limitation, the right to participate in any composition of creditors and the right to vote the Subordinated Debt evidenced by this instrument at creditors’ meetings for the election of trustees, acceptances of plans and otherwise), in the name of the holder of the Subordinated Debt evidenced by this instrument or otherwise, as the Administrative Agent may deem necessary or desirable for the enforcement of the subordination provisions of this instrument. The holder of this instrument shall execute and deliver to the Administrative Agent all such further instruments confirming the foregoing authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and shall take all such other action as may be requested by the Administrative Agent in order to enable the Administrative Agent to enforce all claims upon or in respect of the Subordinated Debt evidenced by this instrument.

Should any payment or distribution be collected or received by the holder of this instrument and such collection or receipt is not expressly permitted by the foregoing provisions, such holder shall forthwith turn over the same to the Administrative Agent in the form received (except for the endorsement or the assignment of such holder when necessary) and, until so turned over, the same shall be held in trust by such holder as the property of the holders of the Senior Debt.

If any Senior Debt shall become or be declared to be immediately due and payable, the Subordinated Debt evidenced by this instrument shall become immediately due and payable, notwithstanding any inconsistent terms hereof. No holder of this instrument shall, without the prior written consent of the Administrative Agent, have any right to demand payment of, or accelerate the maturity of, or institute any proceedings to enforce, any indebtedness or covenant evidenced by this instrument until the Senior Debt is paid in full in cash and all commitments thereunder are terminated in accordance with the terms of the Senior Credit Agreement.

Until the Senior Debt shall have been paid in full in cash, the holders of the Subordinated Debt will not, without the prior written consent of the Administrative Agent, commence or join with any other Person in commencing any proceeding against Obligor or any other Person with respect to the Subordinated Debt under any bankruptcy, reorganization, readjustment of debt, dissolution, receivership, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction, nor shall the holders of the Subordinated Debt, without the prior written consent of the Administrative Agent, participate in any assignment for benefit of creditors, compositions, or arrangements with respect to Obligor’s debts with respect to the Subordinated Debt.

Obligor shall give prompt written notice to the holders of Subordinated Debt of any dissolution, winding up, liquidation or reorganization of Obligor.

Subject to the payment in full in cash of all Senior Debt, the holders of the Subordinated Debt shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of Obligor made on the Senior Debt until the Subordinated Debt shall be paid in full; provided, however, that nothing herein contained shall be deemed to assign or grant to any holder of Subordinated Debt, or subrogate any such holder to, any right of a holder of Senior Debt as a mortgagee, secured party or other lien or pledgeholder to any property of Obligor which secures such Senior Debt.

Nothing contained in this instrument is intended or shall impair as between Obligor, their creditors other than the holders of Senior Debt, and the holders of the Subordinated Debt, the obligation of Obligor, which is absolute and unconditional, to pay to the holders of the Subordinated Debt, as and when the same shall become due and payable in accordance with its terms, principal and interest hereon, subject to the rights of the holders of Senior Debt as herein provided, or to affect the relative rights of the holders of the Subordinated Debt and creditors of Obligor other than the holders of Senior Debt.

Application of the foregoing provisions to the Subordinated Debt, the subordination effected thereby and the rights of the holders of the Senior Debt shall not be affected by (i) any change in the amount of or any amendment of or addition or supplement to any Loan Document or any Senior Debt or any instrument or agreement relating thereto or providing collateral security for any Senior Debt, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of any Loan Document or any Senior Debt or any instrument or agreement relating thereto, or any release of any collateral securing any Senior Debt, or (iii) any waiver, consent, release, indulgence, extension, renewal, sale, exchange, modification, delay or any other action, inaction or omission in respect of any Loan Document or any Senior Debt or any instrument or agreement relating thereto or providing collateral security for any Senior Debt; in each case whether or not any holders of any Subordinated Debt shall have had notice or knowledge of any of the foregoing.

The holder of Subordinated Debt hereby waives notice of or proof of reliance by any holder of Senior Debt upon the provisions hereof, and the Senior Debt shall conclusively be deemed to have been created, contracted, incurred or maintained in reliance upon the provisions hereof.

The Obligor hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the Administrative Agent or any other holder of Senior Debt of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

Any amounts received by the Administrative Agent hereunder for application to the Senior Debt shall be so applied to such portion of the Senior Debt as shall be determined by the Administrative Agent in its sole discretion.

The subordination provisions contained herein are for the benefit of the holders of the Senior Debt and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Administrative Agent.

Schedule 8.3(l)

EXISTING LIENS

1.	Liens securing capitalized lease obligations of Mirant Zeeland, LLC referred to in paragraph 2 of Schedule 1.1C to the Credit Agreement.

2.	Liens securing capitalized lease obligations of Mirant Chalk Point, LLC referred to in paragraph 3 of Schedule 1.1C to the Credit Agreement.

3.	In order to secure its obligations under the eleven Conditional Indemnity Agreements executed by MIRMA in favor of each of the eleven Owner Lessors, MIRMA (f/k/a Southern Energy Mid-Atlantic, LLC ) as “mortgagor” executed in favor of the applicable Owner Lessor (identified below) an Indemnity Mortgage (identified below) which encumbered, among other assets, the above-ground improvements defined as the “Dickerson Facility” and the “Morgantown Facility.” Each of the Indemnity Mortgages is described in greater detail below:

Indemnity Mortgage	Owner Lessor	Date Executed
1. Indemnity Mortgage, Security Agreement and Fixture Filing (L1)	Dickerson OL1 LLC	12/19/00
2. Indemnity Mortgage, Security Agreement and Fixture Filing (L2)	Dickerson OL2 LLC	12/19/00
3. Indemnity Mortgage, Security Agreement and Fixture Filing (L3)	Dickerson OL3 LLC	12/19/00
4. Indemnity Mortgage, Security Agreement and Fixture Filing (L4)	Dickerson OL4 LLC	12/19/00
5. Indemnity Mortgage, Security Agreement and Fixture Filing (L1)	Morgantown OL1 LLC	12/19/00
6. Indemnity Mortgage, Security Agreement and Fixture Filing (L2)	Morgantown OL2 LLC	12/19/00
7. Indemnity Mortgage, Security Agreement and Fixture Filing (L3)	Morgantown OL3 LLC	12/19/00
8. Indemnity Mortgage, Security Agreement and Fixture Filing (L4)	Morgantown OL4 LLC	12/19/00
9. Indemnity Mortgage, Security Agreement and Fixture Filing (L5)	Morgantown OL5 LLC	12/19/00
10. Indemnity Mortgage, Security Agreement and Fixture Filing (L6)	Morgantown OL6 LLC	12/19/00
11. Indemnity Mortgage, Security Agreement and Fixture Filing (L7)	Morgantown OL7 LLC	12/19/00

Related UCC filings below:

DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Dickerson OL2 LLC	Indemnity finance statement covering collateral including assets relating to Dickerson facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Morgantown OL1 LLC	Indemnity finance statement covering collateral including assets relating to Morgantown facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Dickerson OL1 LLC	Indemnity finance statement covering collateral including assets relating to Dickerson facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Dickerson OL4 LLC	Indemnity finance statement covering collateral including assets relating to Dickerson facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Dickerson OL3 LLC	Indemnity finance statement covering collateral including assets relating to Dickerson facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Morgantown OL3 LLC	Indemnity finance statement covering collateral including assets relating to Morgantown facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Morgantown OL2	Indemnity finance statement covering collateral including assets relating to Morgantown facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Morgantown OL5 LLC	Indemnity finance statement covering collateral including assets relating to Morgantown facility.

DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Morgantown OL4 LLC	Indemnity finance statement covering collateral including assets relating to Morgantown facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Morgantown OL7 LLC	Indemnity finance statement covering collateral including assets relating to Morgantown facility.
DE-SOS MD-Dept. of Assessments and Taxation	Mirant Mid- Atlantic, LLC	Morgantown OL6 LLC	Indemnity finance statement covering collateral including assets relating to Morgantown facility.

4.         Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Shared Facilities Agreement, dated as of December 18, 2000, among Southern Energy Mid-Atlantic, LLC, Dickerson OL1 LLC, Dickerson OL2 LLC, Dickerson OL3 LLC and Dickerson OL4 LLC (the “Dickerson Shared Facilities Agreement”)) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Dickerson Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases (as defined in the Plan of Reorganization) and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Montgomery County, Maryland among MIRMA as trustor, a trustee to be determined and Dickerson OL1 LLC as beneficiary.

5.         Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Dickerson Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Dickerson Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Montgomery County, Maryland among MIRMA as trustor, a trustee to be determined and Dickerson OL2 LLC as beneficiary.

6.         Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Dickerson Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Dickerson Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Montgomery County, Maryland among MIRMA as trustor, a trustee to be determined and Dickerson OL3 LLC as beneficiary.

7.    Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Dickerson Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Dickerson Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Montgomery County, Maryland among MIRMA as trustor, a trustee to be determined and Dickerson OL4 LLC as beneficiary.

8.    Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Shared Facilities Agreement, dated as of December 18, 2000, among Southern Energy Mid-Atlantic, LLC, Morgantown OL1 LLC, Morgantown OL2 LLC, Morgantown OL3 LLC, Morgantown OL4 LLC, Morgantown OL5 LLC, Morgantown OL6 LLC and Morgantown OL7 LLC (the “Morgantown Shared Facilities Agreement”)) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Charles County, Maryland among MIRMA as trustor, a trustee to be determined and Morgantown OL1 LLC as beneficiary.

9.    Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Charles County, Maryland among MIRMA as trustor, a trustee to be determined and Morgantown OL2 LLC as beneficiary.

10.    Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Charles County, Maryland among MIRMA as trustor, a trustee to be determined and Morgantown OL3 LLC as beneficiary.

11.    Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Charles County, Maryland among MIRMA as trustor, a trustee to be determined and Morgantown OL4 LLC as beneficiary.

12.        Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Charles County, Maryland among MIRMA as trustor, a trustee to be determined and Morgantown OL5 LLC as beneficiary.

13.        Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Charles County, Maryland among MIRMA as trustor, a trustee to be determined and Morgantown OL6 LLC as beneficiary.

14.        Security interest in and easement on an undivided interest in the “SEMA Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement) and contingent security interest in and easement on an undivided interest in the “Owner Lessor Shared Facilities” (as defined in the Morgantown Shared Facilities Agreement), in each case granted pursuant to the Plan of Reorganization in connection with and upon the assumption of the MIRMA Leases and to be documented post closing under a deed of trust, security agreement and fixture filing and related agreements and recorded in Charles County, Maryland among MIRMA as trustor, a trustee to be determined and Morgantown OL7 LLC as beneficiary.

15.        The following tax claims:2

Debtor	Secured Party	Lien[2]
Mirant Americas Energy Marketing, LP	Fulton County Tax Commissioner	$73,191.27
Mirant Americas Energy Capital, LP	Harris County/City of Houston	$568.67

[2]

Secured tax claims are required to be paid in full with interest (less any setoff) under the Plan of Reorganization. The discharge injunction set forth in Section 17.20 of the Plan of Reorganization prevents enforcement of the liens by the holders of secured tax claims.

[3]	Unless otherwise noted, claims shown hereon are the subject of negotiation as to the amount of interest to be paid.

Mirant Canal, LLC	Town of West Tisbury Town of Sandwich County of Dukes

$2,647.41

$177,510.26 (post-petition interest on an ordered and paid claim relating to real and personal property)

$2,877.31 (for the year 2004; assessed upon land in Oak Bluffs, Mass. with the buildings thereon, at 200 Edgartown Vineyard haven Rd.)

Mirant Delta, LLC	State of California	$2,764.28 (sales taxes)
Mirant Kendall, LLC	City of Cambridge	$2,439,200.27 (taxes, assessments and charges including real estate taxes, CPA surcharge, sewer committed interest, sewer lien, water committed interest, water lien, water/sewer account no. 004022-89)
Mirant Potrero, LLC	City and County of San Francisco	Amount not to exceed $1,792,627.10 (property taxes)

16. Other

Jurisdiction	Debtor Name	Secured Party	Collateral

DE-SOS	Mirant California, LLC	United Rentals, Inc.	Equipment #662391 Sullair 375H Compressor s/n 004-145869.

DE-SOS	Mirant Canal, LLC	Toyota Motor Credit Corp	One (1) New Toyota Pneumatic Tire Forklift Model 7FGU25 s/n: 68242 with New Rightline Fork Positioner Model E5D1019-16 s/n: 025842.

DE-SOS	Mirant Americas Energy Marketing, LP	BP Corporation North America Inc.	All of Debtor’s right, title and interest in and to any and all cash and earnings of such cash in the custodial account maintained by a Qualified Institution and such other collateral acceptable to the Secured Group and Obligations of the BP Group under a North American Master Netting Agreement, dated as of December 1, 2001, among Secured Party, each other BP party named therein, Debtor and each other Mirant party named therein and any Underlying Master Agreement and all Transactions, together with all contract rights in respect of such BP Group Obligations (each as defined in such Netting Agreement).

DE-SOS	Mirant Americas Energy Marketing, LP	Reliant Energy Services, Inc.	Chattel paper, securities, documents of title, instruments, money and intangibles, accounts and proceeds of the foregoing, of the Debtor as described in or related to certain Master Netting, Setoff and Security Agreements among Secured Party, Debtor, certain other Reliant parties and certain other Mirant parties, and the underlying master agreements and any trade, transaction and other open contractual commitment relating thereto.

DE-SOS	Mirant Americas Energy Marketing, LP	El Paso Merchant Energy, LP	Chattel paper, instruments, money and general and payment intangibles, accounts and proceeds of the foregoing, of the Debtor as described in or related to a Master Netting, Setoff and Security Agreement among by and between Secured Party and Debtor and the Underlying Master Agreements thereunder and any Transaction.

Schedule 8.6(l)

EXISTING INVESTMENTS

1.	Investments in Mirant New York, Inc., Mirant Bowline, LLC, Mirant Lovett, LLC, Mirant NY-Gen, LLC and Hudson Valley Gas Corporation.

2.	Balances owed to Mirant North America, LLC and its subsidiaries owed under intercompany arrangements described in the Offering Memorandum related to the offering of the 7.375% Senior Notes dated December 20, 2005 (the “Offering Memorandum”).

3.	Investments consisting of advances not exceeding $20 million to the extent not backed by cash collateral made pursuant to the Intercompany DIP facility (the “Intercompany DIP”) made available by Mirant Americas Energy Marketing, LP (“MAEM”) and Mirant North America, LLC to Mirant New York, Inc., Mirant Bowline, LLC, Mirant Lovett, LLC and Hudson Valley Gas Corporation on terms described in the Offering Memorandum, which agreement MAEM will assign to Mirant Energy Trading LLC (“MET”).

4.	Investments made pursuant to the Plan of Reorganization (i) in connection with the restructuring of MAEM and MET as described in the Offering Memorandum in furtherance of the MAEM/MET Effective Date (as defined in the Plan of Reorganization) and (ii) consisting of investments by MIRMA in MAI Series A Preferred Shares.

5.	815, 199 shares of Intercontinental Exchange Inc. owned by MAEM.

Schedule 8.7

TRANSACTIONS WITH AFFILIATES

1.	MAEM is party to Power Sale, Fuel, Supply and Services Agreements, dated as of January 3, 2006 with each subsidiary of Mirant North America, LLC and certain affiliated entities that are subsidiaries of Mirant Americas, Inc., which agreements MAEM will assign to MET.

2.	Administrative Services Agreements, dated as of January 3, 2006 between Mirant Services, LLC and each of Mirant North America, LLC and its subsidiaries.

3.	The Intercompany DIP.

4.	Services Agreement, dated as of January 3, 2006, between Mirant Power Purchase, LLC and MAEM which agreement MAEM will assign to MET.

EXHIBIT A

GUARANTEE AND COLLATERAL AGREEMENT

made by

MIRANT NORTH AMERICA, LLC

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of January 3, 2006

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7.3	Execution of Financing Statements	18
7.4	Authority of Administrative Agent	18

SECTION 8.	MISCELLANEOUS	18
8.1	Amendments in Writing	18
8.2	Notices	18
8.3	No Waiver by Course of Conduct; Cumulative Remedies	18
8.4	Enforcement Expenses; Indemnification	19
8.5	Successors and Assigns	19
8.6	Set-Off	19
8.7	Counterparts	20
8.8	Severability	20
8.9	Section Headings	20
8.10	Integration	20
8.11	Governing Law	20
8.12	Submission To Jurisdiction; Waivers	20
8.13	Acknowledgements	20
8.14	Additional Grantors	21
8.15	Releases	21
8.16	Waiver Of Jury Trial	21

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Inventory and Equipment Locations
Schedule 5	Intellectual Property

ANNEXES

Annex 1	Assumption Agreement

ii

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of January 3, 2006, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of January 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Mirant North America, LLC (the “Borrower”), the Lenders, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1      Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(b)      The following terms shall have the following meanings:

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“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Hedging Arrangement or Specified Cash Management Program, any Affiliate of any Lender or any other Person which, at the time any such Hedging Arrangement was entered into, was a Lender or an Affiliate thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Hedging Arrangement, any Specified Cash Management Program or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Contracts”: as defined in Section 6.2.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without

3

limitation, Section 2) or any other Loan Document, any Hedging Arrangement, or any Specified Cash Management Program to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

“Pledged Notes”: all material promissory notes as listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this

4

Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any Affiliate of any Lender (or any other Person which, at the time any Hedging Arrangement was entered into, was a Lender or an Affiliate thereof) to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.

1.2      Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)     Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1      Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

5

(b)     Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)     Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)     The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e)     No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2.      Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3      No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to enforce or otherwise exercise any right of subrogation to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such

6

Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. If all Borrower Obligations due and owing shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have been terminated, each of the Administrative Agent and the Lenders will, at such Guarantor’s reasonable request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Borrower Obligations resulting from any payment made by such Guarantor pursuant to this Agreement.

2.4      Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5      Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or

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against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6      Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7      Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 3.      GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

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(k) all Investment Property;

(l) all Letter-of-Credit Rights;

(m) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(n) all books and records pertaining to the Collateral; and

(o) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

SECTION 4.      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1      No Other Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2      Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

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4.3      Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 4.

4.4      Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.5      Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 66% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b)      Each Intercompany Note constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.6      Receivables. (a) As of the Closing Date, no amount in excess of $10 million payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper.

(b)      If any such Grantor acquires any Instrument or Chattel Paper evidencing an amount in excess of $10 million payable to such Grantor under or in connection with any Receivable, such Grantor will within ten (10) Business Days notify the Administrative Agent thereof, and upon request by the Administrative Agent, will promptly deliver such Instrument or Chattel Paper to the Administrative Agent appropriately endorsed to the order of the Administrative Agent.

4.7      Intellectual Property. (a) Schedule 5 lists all material (i) Patents, Patent applications, registered Trademarks and applications for Trademarks and all registered Copyrights owned by such Grantor in its own name on the date hereof and (ii) licenses under which any Grantor uses any Intellectual Property owned by an Affiliate or any material Intellectual Property owned by a third party.

(b)      On the date hereof, all Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person except in each case as could not reasonably be expected to result in a Material Adverse Effect.

4.8      Commercial Tort Claims.

(a)      On the date hereof, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $10 million.

(b)      Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.5 hereof against such Grantor in the jurisdiction specified in Schedule 4.15 to the Credit Agreement, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for Liens permitted by the Credit Agreement that have priority over the Liens on such Collateral by operation of law.

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SECTION 5.      COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until all due and owing Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1      Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.15 of the Credit Agreement and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)      Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)      Such Grantor shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and delivering to the Administrative Agent certificates representing securities pledged under the Security Documents) that may be required under applicable law, or that the Majority Lenders or the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.

(d)      Notwithstanding anything to the contrary in this Section 5.1 or any Loan Document, no Grantor shall be required (A) to perfect the security interests in deposits and investment accounts by entering into separate lockbox or account control agreements; (B) to perfect any security interest in motor vehicles or (C) to perfect any security interests in any Collateral (other than Pledged Stock) by possession except as otherwise agreed or required pursuant to the Loan Documents.

5.2      Changes in Name, etc. Such Grantor will furnish prompt written notice to the Administrative Agent of any change (i) in its corporate name, (ii) in the jurisdiction of organization or formation or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.2 or (iii) its Federal Taxpayer Identification Number. Such Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all of the Collateral as provided for herein.

5.3      Investment Property/Intellectual Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power

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covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)      Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, unless such Capital Stock or other security is pledged to the Administrative Agent hereunder or (ii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Stock constituting Capital Stock of a Subsidiary or Intercompany Notes or Proceeds thereof, other than any restrictions (x) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Pledged Stock pending the closing of such sale or disposition or (y) contained in agreements that are not more restrictive, taken as a whole, than those applicable to the Borrower in the Credit Agreement or agreements evidencing Permitted Debt described in clause (i) of the definition thereof.

(c)      In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.4      Intellectual Property. (a) Such Grantor shall, consistent with its reasonable business judgment, take commercially reasonable actions to maintain the value and validity of all Intellectual Property owned by it, except to the extent the failure to take any such action would not reasonably be expected to have a Material Adverse Effect.

(b)      Whenever such Grantor, either by itself or through any agent, employee, licensee or designee (or any Affiliate of such Grantor who licenses such Intellectual Property to such Grantor), shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

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5.5      Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $10 million, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.6      Intercreditor Agreements. In the event any Grantor becomes a party to any Intercreditor Agreement in respect of Permitted Pari Passu Debt or in respect of junior Liens permitted under Section 8.3(i)(x) of the Credit Agreement, such Grantor agrees that it shall not at any time execute or deliver any amendment or other modification to any “Additional Facilities Document” or “Second Priority Document”, as applicable, or similar documents as used in such Intercreditor Agreement, inconsistent with or in violation of such Intercreditor Agreement.

SECTION 6.      REMEDIAL PROVISIONS

6.1      Certain Matters Relating to Receivables. (a) If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications.

(b)      The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

6.2      Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and with parties to any material contract or agreement to which any Grantor is a party (the “Contracts”) to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b)      Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)      Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any

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Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3      Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)      If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)      Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4      Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent

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and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5      Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order (subject to any applicable Intercreditor Agreement with respect to Permitted Pari Passu Debt or to any Lien in favor of counterparties to a PPA pursuant to Section 8.3(i) of the Credit Agreement):

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

6.6      Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to

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assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as is provided in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7      Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)      Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)      Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the

16

Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8      Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 7.      THE ADMINISTRATIVE AGENT

7.1      Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)      in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)      in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)      pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)      execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)      (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due

17

thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)      If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)      The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)      Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2      Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of

18

their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3      Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4      Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.      MISCELLANEOUS

8.1      Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

8.2      Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3      No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be

19

construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4      Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)      Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)      Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 11.5 of the Credit Agreement.

(d)      The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5      Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6      Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

20

8.7      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9      Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10      Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12      Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)      submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)      consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)      agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)      agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)      waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13      Acknowledgements. Each Grantor hereby acknowledges that:

21

(a)      it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)      neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)      no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14      Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.7 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15      Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Hedging Arrangements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)      If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16      WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

MIRANT NORTH AMERICA, LLC

By:
Name:
Title:

MIRANT TEXAS MANAGEMENT, LLC

By:
Name:
Title:

MIRANT TEXAS, LP

By:
Name:
Title:

MIRANT CALIFORNIA, LLC

By:
Name:
Title:

MIRANT POTRERO, LLC

By:
Name:
Title:

23

MIRANT DELTA, LLC

By:
Name:
Title:

MIRANT CANAL, LLC

By:
Name:
Title:

MIRANT KENDALL, LLC

By:
Name:
Title:

MIRANT ZEELAND, LLC

By:
Name:
Title:

MLW DEVELOPMENT, LLC

By:
Name:
Title:

MIRANT SPECIAL PROCUREMENT, INC.

By:
Name:
Title:

24

MNA FINANCE CORP.

By:
Name:
Title:

25

Schedule 1

NOTICE ADDRESS

Company	Notice Address
Mirant North America, LLC

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

MNA Finance Corp.

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

Mirant Texas Management, LLC	1155 Perimeter Center West Atlanta, GA 30338 Attention: J. William Holden III Telecopier No.: 678-579-7734 Telephone No.: 678-579-7728 with copies to:

26

Mirant Corporation 1155 Perimeter Center West Atlanta, GA 30338 Attention: Steven B. Nickerson Telecopier No.: 678-579-5951 Telephone No.: 678-579-6440
Mirant Texas, LP

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

Mirant California, LLC

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

Mirant Potrero, LLC	1155 Perimeter Center West Atlanta, GA 30338 Attention: J. William Holden III Telecopier No.: 678-579-7734 Telephone No.: 678-579-7728

27

with copies to: Mirant Corporation 1155 Perimeter Center West Atlanta, GA 30338 Attention: Steven B. Nickerson Telecopier No.: 678-579-5951 Telephone No.: 678-579-6440
Mirant Delta, LLC

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

Mirant Canal, LLC

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

Mirant Kendall, LLC	1155 Perimeter Center West Atlanta, GA 30338 Attention: J. William Holden III Telecopier No.: 678-579-7734

28

Telephone No.: 678-579-7728 with copies to: Mirant Corporation 1155 Perimeter Center West Atlanta, GA 30338 Attention: Steven B. Nickerson Telecopier No.: 678-579-5951 Telephone No.: 678-579-6440
Mirant Zeeland, LLC

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

Mirant Special Procurement, Inc.

1155 Perimeter Center West

Atlanta, GA 30338

Attention: J. William Holden III

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

MLW Development, LLC	1155 Perimeter Center West Atlanta, GA 30338 Attention: J. William Holden III

29

Telecopier No.: 678-579-7734

Telephone No.: 678-579-7728

with copies to:

Mirant Corporation

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Steven B. Nickerson

Telecopier No.: 678-579-5951

Telephone No.: 678-579-6440

33

Schedule 2

INVESTMENT PROPERTY

Pledged Stock

Issuer	Class of Stock	Stock Certificate No.	No. of Shares
Mirant Special Procurement, Inc.	Common	2	1000
MNA Finance Corp.	Common	2	1000
Mirant New York, Inc.	Common	2	1000
Mirant Texas Management, LLC	LLC Membership Interests	N/A	N/A
Mirant Texas, LP	Partnership Interests	N/A	N/A
Mirant California, LLC	LLC Membership Interests	N/A	N/A
Mirant Potrero, LLC	LLC Membership Interests	N/A	N/A
Mirant Delta, LLC	LLC Membership Interests	N/A	N/A
Mirant Canal, LLC	LLC Membership Interests	N/A	N/A
Mirant Kendall, LLC	LLC Membership Interests	N/A	N/A
Mirant Zeeland, LLC	LLC Membership Interests	N/A	N/A
MLW Development, LLC	LLC Membership Interests	N/A	N/A
Mirant Energy Trading, LLC	LLC Membership Interests	N/A	N/A
Mirant Mid-Atlantic, LLC	LLC Membership Interests	N/A	N/A

34

New MAEM Holdco, LLC	LLC Membership Interests	N/A	N/A

Pledged Notes

Issuer	Payee	Principal Amount
None.

35

Schedule 3

JURISDICTIONS OF ORGANIZATION AND CHIEF EXECUTIVE OFFICES

Company	Jurisdiction of Organization	Organizational ID	Chief Executive Office
Mirant North America, LLC	DE – SOS	2968459	1155 Perimeter Center West Atlanta, GA 30338
MNA Finance Corp.	DE – SOS	4077673	1155 Perimeter Center West Atlanta, GA 30338
Mirant Texas Management, LLC	DE – SOS	2941017	1155 Perimeter Center West Atlanta, GA 30338
Mirant Texas, LP	DE – SOS	2999913	1155 Perimeter Center West Atlanta, GA 30338
Mirant California, LLC	DE – SOS	2996553	1155 Perimeter Center West Atlanta, GA 30338
Mirant Potrero, LLC	DE – SOS	2968474	1155 Perimeter Center West Atlanta, GA 30338
Mirant Delta, LLC	DE – SOS	2968477	1155 Perimeter Center West Atlanta, GA 30338
Mirant Canal, LLC	DE – SOS	2900994	1155 Perimeter Center West Atlanta, GA 30338
Mirant Kendall, LLC	DE – SOS	2901233	1155 Perimeter Center West Atlanta, GA 30338
Mirant Zeeland, LLC	DE – SOS	3120426	1155 Perimeter Center West Atlanta, GA 30338
Mirant Special Procurement, Inc.	DE – SOS	3394736	1155 Perimeter Center West Atlanta, GA 30338
MLW Development, LLC	DE - SOS	3642469	1155 Perimeter Center West Atlanta, GA 30338

36

Schedule 4

INVENTORY AND EQUIPMENT LOCATIONS

Company	Locations
Mirant North America, LLC	None
MNA Finance Corp.	None
Mirant Texas Management, LLC	None
Mirant Texas, LP	Bosque County, TX
Mirant California, LLC	None
Mirant Potrero, LLC	San Francisco, CA
Mirant Delta, LLC	Solano County County, CA Contra Costa County, CA
Mirant Canal, LLC	Barnstable County, MA Cumberland County, ME Dukes County, MA
Mirant Kendall, LLC	Middlesex County, MA
Mirant Zeeland, LLC	Ottawa County, MI
Mirant Special Procurement, Inc.	Shelby County, TN
MLW Development, LLC	Parker County, TX

43

Schedule 5

INTELLECTUAL PROPERTY

None.

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                         , 200    , made by                                                                   (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Mirant North America, LLC (the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of January     , 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of January     , 2006 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement;

[WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor), the Administrative Agent and certain other parties named therein have entered into the [describe any Intercreditor Agreement then in effect], dated as of                      (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement requires the Additional Grantor to become a party to the Intercreditor Agreement; and]

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement [and the Intercreditor Agreement];

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement[/Intercreditor Agreements]. By executing and delivering this Assumption Agreement, the Additional Grantor (i) as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder, and (ii) as provided in Section [    ] of the Intercreditor Agreement, hereby becomes a party to the Intercreditor Agreement as a Loan Party thereunder with the same force and effect as if originally named therein as a Loan Party and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Loan Party thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true

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and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

4

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.3(a) of the Credit Agreement, dated as of January 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Mirant North America, LLC (the “Borrower”), the Lenders party thereto, the Co-Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Chief Executive Officer] [President] [Chief Financial Officer] [Treasurer] [Controller] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. During the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”), each Loan Party has complied with the terms of the Credit Agreement and the other Loan Documents to which it is a party. I have no knowledge of the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 7.1, 7.2 and 7.3 of the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this [    ] day of [            ], [            ].

Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of                 ,             , and pertains to the period from                         ,              to                                      ,             .

[Set forth Covenant Calculations]

EXHIBIT C

FORM OF

CLOSING CERTIFICATE

Pursuant to Section 5.1(b) of the Credit Agreement, dated as of January 3, 2006 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Mirant North America, LLC (the “Borrower”), the Lenders party thereto, the Co-Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies as follows:

1.    Each of the representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof.

2.                                              is the duly elected and qualified [Corporate Secretary] of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3.    No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the extensions of credit requested to be made on the date hereof and the application of proceeds therefrom. [Borrower only]

4.    The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date (except to the extent a condition is required to be satisfactory or reasonably satisfactory to the Agent or to the extent waived). [Borrower only]

The undersigned Corporate Secretary of the Certifying Loan Party certifies as follows:

5.    There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party.

6.    Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors] [Members] of the Certifying Loan Party on December 20, 2005; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only [corporate/company] proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

7.    Attached hereto as Annex 2 is a true and complete copy of the [By-Laws] [Limited Liability Company Agreement] of the Certifying Loan Party as in effect on the date hereof.

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8. Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation/Certificate of Formation] of the Certifying Loan Party as in effect on the date hereof.

9. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

3

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: [Corporate Secretary]

Date: , 2006

EXHIBIT D

MORTGAGE

by

[MIRANT ZEELAND LLC],

Mortgagor,

to

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Mortgagee,

DATED: As of [January 3, 2006]

THIS INSTRUMENT IS TO BE INDEXED AS BOTH A

MORTGAGE AND A FIXTURE FILING

This instrument was prepared by and

after recording please return to:

Mardi R. Merjian

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

MORTGAGE

THIS MORTGAGE, which also constitutes a Security Agreement, an Assignment of Leases and Rents, and a Financing Statement, and constitutes a Fixture Filing (“Mortgage”) is made as of [January 3, 2006], by [MIRANT ZEELAND LLC], a Delaware limited liability company, with its principal office at c/o Mirant North America, LLC, 1155 Perimeter Center West, Suite 100, Atlanta, Georgia 30338 (“Mortgagor”), to JPMORGAN CHASE BANK, N.A., as Administrative Agent, whose address is 1111 Fannin Street, Floor 10, Houston, Texas 77002, Attention: Loan and Agency Services, as mortgagee, assignee and secured party, in its capacity as agent on behalf of itself as lender and for the Secured Parties (together with any successors or assigns in such capacity, the “Agent” or “Mortgagee”). References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

1.        RECITALS

WHEREAS, Mortgagor is the owner and holder of fee simple title in and to all of the real estate located in the County of Ottawa and State of Michigan (the “State”) set forth in, and as more fully described in, Exhibit A attached hereto (the “Premises”), which Premises forms a portion of the Property (as hereinafter defined);

WHEREAS, Mirant North America, LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (collectively, the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as co-syndication agents, and Mortgagee, are parties to that certain Credit Agreement, dated as of January 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), under which the Secured Parties agreed to make available to Borrower certain loans and other financial accommodations to Borrower and letters of credit for the account of Borrower.

WHEREAS, Mortgagor wishes to provide further assurance and security to the Agent and the Secured Parties and as a condition to the Agent and the Lenders executing the Credit Agreement, the Agent and the Secured Parties are requiring that Mortgagor grant to the Agent, on behalf of the Secured Parties, a security interest in and a mortgage lien upon the Property (as hereinafter defined), subject to the Permitted Mortgage Liens (as hereinafter defined), to secure all of Mortgagor’s obligations under the Credit Agreement, this Mortgage and the other Loan Documents.

II.        THE GRANT

NOW, THEREFORE, in order to secure all obligations and liabilities of Mortgagor which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, Section 2 thereof) or any other Loan Document, any Hedging Arrangement, or any Specified Cash Management Program to which Mortgagor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Guarantee and Collateral Agreement or any other Loan Document) (collectively, the “Obligations”), and in consideration of Ten and No/100 Dollars ($10.00) in hand paid by Mortgagee to Mortgagor, the Recitals above stated, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor GRANTS, BARGAINS, SELLS, ASSIGNS, RELEASES, ALIENS, TRANSFERS, WARRANTS, DEMISES, CONVEYS and MORTGAGES to Mortgagee and its successors and assigns (for the benefit of the Secured Parties) forever (and grants to Mortgagee and its successors and assigns (for the benefit of the Secured Parties) forever a continuing security interest in and to) all of Mortgagor’s right, title and interest in and to the Premises, together with all of Mortgagor’s right, title and interest in and to the following described property, all of which other property is pledged primarily on a parity with the Premises and not secondarily (the Premises and the following property are collectively referred to as the “Property”):

(a)      all buildings, structures and other improvements of every kind and description now or hereafter erected, situated, or placed upon the Premises (the “Improvements”), together with any and all personal property now or hereafter owned by Mortgagor and located in or on, forming part of, attached to, used or intended to be used in connection with, or incorporated in any such Improvements, including all extensions of, additions to, betterments, renewals of, substitutions for and replacements for any of the foregoing;

(b)      any and all (i) land or vaults lying within the right-of-way of any street, avenue, way, passage, highway, or alley, open or proposed, vacated or otherwise, adjoining the Premises; (ii) alleys, sidewalks, streets, avenues, strips and gores of land belonging, adjacent or pertaining to the Premises or the Improvements; (iii) storm and sanitary sewer, water, gas, electric, railway and telephone services relating to the Premises and the Improvements; (iv) development rights, air rights, water, water rights, water stock, gas, oil, minerals, coal and other substances of any kind or character underlying or relating to the Premises or any part thereof; and (v) tenements, hereditaments, easements, appurtenances, other rights, liberties, reservations, allowances and privileges relating to the Premises or the Improvements or in any way now or hereafter appertaining thereto, including homestead and any other claims at law or in equity;

(c)      any and all leases, subleases, management agreements, arrangements, concessions or agreements, written or oral, relating to the use and occupancy of the Premises or the Improvements or any portion thereof, now or hereafter existing or entered into (collectively, “Leases”);

(d)      all rents, issues, profits, royalties, revenue, advantages, income, avails, claims against guarantors, all cash or security deposits, advance rentals, deposits or payments given and other benefits now or hereafter derived directly or indirectly from the Premises and Improvements under the Leases or otherwise (collectively, “Rents”), subject to the right, power and authority granted to Mortgagee pursuant to Section 3.8 hereof;

(e)      all options to purchase or lease the Premises or the Improvements or any portion thereof or interest therein, or any other rights, interests or greater estates in the rights and properties comprising the Property now owned or hereafter acquired by Mortgagor;

(f)      any interests, estates or other claims of every name, kind or nature, both in law and in equity, which Mortgagor now has or may acquire in the Premises and Improvements or other rights, interests or properties comprising the Property now owned or hereafter acquired;

(g)      any and all plans and specifications, designs, drawings and other matters prepared for any construction on the Premises or regarding the Improvements;

(h)      any contracts executed by Mortgagor with any provider of goods or services for or in connection with any construction undertaken on or services performed or to be performed in connection with the Premises or the Improvements;

(i)      all tangible personal property now or hereafter owned by Mortgagor and located in, on or at the Premises or the Improvements and used or useful in connection therewith, including, without limitation:

(i)      all building materials and equipment located upon the Premises and intended for construction, reconstruction, alteration, repair or incorporation in or to the Improvements now or hereafter to be constructed thereon, whether or not yet incorporated in such Improvements (all of which shall be deemed to be included in the Property upon delivery thereto);

(ii)      all machines, machinery, fixtures, apparatus, equipment or articles used in supplying heating, gas, electricity, air-conditioning, water, light, power, plumbing, sprinkler, waste removal, refrigeration, ventilation, and all fire sprinklers, alarm systems, protection, electronic monitoring equipment and devices;

(iii)      all window, structural, maintenance and cleaning equipment and rigs; and

(iv)      all Fixtures now or hereafter owned by Mortgagor and attached to or contained in and used or useful in connection with the Premises or the Improvements; and

(j)      all the estate, interest, right, title or other claim or demand which the Mortgagor now has or may hereafter have or acquire with respect to (i) proceeds of insurance in effect with respect to the Property and (ii) any and all awards, claims for damages, judgments, settlements and other compensation made for or consequent upon the taking by condemnation, eminent domain or any like proceeding, or by any proceeding or purchase in lieu thereof, of the whole or any part of the Property, including, without limitation, any awards and compensation resulting from a change of grade of streets and awards and compensation for severance damages (collectively, “Awards”).

TO HAVE AND TO HOLD the Property hereby mortgaged and conveyed or so intended, unto the Mortgagee, its successors and assigns, forever, for the uses and purposes herein set forth, subject, however, only to (i) the lien of this Mortgage, (ii) the liens, encumbrances and other matters set forth on Schedule B to the title insurance policy, if any, insuring the lien of this Mortgage and (iii) all easements, rights of way, zoning restrictions, encroachments, minor title deficiencies, leases, subleases, licenses, sublicenses or other restrictions in the use of the property or other similar encumbrances and any other lien or encumbrance as permitted by Section 8.3 of the Credit Agreement (collectively, clauses (i), (ii) and (iii) shall be referred to as “Permitted Mortgage Liens”).

The Mortgagor hereby covenants with the Mortgagee: (i) that at the execution and delivery hereof, Mortgagor holds good and marketable title to the Premises; (ii) that the Property is free from all encumbrances and exceptions to title (and any claim of any other person) other than the Permitted Mortgage Liens, (iii) that it has good and lawful right to sell, mortgage and convey the Property; and (iv) that Mortgagor and its successors and assigns shall forever warrant and defend the Property against all claims and demands whatsoever subject to Permitted Mortgage Liens.

At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Hedging Arrangements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Property shall be released from the Liens created hereby, and this Mortgage and all obligations (other than those expressly stated to survive such termination) of the Agent and the Mortgagor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Property shall revert to the Mortgagor. At the request and sole expense of any Mortgagor following any such termination, the Agent shall execute and deliver to Mortgagor such documents as Mortgagor shall reasonably request to evidence such termination.

III.        GENERAL AGREEMENTS

3.1      Defined Terms. Capitalized terms used herein (including in the “Recitals” and the “Grant” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Mortgage to the “Default Rate” shall mean the interest rate applicable pursuant to Section 2.14(c) of the Credit Agreement. References herein to the “Secured Parties” shall mean the collective reference to the Mortgagee, the Lenders and any Affiliate of any Lender (or any other Person which, at the time any Hedging Arrangement was entered into, was a Lender or an Affiliate thereof) to which Obligations or Borrower Obligations (as defined in the Guarantee and Collateral Agreement) are owed.

3.2      Omitted.

3.3      Impositions. Mortgagor shall pay prior to delinquency, all general taxes, special taxes, special assessments, water charges, sewer charges, and any other charges, fees, taxes, claims, levies, expenses, liens and assessments, ordinary or extraordinary, governmental or nongovernmental, statutory or otherwise (all of the foregoing being herein collectively referred to as “Impositions”), that may be asserted against the Property or any part thereof or Mortgagor’s interest therein), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Mortgagor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

3.4      Payment of Impositions by Mortgagee. Upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), Mortgagee is hereby authorized to make or advance, in the place and stead of Mortgagor, any payment relating to Impositions. Mortgagee may do so according to any bill, statement, or estimate procured from the appropriate public office without inquiry into the accuracy or the validity of any Impositions, lien, sale, forfeiture, or related title or claim. From and after the ocurrence and during the continuance of an Event of Default, Mortgagee is further authorized to make or advance, in place of Mortgagor (and after giving prior notice to Mortgagor of its intention to do so), any payment relating to any apparent or threatened adverse title, lien, statement of lien, encumbrance, claim, charge, or payment otherwise relating to any other purpose herein and hereby authorized, but not enumerated in this Section 3.4. All such advances and indebtedness authorized by this Section 3.4 shall constitute Obligations and shall be repayable by Mortgagor upon demand with interest at the Default Rate.

3.5      Condemnation, Eminent Domain and Casualty. (a) Mortgagor shall give Mortgagee prompt notice of all proceedings, instituted or threatened, seeking condemnation or a taking by eminent domain or like process (herein collectively called “Taking”), of all or any material part of the Property or affecting any related material easement or material appurtenance (including severance of, consequential damage to, or change in grade of streets), and shall deliver to Mortgagee copies of any and all papers served in connection with any such proceeding if so requested by Mortgagee. If an Event of Default has occurred and is continuing, Mortgagee (or, after entry of decree of foreclosure, the purchaser at the foreclosure sale or decree creditor, as the case may be) is hereby authorized at its option to participate in such proceeding and control the same and to be represented therein by counsel of its own choice, and Mortgagor will deliver, or cause to be delivered to Mortgagee such instruments as may be requested by it from time to time to permit such participation or control. Any Award in connection with a Taking, less the amount of any expenses incurred in litigating, arbitrating, compromising, or settling any claim arising out of a Taking, shall be applied or reinvested in the same manner as if they were Net Cash Proceeds from a Recovery Event in accordance with the Credit Agreement.

(b)      If the Property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $20,000,000, Mortgagor shall give prompt notice thereof to Mortgagee. All Awards paid or payable in connection with any damage or casualty to the Property shall be deemed Net Cash Proceeds from a Recovery Event and applied or reinvested in the manner specified in the Credit Agreement.

3.6      Maintenance of Property. Mortgagor shall maintain the Property in accordance with Section 6.6 of the Credit Agreement.

3.7      Prohibited Liens; Prohibited Transfers.

(a)      Except as otherwise permitted in Section 8.3 of the Credit Agreement, Mortgagor shall not create, suffer, or permit to be created or filed against the Property any Lien superior or inferior to the lien created by this Mortgage.

(b)      Except as otherwise provided in Section 8.5 of the Credit Agreement, or except with respect to any Excluded Asset Sale, Mortgagor may not sell, lease or convey all or any part of the Property or any interest therein. In the event Mortgagor shall be permitted to transfer the Property, Mortgagee shall deliver to Mortgagor a document in recordable form sufficient to release this Mortgage of record on reasonable prior written request of Mortgagor and at Mortgagor’s expense.

3.8      Assignment of Leases and Rents.

(a)      All right, title, and interest of Mortgagor in and to all Leases and Rents are hereby transferred and assigned simultaneously herewith to Mortgagee. Although it is the intention of the parties that the assignment contained in this paragraph shall be a present assignment, it is expressly understood and agreed, anything to the contrary notwithstanding, that Mortgagee shall not exercise any of the rights or powers conferred upon it by this paragraph until an Event of Default shall exist and be continuing. The Mortgagee shall be entitled to all the rights and remedies conferred by Act No. 210 of the Michigan Public Acts of 1953 as amended by Act No. 151 of the Michigan Public Acts of 1966 (MCLA 554.231 et seq.) or Act No. 228 of the Michigan Public Acts of 1925, as amended by Act No. 55 of the Michigan Public Acts of 1933 (MCLA 554.211 et seq.), whichever is applicable.

(b)      Following the occurrence of an Event of Default and during the continuance thereof, (a) Mortgagee shall have the rights and powers as are provided herein, (b) this Mortgage shall constitute a direction to each lessee under the Leases and each guarantor thereof to pay all Rents directly to Mortgagee without proof of the Event of Default, and (c) Mortgagee shall have the authority, as Mortgagor’s attorney-in-fact (such authority being coupled with an interest and irrevocable), to sign the name of Mortgagor and to bind Mortgagor on all papers and documents relating to the operation, leasing and maintenance of the Property.

(c)      Following the occurrence of an Event of Default and during the continuance thereof, if Mortgagor, as lessor under any Lease, shall neglect or refuse to perform, observe and keep all of the covenants, provisions and agreements contained in such Lease, then Mortgagee may perform and comply with any such Lease covenants, agreements and provisions. All reasonable costs and expenses incurred by Mortgagee in complying with such covenants, agreements, and provisions shall constitute Obligations and shall be payable upon demand with interest payable at the Default Rate.

(d)      Mortgagee shall not be obligated to perform or discharge any obligation, duty or liability under any Lease, and Mortgagor shall and does hereby agree, except to the extent of Mortgagee’s gross negligence or willful misconduct, to indemnify and hold the Mortgagee harmless of and from any and all liability, loss or damage which it may or might incur under any Lease or under or by reason of their assignments and of and from any and all claims and demands whatsoever which may be asserted against it by reason of alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in such Lease. Should Mortgagee incur any such liability, loss or damage under any Lease or under or by reason of its assignment to Mortgagee, or in the defense of any claims or demands, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall constitute Obligations and shall be payable upon demand with interest payable at the Default Rate.

(e)      All Rents collected by Mortgagee, or by a receiver, shall be held and applied in the following order:

(i)      to payment of all reasonable fees of the receiver, if any, approved by the court;

(ii)     to payment of all delinquent or otherwise due and payable real estate taxes and special assessments payable with respect to the Property;

(iii)    to payment of all premiums then due for the insurance required by the provisions of this Mortgage;

(iv)    to payment of expenses incurred for normal maintenance of the Property;

(v)     if received prior to any foreclosure sale of the Property to Mortgagee for payment of the indebtedness secured by this Mortgage in accordance with Section 6.5 of the Guarantee and Collateral Agreement, but no such payment made after acceleration of the indebtedness shall affect such acceleration;

(vi)    if received during or with respect to a period after a foreclosure sale of the Property:

(a)      if the purchaser at the foreclosure sale is not Mortgagee, first to Mortgagee to the extent of any deficiency of the sale proceeds to repay the indebtedness secured by this Mortgage in accordance with Section 6.5 of the Guarantee and Collateral Agreement, second to the purchaser as a credit to the redemption price, but if the Property is not redeemed, then to the purchaser of the Property;

(b)      if the purchaser at the foreclosure sale is Mortgagee, first to Mortgagee to the extent of any deficiency of the sale proceeds to repay the indebtedness secured by this Mortgage in accordance with Section 6.5 of the Guarantee and Collateral Agreement.

3.9      Uniform Commercial Code.

(a)      This Mortgage constitutes a “security agreement” as that term is used in the Uniform Commercial Code in the State (the “Code”) with respect to any part of the Property which may or might now or hereafter be or be deemed to be personal property, fixtures or property other than real estate (including all replacements thereof, additions thereto and substitutions therefor) (collectively, the

“Personal Property Collateral”). All of Mortgagor’s right, title and interest in the Personal Property Collateral is hereby assigned to Mortgagee to secure the payment of the Obligations.

(b)      At any time after an Event of Default has occurred and shall be continuing, Mortgagee shall have the remedies of a secured party under the Code, including without limitation the right to take immediate and exclusive possession of the Personal Property Collateral or any part thereof. The remedies of Mortgagee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other remedies of the Mortgagee, including having the Personal Property Collateral deemed part of the realty upon any foreclosure so long as any part of the Obligations remain unsatisfied.

(c)      This Mortgage is intended to be a “fixture filing” for purposes of the Code with respect to the items of Property which are or may become fixtures relating to the Premises upon recording of this Mortgage in the real estate records of the proper office. The addresses of Mortgagor (Debtor) and Mortgagee (Secured Party) are set forth above.

(d)      The Mortgagor hereby directs that the Mortgagee shall cause to be recorded in the County in which the Premises are located, as well as with the applicable offices of the State, such financing statements and fixture filings as shall be necessary in order to perfect and preserve the priority of Mortgagee’s lien upon the Personal Property Collateral.

3.10      Releases. Without notice and without regard to the consideration therefor, and to the existence at that time of any inferior liens, Mortgagee may release from the lien created hereby all or any part of the Property, or release from liability any person obligated to repay any of the Obligations, without affecting the liability of any party to any of the Credit Agreement, the Notes, this Mortgage, or any of the other Loan Documents (including without limitation any guaranty given as additional security) and without in any way affecting the priority of the lien created hereby. Mortgagee may agree with any liable party to extend the time for payment of any part or all of the Obligations. Such agreement shall not in any way release or impair the lien created by this Mortgage or reduce or modify the liability of any person or entity obligated personally to repay the Obligations, but shall extend the lien created by this Mortgage as against the title of all parties having any interest in the Property.

3.11      Further Assurances. Mortgagor agrees that, upon the request of Mortgagee from time to time, it will, at Mortgagor’s sole cost and expense, execute, acknowledge and deliver all such additional instruments and further assurances of title and will do or cause to be done all such further acts and things as may reasonably be necessary to fully effectuate the intent of this Mortgage.

IV.        EVENT OF DEFAULT AND REMEDIES

4.1      Event of Default. The occurrence of an “Event of Default,” as such term is defined in the Credit Agreement, shall constitute an “Event of Default” under this Mortgage.

4.2      Foreclosure and Remedies. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may immediately take such action, without notice or demand (except as required by law), as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i)      Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Property, (B) institute and maintain an action on the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) foreclose this Mortgage by advertisement, pursuant to the statutes of the State of Michigan in such case made and provided, power being expressly granted hereby to sell all or part of the Property at public auction and convey the same to the purchaser, or (D) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment; and

(ii)      Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Property or any other collateral as security for the Obligations enter into and upon the Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

4.3      Remedies Cumulative and Non-Waiver. No remedy or right of Mortgagee hereunder or under the Credit Agreement, or any of the Loan Documents or otherwise, or available under applicable law, shall be exclusive of any other right or remedy. Each such remedy or right shall be in addition to every other remedy or right now or hereafter existing under any such document or under applicable law. No delay in the exercise of, or omission to exercise, any remedy or right accruing on the occurrence of any Event of Default shall impair any such remedy or right or be construed to be a waiver of any such Event of Default or an acquiescence therein, nor shall it affect any subsequent Event of Default of the same or a different nature, nor shall it extend or affect any grace period. Every remedy or right may be exercised concurrently or independently, when and as often as may be deemed expedient by the Mortgagee. All obligations of the Mortgagor, and all rights, powers and remedies of the Mortgagee shall be in addition to, and not in limitation of, those provided by law or in the Credit Agreement or contained in any of the other Loan Documents or any other written agreement or instrument relating to any of the Obligations or any security therefor.

4.4      Expenses. In any proceeding to foreclose or partially foreclose the lien of this Mortgage, there shall be allowed and included, as additional indebtedness in the judgment or decree resulting therefrom, all expenses paid or incurred by or on behalf of Mortgagee in the protection of the Property and the exercise of Mortgagee’s rights and remedies hereunder, which expenses may be estimated as to items to be expended after entry of any judgment or decree of foreclosure. Such expenses shall include: reasonable attorney’s fees, appraiser’s fees, outlays for documentary and expert evidence, stenographer’s charges, publication costs, survey costs, and costs of procuring all abstracts of title, title searches and examinations, title insurance policies, and any similar data and assurances with respect to title to the Property as Mortgagee may deem reasonably necessary either to prosecute any such proceeding or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Premises or the Property. All such expenses shall be due and payable by Mortgagor upon demand with interest thereon at the Default Rate.

4.5      Mortgagee’s Performance of Mortgagor’s Obligations. Following the occurrence of an Event of Default and during the continuance thereof, Mortgagee, either before or after acceleration of the Obligations or the foreclosure of the lien hereof and during the period of redemption, if any, may, but shall not be required to (a) make any payment or perform any act herein, in the Credit Agreement or any other Loan Document which is required of Mortgagor (whether or not Mortgagor is personally liable therefor) in any form and manner deemed expedient to Mortgagee; (b) make full or partial payments of principal or interest on any permitted prior mortgage or encumbrance and purchase, discharge, compromise or settle any tax lien or other prior lien on title or claim thereof, or redeem from any tax sale or forfeiture affecting the Premises, or contest any Impositions; and (c) complete construction, furnishing and equipping of the Improvements upon the Premises and rent, operate and manage the Premises and such Improvements and pay operating costs and expenses, including management fees, of every kind and nature in connection therewith, so that the Premises and Improvements shall be operational and usable for their intended purposes. All monies paid for any of the purposes herein authorized, and all expenses reasonably paid or incurred in connection therewith, including reasonable attorneys’ fees, shall constitute Obligations, and shall become due and payable upon demand and with interest thereon at the Default Rate. Mortgagee, in making any payment hereby authorized: (x) for the payment of Impositions, may do so according to any bill or statement, without inquiry into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof; (y) for the purchase, discharge, compromise or settlement of any other prior lien, may do so without inquiry as to the validity or amount of any claim or lien which may be asserted; or (z) for the completion of construction, furnishing or equipping of the Improvements or the Premises or the rental, operation or management of the Premises or the payment of operating cost and expenses thereof, may do so in such amounts and to such persons as Mortgagee may reasonably deem appropriate and may enter into such contracts therefor as Mortgagee may deem reasonably appropriate or may perform the same itself.

4.6      Right of Possession. Following the occurrence of an Event of Default and during the continuance thereof, Mortgagor shall, immediately upon Mortgagee’s demand, surrender to Mortgagee, and Mortgagee shall be entitled to take actual possession of the Property or any part thereof, personally or by its agent or attorneys. Mortgagee may enter upon and take and maintain possession or may apply to the court in which a foreclosure is pending to be placed in possession of all or any part of the Property, together with all documents, books, records, papers, and accounts of Mortgagor or the then owner of the Property relating thereto. Mortgagee may exclude Mortgagor, such owner, and any agents and servants from the Property. As attorney-in-fact or agent of Mortgagor or such owner, or in its own name Mortgagee may hold, operate, manage, and control all or any part of the Property, either personally or by its agents. Mortgagee shall have full power to use such measures, legal or equitable, as it may deem proper or necessary to enforce the payment or security of the rents, issues, deposits, profits, and avails of the Property, including actions for recovery of rent, actions in forcible detainer, and actions in distress for rent, all without notice to Mortgagor.

4.7      Application of Income Received by Mortgagee. Mortgagee, in the exercise of the rights and powers hereinabove conferred upon it, shall have full power to use and apply the avails, rents, issues and profits of the Property to the payment of or on account of the following, in such order as Mortgagee may determine: (i) to the payment of the operating expenses of the Property including cost of management thereof, established claims for damages, if any, and premiums on insurance hereinabove authorized; (ii) to the payment of taxes and special assessments now due or which may hereafter become due on the Premises; (iii) as provided in Section 6.5 of the Guarantee and Collateral Agreement.

4.8      Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled as a matter of right without notice and without giving bond and without regard to the solvency or insolvency of Mortgagor, or waste of the Property or adequacy of the security of the Property, to apply for the appointment of a receiver, in accordance with the statutes and law made and provided. The receiver shall collect the rents, and all other income of any kind; manage the Property so to prevent waste; execute leases within or beyond the period of receivership, pay all expenses for normal maintenance of the Property and perform the terms of this Mortgage and apply the rents, issues and profits in the following order to (i) payment of the reasonable fees of said receiver, (ii) payment when due of prior or otherwise due and payable real estate taxes or special assessments with respect to the Property, (iii) the payment when due of premiums for insurance of the type required by the Loan Documents and (iv) the repayment of the Obligations in accordance with the Credit Agreement. Mortgagor does hereby irrevocably consent to such appointment.

4.9      Foreclosure Sale. In the event of any foreclosure sale, the Property may be sold in one or more parcels. Mortgagee may bid for and acquire the Property or any part thereof at any sale made under or by virtue of this Mortgage and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts due and owing in respect of the Obligations or any other liabilities after deducting from the sales price the expenses of the sale and the costs of the action or proceedings and any other sums that Mortgagee is authorized to deduct under this Mortgage or applicable law.

4.10      Application of Proceeds of Foreclosure Sale. The proceeds of any foreclosure sale of the Property shall be distributed and applied in the following order of priority: first, to all costs and expenses incident to the foreclosure proceedings, including all such items as are mentioned in Section 4.4 above; second, as provided in Section 6.5 of the Guarantee and Collateral Agreement.

4.11      Adjournment of Foreclosure Sale. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, except as otherwise provided by any applicable provisions of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

4.12      Insurance Upon Foreclosure. In case of an insured loss after foreclosure proceedings have been instituted, the proceeds of any insurance policy or policies, if not applied in repairing, restoring, replacing or rebuilding any portion of the Property, shall be used to pay the amount due in accordance with any decree of foreclosure that may be entered in any such proceedings, and the balance, if any, shall be paid as the court may direct. In case of the foreclosure of this Mortgage, the court in its judgment may provide that the judgment creditor may cause a new or additional loss clause to be attached to each of said policies making the loss thereunder payable to said judgment creditor; and any such foreclosure judgment may further provide, unless the right of redemption has been waived, that in case of redemption under said judgment, then, and in every such case, the redemptory may cause the preceding loss clause attached to each insurance policy to be canceled and a new loss clause to be attached thereto, making the loss thereunder payable to such redemptory.

4.13      Waiver of Statutory Rights. Mortgagor shall not apply for or avail itself of any appraisement, valuation, redemption, stay, extension, or exemption laws, or any so-called “moratorium laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, and Mortgagor hereby waives the benefit of such laws. Mortgagor, for itself and all who may claim through or under it, waives any and all rights to have the Property and estates comprising the Property marshaled upon any foreclosure of the lien of this Mortgage, and agrees that any court having jurisdiction to foreclose such lien may order the Property sold in its entirety. Mortgagor further waives any and all rights of redemption from foreclosure and from sale under any order or decree of foreclosure of the lien created by this Mortgage, for itself and on behalf of: (i) any trust estate of which the Premises are a part; (ii) all beneficially interested persons; (iii) each and every person acquiring any interest in the

Property or title to the Premises subsequent to the date of this Mortgage; and (iv) all other persons to the extent permitted by the provisions of laws of the State in which the Premises are located.

4.14      Effect of Judgment. The obtaining of any judgment by Mortgagee and any levy of any execution under any judgment upon the Property shall not affect in any manner or to any extent the Lien of this Mortgage upon the Property or any part thereof, or any Liens, powers, rights and remedies of Mortgagee hereunder, but such Liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.

V.        MISCELLANEOUS

5.1      Notices. All notices, requests and demands to or upon the Mortgagee or the Mortgagor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon Mortgagor shall be addressed to Mortgagor at its address set forth above.

5.2.      Time of Essence. Time is of the essence with respect to this Mortgage.

5.3      Covenants Run with Land. All of the covenants of this Mortgage shall run with the land constituting the Premises.

5.4      Governing Law. This Mortgage shall be governed by and construed and interpreted in accordance with the laws of the State in which the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their respective terms the Credit Agreement and the Guarantee and Collateral Agreement shall be governed and construed in accordance with the laws of the State of New York, and for purposes of consistency, Mortgagor agrees that in any in personam proceeding related to this Mortgage the rights of the parties to this Mortgage shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State.

5.5      Severability. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of any Loan Document, the obligations of Mortgagor and of any other obligor under any Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

5.6      Non-Waiver. Unless expressly provided in this Mortgage to the contrary, no consent or waiver, express or implied, by any party, to or of any breach or default by any other party shall be deemed a consent to or waiver of the performance by such defaulting party of any other obligations or the performance by any other party of the same, or of any other, obligations.

5.7      Headings. The headings of sections and paragraphs in this Mortgage are for convenience or reference only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions.

5.8      Grammar. As used in this Mortgage, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires.

5.9      Deed in Trust. If title to the Property or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction against the creation of any lien on the Property shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.

5.10      Successors and Assigns. This Mortgage shall be binding upon Mortgagor, its successors, assigns, legal representatives, and all other persons or entities claiming under or through Mortgagor. The word “Mortgagee,” when used herein, shall include each of: (i) the Agent in its capacity as a Lender and as Agent for the Secured Parties; and (ii) the Secured Parties, together with each of their successors, assigns and legal representatives.

5.11      Mortgagee in Possession. Nothing contained in this Mortgage shall be construed as constituting Mortgagee a mortgagee in possession in the absence of the actual taking of possession of the Property.

5.12      Incorporation of Credit Agreement; No Conflicts. The terms of the Credit Agreement are incorporated by reference herein as though set forth in full detail. In the event of any conflict between the terms and provisions of this Mortgage and the Credit Agreement, the terms and provisions of the Credit Agreement shall control.

5.13      Duty of Mortgagee; Authority of Mortgagee. (a) The Mortgagee’s sole duty with respect to the custody, safekeeping and physical preservation of the Mortgaged Property which is in its possession, or otherwise, shall be to deal with it in the same manner as the Mortgagee deals with similar property for its own account. Neither the Mortgagee, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Mortgagor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property or any part thereof. The powers conferred on the Mortgagee and the Secured Parties hereunder are solely to protect the Mortgagee’s and the Secured Parties’ interests in the Mortgaged Property and shall not impose any duty upon the Mortgagee or any Secured Party to exercise any such powers. The Mortgagee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Mortgagor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b)    Mortgagor acknowledges that the rights and responsibilities of the Mortgagee under this Mortgage with respect to any action taken by the Mortgagee or the exercise or non-exercise by the Mortgagee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Mortgage shall, as between the Mortgagee and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Mortgagee and Mortgagor, the Mortgagee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Mortgagor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

5.14      Enforcement Expenses; Indemnification. (a) Mortgagor agrees to pay, or reimburse each Secured Party and the Mortgagee for, all its costs and expenses incurred in collecting against Mortgagor or otherwise enforcing or preserving any rights under this Mortgage, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to the Mortgagee.

(b)    Mortgagor agrees to pay, and to save the Mortgagee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Mortgage.

(c)    Mortgagor agrees to pay, and to save the Mortgaqee and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Mortgage to the extent the Borrower would be required to do so pursuant to Section 11.5 of the Credit Agreement.

(d)    The agreements in this Section shall survive repayment of the Obligations and all other amounts payable.

5.15      No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

5.16      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Mortgage. In the event an ambiguity or question of intent or interpretation arises, this Mortgage shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Mortgage.

5.17.      Future Advances. Pursuant to Mich. Comp. Laws § 565.901, the lien of this Mortgage with respect to any future advances, modifications, extensions, and renewals referred to herein and made from time to time shall have the same priority to which this Mortgage otherwise would be entitled as of the date this Mortgage is executed and recorded without regard to the fact that any such future advance, modification, extension, or renewal may occur after the Mortgage is executed.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Mortgagor has duly signed and delivered this Mortgage as of the date first above written.

[MIRANT ZEELAND LLC], a Delaware limited liability

By:
Name:
Title:

STATE OF                      )

) ss:

COUNTY OF                  )

On                          , 2005, before me, the undersigned, a Notary Public in and for said State personally appeared                      known to me to be the                      of                             , a                             , and acknowledged to me that such individual executed the within instrument on behalf of said                             .

WITNESS my hand and official seal.

Notary Public in and for

said County and State

[SEAL]

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of January 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Mirant North America, LLC (the “Borrower”), the Lenders party thereto, the Co-Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.8 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(d) of the Credit Agreement.

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The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers.

Schedule 1

to Assignment and Assumption with respect to

the Credit Agreement, dated as of January 3, 2006

among Mirant North America, LLC (the “Borrower”),

the Lenders party thereto, the Co-Syndication Agents named therein and JPMorgan Chase Bank, N.A., as Administrative Agent

Name of Assignor:

Name of Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] – select as applicable]

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned*
	$	. %

[Name of Assignee]		[Name of Assignor]

By:		By:
	Name:		Name:
	Title:		Title:

*	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all of the Lenders thereunder

Accepted for Recordation in the Register:	Required Consents (if any):

JPMORGAN CHASE BANK, N.A., as Administrative Agent	[MIRANT NORTH AMERICA, LLC, as Borrower

By:	By:
Name:	Name:
Title:	Title:]

[JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: ]

[JPMORGAN CHASE BANK, N.A., as an Issuing Lender

By:
Name:
Title:]

[DEUTSCHE BANK TRUST COMPANY AMERICAS, as an Issuing Lender

By:
Name:
Title:]

[[NAME OF ADDITIONAL ISSUING LENDER, IF ANY], as an Issuing Lender

By:
Name:
Title:]

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EXHIBIT F

January 3, 2006

To:	The Administrative Agent and the Lenders each as defined in that certain Credit Agreement, dated as of January 3, 2006, among Mirant North America, LLC (the “Borrower”), the Lenders, JPMorgan Chase Bank, N.A. as Administrative Agent, and Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents (the “Credit Agreement”) and each of their respective successors, assigns and transferees.

Ladies	and Gentlemen:

We have acted as special counsel to each of the Borrower, MNA Finance Corp., a Delaware corporation (“Finance Corp.), Mirant Texas Management, LLC, a Delaware limited liability company (“Texas Management”), Mirant Texas, LP, a Delaware limited partnership (“Texas LP”), Mirant California, LLC, a Delaware limited liability company (“California LLC”), Mirant Potrero, LLC, a Delaware limited liability company (“Potrero”), Mirant Delta, LLC, a Delaware limited liability company (“Delta”), Mirant Canal, LLC, a Delaware limited liability company (“Canal”), Mirant Kendall, LLC, a Delaware limited liability company (“Kendall”), Mirant Zeeland, LLC, a Delaware limited liability company (“Zeeland”), Mirant Special Procurement, Inc., a Delaware corporation (“Special Procurement”) and MLW Development, LLC, a Delaware limited liability company (“MLW” and together the Company, Finance Corp., Texas Management, Texas LP, California LLC, Potrero, Delta, Canal, Kendall, Zeeland, and Special Procurement, the “Opinion Parties” and each an “Opinion Party”) in connection with the execution and/or delivery of each document listed on Schedule A hereto (collectively, the “NY Documents”) and each document listed on Schedule B hereto, (collectively, the “Non-NY Documents” and together with the NY Documents, the “Documents”). This opinion is delivered to you pursuant to Section 5.1(c) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein (including in Schedule A hereto) shall have the meanings set forth in the Credit Agreement.

In connection with this opinion, we have examined executed originals or copies certified to our satisfaction of each Document and such other agreements, documents, certificates and other statements of government officials and corporate officers of each Opinion Party, and such other documents as we have deemed necessary or appropriate as a basis for this opinion. As to questions of fact relevant to this opinion, we have relied upon certificates of officers and

3

representatives of each Opinion Party or of public officials and on the representations and warranties made by the Opinion Parties in the Documents to which they are a party.

In addition, we have assumed that (1) the Opinion Parties have rights in the Collateral existing on the date hereof and will have rights in property which becomes Collateral after the date hereof, (2) “value” (as defined in Section 1-201(44) of the Uniform Commercial Code as in effect on the date hereof in the State of New York) has been given by the Lenders to the Opinion Parties for the security interests and other rights in the Collateral, (3) the Securities Account (as defined in the Synthetic L/C Deposit Agreement) is a “securities account” as such term is defined in §8-501(a) of the New York UCC, (4) the Synthetic L/C Issuer is a “securities intermediary” and is acting in such capacity with respect to the Borrower and (5) all securities or other property underlying any financial assets credited to the Securities Account shall be registered in the name of the Depository Agent (as defined in the Synthetic L/C Deposit Agreement), indorsed to the Depository Agent or in blank or credited to another securities account maintained in the name of the Depository Agent and in no case will any financial asset credited to the Securities Account be registered in the name of the Borrower, payable to the order of the Borrower or specially indorsed to the Borrower except to the extent the foregoing have been specially indorsed to the Depository Agent or in blank.

In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed, for purposes of the opinions expressed herein, that (v) each party (other than the Opinion Parties) to each Document, is a company validly existing and in good standing under the laws of the jurisdiction of its organization, (w) each party (other than the Opinion Parties) to each Document, has the corporate or limited liability company power and authority to enter into and perform its obligations under each Document, (x) each Document has been duly authorized, executed and delivered by each party (other than the Opinion Parties) to such Document, (y) each NY Document constitutes the valid and binding obligation of each party thereto (other than the Opinion Parties) enforceable against such party in accordance with its terms and (z) the execution, delivery and performance of the Documents does not violate any laws, other than in the case of the Opinion Parties the Applicable Laws (as defined below), or require the approval, order, consent, license, authorization, validation of, or filing, recording or registration with, or exemptions by, any governmental or public body, other than in the case of the Opinion Parties as may be required by any Applicable Laws (as defined below).

For purposes hereof, the documents listed as items 1 through 9, inclusive, on Schedule B are referred to collectively as the “Mortgages”.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.        Each of Finance Corp. and Special Procurement is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the Borrower, Texas Management, California LLC, Potrero, Delta, Canal, Kendall, Zeeland and MLW is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Texas LP is a limited partnership validly existing and in good standing under the laws of the State of Delaware. Each Opinion Party has the corporate, limited liability company or limited partnership power and authority, as applicable, to enter into, and perform its obligations and to

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incur liabilities under, each of the Documents to which it is a party. The execution, delivery and performance by each Opinion Party of the Documents to which such Opinion Party is a party have been duly authorized and approved by all necessary corporate, limited liability company or limited partnership action, as applicable, on the part of such Opinion Party and have been duly executed and delivered by such Opinion Party.

2.        The execution, delivery and performance by each Opinion Party of the Documents to which such Opinion Party is a party will not violate any provision of the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement or partnership agreement of such Opinion Party.

3.        The execution, delivery and performance by each Opinion Party, and the incurrence of obligations by such Opinion Party under, the Documents to which such Opinion Party is party does not (i) result in the violation of any Federal or New York State law, statute or regulation which in our experience are normally applicable to transactions of the type contemplated by the Documents, the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”, the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority of which we are aware (the laws, statutes, rules and regulations referred to in this clauses (i) collectively, “Applicable Laws”) or (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Borrower or any of the Subsidiaries pursuant to any of the agreements listed on Schedule C hereto and which the Borrower has represented lists all material agreements and instruments to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of the Subsidiaries are bound or to which any of the property or assets of any of the Borrower or any of the Subsidiaries is subject, except in the case of clauses (i) and (ii) above, for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

4.        No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any New York, Delaware or Federal governmental or public body or authority under any Applicable Law, is required of any Opinion Party to authorize, or is required of any Opinion Party in connection with, (i) the execution, delivery and performance by any Opinion Party of any Document to which it is a party or (ii) the validity, binding effect or enforceability against any Opinion Party of any such Document, except as have been obtained or made on or prior to the date hereof and for such filings as may be required for the perfection of security interests granted pursuant to the Guarantee and Collateral Agreement and the Mortgages.

5.        Each NY Document is the valid and binding obligation of each Opinion Party party thereto, enforceable against such Opinion Party in accordance with its respective terms.

6.        The Guarantee and Collateral Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the Secured Parties under the Guarantee and Collateral Agreement, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in that portion of the collateral described in the Guarantee and Collateral Agreement

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to which Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”) is applicable (such collateral, the “Article 9 General Collateral”). The Synthetic L/C Deposit Agreement is effective to create a valid security interest in favor of the Synthetic L/C Issuer, for its benefit and the benefit of the Lenders, as security for the Obligations in that portion of the collateral described in the Synthetic L/C Deposit Agreement to which Article 9 of the New York UCC is applicable (the “Article 9 Synthetic L/C Collateral”). The Synthetic L/C Issuer will have a perfected security interest in the security entitlements, if any, of the Borrower carried in the Securities Account (as defined in the Synthetic L/C Deposit Agreement) for its benefit and the benefit of the Lenders under the New York UCC upon JPMorgan Chase Bank, N.A., as the securities intermediary that maintains the securities account in which the securities entitlements are carried agreeing that it will comply with entitlement orders originated by the Synthetic L/C Issuer without further consent by any Opinion Party. Assuming neither the Synthetic L/C Issuer nor any of the Lenders has notice of an adverse claim to any such security entitlements and that the Synthetic L/C Issuer and the Lenders have given value for such security interest, no action based on an adverse claim to such security entitlement may be asserted against the Synthetic L/C Issuer or any Lender.

7.        All the outstanding shares of capital stock or other equity interests of each subsidiary of the Borrower have been validly issued, are fully paid and non-assessable. To the extent any of the Article 9 General Collateral constitutes “certificated securities” (as defined in Article 8 of the New York UCC) or “instruments” (as defined in Article 9 of the New York UCC), the Administrative Agent will have a perfected security interest in such certificated securities or instruments under the New York UCC, for the benefit of the Secured Parties under the Guarantee and Collateral Agreement, as security for the Obligations upon delivery in the State of New York to the Administrative Agent (and for so long as such certificated securities or instruments are held in the State of New York by the Administrative Agent), for the benefit of the Secured Parties under the Guarantee and Collateral Agreement, of the certificates representing such certificated securities or instruments, in each case endorsed by an effective endorsement or accompanied by undated stock powers duly endorsed in blank. Assuming neither the Administrative Agent nor any of the Lenders has notice of any adverse claim to such certificated securities and instruments and that the Administrative Agent and the Lenders have given value for such security interest, the Administrative Agent will acquire the security interest in such certificated securities and instruments for the benefit of the Lenders free of any adverse claim.

8.        We have reviewed the financing statements (the “Financing Statements”) naming each Opinion Party as debtor, which are to be filed against such parties in the office of the Secretary of the State of State of Delaware (the “Filing Office”). Each of the Financing Statements is in appropriate form for filing in the Filing Office. Upon due filing of such Financing Statements in such filing office together with payment of any applicable filing fees, the security interest created by the Guarantee and Collateral Agreement in the Article 9 General Collateral will constitute a perfected security interest in the Article 9 Collateral owned by such party and granted by such party to the extent the Article 9 Collateral owned by such party consists of property in which a security interest may be perfected by filing a financing statement under Article 9 of the Uniform Commercial Code as in effect on the date hereof in the State of Delaware (the “Delaware UCC”).

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9.        No Opinion Party is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

10.      No Opinion Party is a “holding company” or a “subsidiary company” of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), subject to any regulation under PUHCA restricting its ability to incur debt or execute or perform its obligations under the Loan Documents to which it is a party, or (2) is subject to any regulation under the Federal Power Act restricting its right to execute or perform its respective obligations under the Loan Documents to which it is a party.

11.      Assuming that the Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Borrower and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

12.      To our knowledge there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official to which any Opinion Party is a party or to which the business, assets or property of any Opinion Party is subject that questions the validity of the Loan Documents, and no such action, suit or proceeding is threatened.

The opinions contained herein are subject to the following additional limitations, qualifications, exceptions and assumptions:

(a) Our opinions expressed in paragraphs 5 and 6 herein are subject to the effects of applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

(b) In connection with our opinion set forth in paragraph 5 hereof (i) such opinion is limited to the extent that a U.S. Federal court sitting in diversity jurisdiction may not give effect to (x) the waiver of any objection to the laying of venue and of any claim of forum non conveniens and (y) the forum selection provisions contained in each Document and (ii) no opinion is being expressed with respect to subject matter jurisdiction of any United States Federal court.

(c) We express no opinion as to the enforceability of any indemnification or contribution provisions in the Documents to the extent the rights to indemnification or contribution provided for therein are violative of any law, rule or regulation or public policy relating thereto.

(d) We wish to point out that there may be limitations upon the exercise of remedial or procedural provisions contained in the Documents, but we believe that such limitations do not make the rights and remedies provided in or contemplated by each Document (other than the Mortgages) inadequate for the practical realization of the rights and remedies afforded thereby. We further note that the authorization of the Federal Energy Regulatory Commission may be required under the Federal Power Act for the exercise of certain remedial provisions of the Guarantee and Collateral Agreement and the other Security Documents.

(e) We express no opinion as to the applicability to any Document or the transactions contemplated thereby of Section 548 of the Bankruptcy Code (11 U.S.C. Section 548) or Article 10 of the New York Debtor and Creditor Law relating to fraudulent transfers and obligations.

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(f) We wish to point out that the law of the State of New York generally imposes an obligation of good faith and reasonableness in the performance and enforcement of contracts.

(g) We express no opinion as to (i) the title of any Opinion Party to any property constituting collateral under the Guarantee and Collateral Agreement or any Mortgage, (ii) the priority of any security interest created under the Guarantee and Collateral Agreement or (iii) except as expressly provided in paragraphs 7 and 8 hereof, the perfection of any security interest created under any Document.

(h) In the case of collateral acquired by any Opinion Party after the date hereof, Section 552 of 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(i) We call to your attention that under the New York UCC and the Delaware UCC (collectively, the “UCC”), events occurring subsequent to the creation of a security interest subject to the UCC may affect such security interest, including, but not limited to, factors of the type identified in Section 9-315 of the UCC with respect to proceeds; Section 9-316 of the UCC with respect to changes in governing law or the location of the debtor; Sections 9-507 and 9-508 of the UCC with respect to the name and identity of the debtor; Section 9-339 of the UCC with respect to subordination agreements; and Sections 9-320, 9-330 and 9-331 of the UCC with respect to subsequent purchasers of collateral. In addition, actions taken by a secured party (e.g., releasing or assigning the security interest, delivery of possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest.

(j) We call to your attention that federal and state courts located in New York could decline to hear a case on grounds of forum non conveniens or any other doctrine limiting the availability of the courts in New York as a forum for the resolution of disputes not having sufficient nexus to New York and we express no opinion as to any waiver of rights to assert the applicability of forum non conveniens doctrine or any such other doctrine.

(k) Our opinions in paragraphs 6, 7 and 8 hereof are limited to Articles 8 (with respect to certificated securities and security entitlements only) and 9 of the New York UCC (in the case of paragraphs 6 and 7) or the Delaware UCC (in the case of paragraph 8 hereof), and therefore those opinion paragraphs do not address (i) laws of jurisdictions other than New York and Delaware, (ii) laws of New York and Delaware other than Articles 8 (with respect to certificated securities and security entitlements only) and 9 of the New York UCC and the Delaware UCC, as the case may be, (iii) collateral of a type not subject to Articles 8 (with respect to certificated securities and security entitlements only) and 9 of the New York UCC and the Delaware UCC, as the case may be, and (iv) under Article 9 of the New York UCC or the Delaware UCC, what law governs perfection of the security interests granted in the collateral covered by this opinion letter. Our opinion set forth in paragraph 8 hereof, to the extent pertaining to matters governed by the Delaware UCC is based solely on our review of Article 9 of the Uniform Commercial Code of such state as set forth in the Delaware UCC Annotated 2005-2006 Edition published by Lexis Publishing, and without regard to the case law decided under the Delaware UCC.

(l) We call to your attention that under the UCC, with certain limited exceptions, the effectiveness of the Financing Statements will lapse five years after the date of filing thereof and the security interest therein will at that time become unperfected, unless a continuation statement is filed within six months prior to the end of such five-year period.

(m) We express no opinion as to the adequacy of the description of the Collateral set forth in Section 3(m) of the Guarantee and Collateral Agreement.

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The opinions expressed above are limited to questions arising under the DGCL, DLLCA, DRULPA and the Delaware UCC (to the extent specified in paragraph 8 hereof and clause (l) above), Federal law of the United States and the law of the State of New York. This opinion does not cover the law of any jurisdiction other than that specified in the immediately preceding sentence (collectively, the “Other Jurisdictions”), nor did we review codifications of the laws of Other Jurisdictions. Furthermore, we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Opinion Parties. We assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.

This opinion may not be used or relied upon or published or communicated to any person or entity other than the addressees hereof for any purpose whatsoever without our prior written consent in each instance; provided that you may furnish copies of this opinion to your accountants and to bank auditors and examiners, in each case in connection with their audit and review activities.

Very truly yours,

White & Case LLP

DEJ:PG

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SCHEDULE A

Documents

1. Credit Agreement, dated as of January 3, 2006, among Mirant North America, LLC, the lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent and Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents.

2. Guarantee and Collateral Agreement, dated as of January 3, 2006, by Mirant North America, LLC and certain of its subsidiaries in favor of JPMorgan Chase Bank, as Administrative Agent.

3. Financing Statements

4. Synthetic L/C Deposit Agreement.

SCHEDULE B

Mortgages

1. Mortgage dated as of January 3, 2006, between Mirant Zeeland, LLC and JPMorgan Chase Bank, N.A.

2. Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Texas, L.P. and JPMorgan Chase Bank, N.A.

3. Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Kendall, LLC and JPMorgan Chase Bank, N.A.

4. Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Potrero, LLC and JPMorgan Chase Bank, N.A.

5. Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Delta, LLC and JPMorgan Chase Bank, N.A. in respect of the property located in Antioch, California.

6. Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Delta, LLC and JPMorgan Chase Bank, N.A. in respect of the property located in Pittsburg, California.

7. Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Delta, LLC and JPMorgan Chase Bank, N.A. in respect of the property located in Solano County, California.

8. Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Canal, LLC and JPMorgan Chase Bank, N.A. in respect of the property located in Dukes County, Massachusetts.

9. Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing dated as of January 3, 2006, between Mirant Canal, LLC and JPMorgan Chase Bank, N.A. in respect of the property located in Barnstable County, Massachusetts.

SCHEDULE C

Material Contracts

Number	Description
I.	Assignment Agreements
a.	Assignment and Assumption Agreement (Dickerson) between Southern Energy Mid-Atlantic, LLC, Dickerson OL1 LLC, Dickerson OL2 LLC, Dickerson OL3 LLC, and Dickerson OL4 LLC, dated as of December 19, 2000
b.	Assignment and Assumption Agreement (Morgantown) between Southern Energy Mid-Atlantic, LLC, Morgantown OL1 LLC, Morgantown OL2 LLC, Morgantown OL3 LLC, Morgantown OL4 LLC, Morgantown OL5 LLC, Morgantown OL6 LLC, and Morgantown OL7 LLC, dated as of December 19, 2000

II.	Easement, License and Attachment Agreements
a.	Easement, License and Attachment Agreement (Dickerson) between Potomac Electric Power Company, Southern Energy Mid-Atlantic, LLC and Southern Energy MD Ash Management, LLC (currently known as Mirant MD Ash Management, LLC) dated as of December 19, 2000
b.	Easement, License and Attachment Agreement (Morgantown) between Potomac Electric Power Company, Southern Energy Mid-Atlantic, LLC and Southern Energy Piney Point, LLC dated as of December 19, 2000
c.	Easement, License and Attachment Agreement (Chalk Point) between Potomac Electric Power Company, Southern Energy Chalk Point, LLC and Southern Energy Piney Point, LLC dated as of December 19, 2000

III.	Facility and Lease Agreements
a.	Facility Lease Agreement (Dickerson L1) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Dickerson OL1 LLC, as Owner Lessor, dated as of December 19, 2000
b.	Facility Lease Agreement (Dickerson L2) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Dickerson OL2 LLC, as Owner Lessor, dated as of December 19, 2000
c.	Facility Lease Agreement (Dickerson L3) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Dickerson OL3 LLC, as Owner Lessor, dated as of December 19, 2000
d.	Facility Lease Agreement (Dickerson L4) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Dickerson OL4 LLC, as Owner Lessor, dated as of December 19, 2000
e.	Facility Lease Agreement (Morgantown L1) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Morgantown OL1 LLC, as Owner Lessor, dated as of December 19, 2000
f.	Facility Lease Agreement (Morgantown L2) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Morgantown OL2 LLC, as Owner Lessor, dated as of December 19, 2000
g.	Facility Lease Agreement (Morgantown L3) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Morgantown OL3 LLC, as Owner Lessor, dated as of December 19, 2000

h.	Facility Lease Agreement (Morgantown L4) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Morgantown OL4 LLC, as Owner Lessor, dated as of December 19, 2000
i.	Facility Lease Agreement (Morgantown L5) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Morgantown OL5 LLC, as Owner Lessor, dated as of December 19, 2000
j.	Facility Lease Agreement (Morgantown L6) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Morgantown OL6 LLC, as Owner Lessor, dated as of December 19, 2000
k.	Facility Lease Agreement (Morgantown L7) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Morgantown OL7 LLC, as Owner Lessor, dated as of December 19, 2000
l.	Facility Lease Agreement (Dickerson L1) between Southern Energy Mid-Atlantic, LLC, as Lessee, and Dickerson OL1 LLC, as Owner Lessor, dated as of December 19, 2000
m.	Facility Site Lease Agreement (Dickerson L1) between Southern Energy Mid-Atlantic, LLC, Dickerson OL1 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
n.	Facility Site Lease Agreement (Dickerson L2) between Southern Energy Mid- Atlantic, LLC, Dickerson OL2 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
o.	Facility Site Lease Agreement (Dickerson L3) between Southern Energy Mid- Atlantic, LLC, Dickerson OL3 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
p.	Facility Site Lease Agreement (Dickerson L4) between Southern Energy Mid- Atlantic, LLC, Dickerson OL4 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
q.	Facility Site Lease Agreement (Morgantown L1) between Southern Energy Mid-Atlantic, LLC, Morgantown OL1 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
r.	Facility Site Lease Agreement (Morgantown L2) between Southern Energy Mid- Atlantic, LLC, Morgantown OL2 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
s.	Facility Site Lease Agreement (Morgantown L3) between Southern Energy Mid- Atlantic, LLC, Morgantown OL3 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
t.	Facility Site Lease Agreement (Morgantown L4) between Southern Energy Mid- Atlantic, LLC, Morgantown OL4 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
u.	Facility Site Lease Agreement (Morgantown L5) between Southern Energy Mid- Atlantic, LLC, Morgantown OL5 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
v.	Facility Site Lease Agreement (Morgantown L6) between Southern Energy Mid- Atlantic, LLC, Morgantown OL6 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
w.	Facility Site Lease Agreement (Morgantown L7) between Southern Energy Mid- Atlantic, LLC, Morgantown OL7 LLC and Southern Energy MD Ash Management, LLC dated as of December 19, 2000
x.	Facility Site Sublease Agreement (Dickerson L1) between Southern Energy Mid-Atlantic, LLC, Dickerson OL1 LLC dated as of December 19, 2000

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y.	Facility Site Sublease Agreement (Dickerson L2) between Southern Energy Mid- Atlantic, LLC and Dickerson OL2 LLC dated as of December 19, 2000
z.	Facility Site Sublease Agreement (Dickerson L3) between Southern Energy Mid- Atlantic, LLC and Dickerson OL3 LLC dated as of December 19, 2000
aa.	Facility Site Sublease Agreement (Dickerson L4) between Southern Energy Mid- Atlantic, LLC and Dickerson OL4 LLC dated as of December 19, 2000
bb.	Facility Site Sublease Agreement (Morgantown L1) between Southern Energy Mid-Atlantic, LLC, Morgantown OL1 LLC dated as of December 19, 2000
cc.	Facility Site Sublease Agreement (Morgantown L2) between Southern Energy Mid- Atlantic, LLC and Morgantown OL2 LLC dated as of December 19, 2000
dd.	Facility Site Sublease Agreement (Morgantown L3) between Southern Energy Mid- Atlantic, LLC and Morgantown OL3 LLC dated as of December 19, 2000
ee.	Facility Site Sublease Agreement (Morgantown L4) between Southern Energy Mid- Atlantic, LLC and Morgantown OL4 LLC dated as of December 19, 2000
ff.	Facility Site Sublease Agreement (Morgantown L5) between Southern Energy Mid- Atlantic, LLC and Morgantown OL5 LLC dated as of December 19, 2000
gg.	Facility Site Sublease Agreement (Morgantown L6) between Southern Energy Mid- Atlantic, LLC and Morgantown OL6 LLC dated as of December 19, 2000
hh.	Facility Site Sublease Agreement (Morgantown L7) between Southern Energy Mid- Atlantic, LLC and Morgantown OL7 LLC dated as of December 19, 2000
ii.	Shared Facilities Agreement (Dickerson) between Southern Energy Mid-Atlantic, LLC, Dickerson OL1 LLC, Dickerson OL2 LLC, Dickerson OL3 LLC, and Dickerson OL4 LLC, dated as of December 18, 2000
jj.	Shared Facilities Agreement (Morgantown) between Southern Energy Mid-Atlantic, LLC, Morgantown OL1 LLC, Morgantown OL2 LLC, Morgantown OL3 LLC, Morgantown OL4 LLC, Morgantown OL5 LLC, Morgantown OL6 LLC, and Morgantown OL7 LLC, dated as of December 18, 2000

IV.	Indentures
a.	Indenture of Trust, Mortgage and Security Agreement (Dickerson L1) between Dickerson OL1 LLC, as Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
b.	Indenture of Trust, Mortgage and Security Agreement (Dickerson L2) between Dickerson OL2 LLC, as Owner Lessor, and State Street Bank and National Association, as Lease Indenture Trustee, dated as of December 19, 2000
c.	Indenture of Trust, Mortgage and Security Agreement (Dickerson L3) between Dickerson OL3 LLC, as Owner Lessor, and State Street Bank and

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Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
d.	Indenture of Trust, Mortgage and Security Agreement (Dickerson L4) between Dickerson OL4 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
e.	Indenture of Trust, Mortgage and Security Agreement (Morgantown L1) between Morgantown OL1 LLC, as Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
f.	Indenture of Trust, Mortgage and Security Agreement (Morgantown L2) between Morgantown OL2 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
g.	Indenture of Trust, Mortgage and Security Agreement (Morgantown L3) between Morgantown OL3 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
h.	Indenture of Trust, Mortgage and Security Agreement (Morgantown L4) between Morgantown OL4 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
i.	Indenture of Trust, Mortgage and Security Agreement (Morgantown L5) between Morgantown OL5 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
j.	Indenture of Trust, Mortgage and Security Agreement (Morgantown L6) between Morgantown OL6 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
k.	Indenture of Trust, Mortgage and Security Agreement (Morgantown L7) between Morgantown OL7 LLC, as Owner Lessor, and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee, dated as of December 19, 2000
l.	Indenture between Mirant Americas Generation, Inc. and Bankers Trust Company, as Trustee, dated as of May 1, 2001
m.	First Supplemental Indenture between Mirant Americas Generation, Inc. and Bankers Trust Company, as Trustee, dated as of May 1, 2001
n.	Second Supplemental Indenture between Mirant Americas Generation, Inc. and Bankers Trust Company, as Trustee, dated as of May 1, 2001
o.	Third Supplemental Indenture between Mirant Americas Generation, Inc. and Bankers Trust Company, as Trustee, dated as of May 1, 2001
p.	Fourth Supplemental Indenture between Mirant Americas Generation, Inc. and Bankers Trust Company, as Trustee, dated as of October 9, 2001
q.	Fifth Supplemental Indenture between Mirant Americas Generation, Inc. and Bankers Trust Company, as Trustee, dated as of October 9, 2001

V.	Interconnection Agreements
a.	Interconnection Agreement (Dickerson) between Potomac Electric Power Company and Southern Energy Mid-Atlantic, LLC dated as of

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December 19, 2000
b.	Interconnection Agreement (Morgantown) between Potomac Electric Power Company and Southern Energy Mid-Atlantic, LLC dated as of December 19, 2000
c.	Interconnection Agreement (Chalk Point) between Potomac Electric Power Company, Southern Energy Chalk Point, LLC and Southern Energy Peaker, LLC dated as of December 19, 2000

VI.	Notes
a.	Series A Lessor Note due June 30, 2012 for Dickerson OL1 LLC, dated December 19, 2000, by and between Dickerson OL1 LLC, as Owner Lessor, SEMA OP3 LLC as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee
b.	Series A Lessor Note due June 30, 2008, for Morgantown OL1 LLC, dated December 19, 2000, by and between Morgantown OL1 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
c.	Series A Lessor Note due June 30, 2008, for Morgantown OL2 LLC, dated December 19, 2000, by and between Morgantown OL2 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
d.	Series A Lessor Note due June 30, 2008, for Morgantown OL3 LLC, dated December 19, 2000, by and between Morgantown OL3 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
e.	Series A Lessor Note due June 30, 2008, for Morgantown OL4 LLC, dated December 19, 2000, by and between Morgantown OL4 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
f.	Series A Lessor Note due June 30, 2008, for Morgantown OL5 LLC, dated December 19, 2000, by and between Morgantown OL5 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
g.	Series A Lessor Note due June 30, 2008, for Morgantown OL6 LLC, dated December 19, 2000, by and between Morgantown OL6 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
h.	Series A Lessor Note due June 30, 2008, for Morgantown OL7 LLC, dated December 19, 2000, by and between Morgantown OL7 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
i.	Series B Lessor Note due June 30, 2015 for Dickerson OL1 LLC, dated December 19, 2000, by and between Dickerson OL1 as Owner Lessor, SEMA OP3 LLC as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee
j.	Series B Lessor Note due June 30, 2015 for Dickerson OL2 LLC, dated December 19, 2000, by and between Dickerson OL2 as Owner Lessor, SEMA OP3 LLC as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee
k.	Series B Lessor Note due June 30, 2015 for Dickerson OL3 LLC, dated

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December 19, 2000, by and between Dickerson OL3 as Owner Lessor, SEMA OP3 LLC as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee
l.	Series B Lessor Note due June 30, 2015 for Dickerson OL4 LLC, dated December 19, 2000, by and between Dickerson OL4 as Owner Lessor, SEMA OP3 LLC as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee
m.	Series B Lessor Note due June 30, 2017 for Morgantown OL1 LLC, dated December 19, 2000, by and between Morgantown OL1 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
n.	Series B Lessor Note due June 30, 2017 for Morgantown OL2 LLC, dated December 19, 2000, by and between Morgantown OL2 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
o.	Series B Lessor Note due June 30, 2017 for Morgantown OL3 LLC, dated December 19, 2000, by and between Morgantown OL3 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
p.	Series B Lessor Note due June 30, 2017 for Morgantown OL4 LLC, dated December 19, 2000, by and between Morgantown OL4 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
q.	Series B Lessor Note due June 30, 2017 for Morgantown OL5 LLC, dated December 19, 2000, by and between Morgantown OL5 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
r.	Series B Lessor Note due June 30, 2017 for Morgantown OL6 LLC, dated December 19, 2000, by and between Morgantown OL6 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
s.	Series B Lessor Note due June 30, 2017 for Morgantown OL7 LLC, dated December 19, 2000, by and between Morgantown OL7 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
t.	Series C Lessor Note due June 30, 2020 for Morgantown OL1 LLC, dated December 19, 2000, by and between Morgantown OL1 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
u.	Series C Lessor Note due June 30, 2020 for Morgantown OL1 LLC, dated December 19, 2000, by and between Morgantown OL1 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
v.	Series C Lessor Note due June 30, 2020 for Morgantown OL2 LLC, dated December 19, 2000, by and between Morgantown OL2 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
w.	Series C Lessor Note due June 30, 2020 for Morgantown OL3 LLC, dated December 19, 2000, by and between Morgantown OL3 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of

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Connecticut, National Association, as Pass Through Trustee
x.	Series C Lessor Note due June 30, 2020 for Morgantown OL4 LLC, dated December 19, 2000, by and between Morgantown OL4 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
y.	Series C Lessor Note due June 30, 2020 for Morgantown OL5 LLC, dated December 19, 2000, by and between Morgantown OL5 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
z.	Series C Lessor Note due June 30, 2020 for Morgantown OL6 LLC, dated December 19, 2000, by and between Morgantown OL6 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee
aa.	Series C Lessor Note due June 30, 2020 for Morgantown OL7 LLC, dated December 19, 2000, by and between Morgantown OL7 LLC as Owner Lessor, SEMA OP1 LLC as Owner Participant and Trust Company of Connecticut, National Association, as Pass Through Trustee

VII.	Operation Agreements
a.	Ownership and Operation Agreement (Dickerson) between Southern Energy Mid-Atlantic, LLC, Dickerson OL1 LLC, Dickerson OL2 LLC, Dickerson OL3 LLC, and Dickerson OL4 LLC, dated as of December 18, 2000
b.	Ownership and Operation Agreement (Morgantown) between Southern Energy Mid-Atlantic, LLC, Morgantown OL1 LLC, Morgantown OL2 LLC, Morgantown OL3 LLC, Morgantown OL4 LLC, Morgantown OL5 LLC, Morgantown OL6 LLC, and Morgantown OL7 LLC, dated as of December 18, 2000

VIII.	Participation Agreements
a.	Participation Agreement (Dickerson L1) among Southern Energy Mid-Atlantic, LLC, as Lessee, Dickerson OL1 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP3, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
b.	Participation Agreement (Dickerson L2) among Southern Energy Mid-Atlantic, LLC, as Lessee, Dickerson OL2 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP6, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
c.	Participation Agreement (Dickerson L3) among Southern Energy Mid-Atlantic, LLC, as Lessee, Dickerson OL3 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP7, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
d.	Participation Agreement (Dickerson L4) among Southern Energy Mid-Atlantic, LLC, as Lessee, Dickerson OL4 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP8, as Owner

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Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
e.	Participation Agreement (Morgantown L1) among Southern Energy Mid-Atlantic, LLC, as Lessee, Morgantown OL1 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP1, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
f.	Participation Agreement (Morgantown L2) among Southern Energy Mid-Atlantic, LLC, as Lessee, Morgantown OL2 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP2, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
g.	Participation Agreement (Morgantown L3) among Southern Energy Mid-Atlantic, LLC, as Lessee, Morgantown OL3 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP4, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
h.	Participation Agreement (Morgantown L4) among Southern Energy Mid-Atlantic, LLC, as Lessee, Morgantown OL4 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP5, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
i.	Participation Agreement (Morgantown L5) among Southern Energy Mid-Atlantic, LLC, as Lessee, Morgantown OL5 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP8, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
j.	Participation Agreement (Morgantown L6) among Southern Energy Mid-Atlantic, LLC, as Lessee, Morgantown OL6 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP9, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000
k.	Participation Agreement (Morgantown L7) among Southern Energy Mid-Atlantic, LLC, as Lessee, Morgantown OL7 LLC, as Owner Lessor, Wilmington Trust Company, as Owner Manager, SEMA OP9, as Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, as Lease Indenture Trustee and as Pass Through Trustee, dated as of December 18, 2000

IX.	Pass Through Agreements
a.	Pass Through Trust Agreement A between Southern Energy Mid-Atlantic, LLC and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee, dated as of December 19, 2000

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b.	Pass Through Trust Agreement B between Southern Energy Mid-Atlantic, LLC and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee, dated as of December 19, 2000
c.	Pass Through Trust Agreement C between Southern Energy Mid-Atlantic, LLC and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee, dated as of December 19, 2000
d.	Supplemental Pass Through Trust Agreement A between Mirant Mid-Atlantic, LLC, and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee, dated as of June 29, 2001
e.	Supplemental Pass Through Trust Agreement B between Mirant Mid-Atlantic, LLC and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee, dated June 29, 2001
f.	Supplemental Pass Through Trust Agreement C between Mirant Mid-Atlantic, LLC and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee, dated June 29, 2001

X.	Plans, Orders, Settlements and other Transaction Documents
a.	Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its affiliated debtors, dated as of December 7, 2005, In re Mirant Corporation, et al., Debtors, Case No. 03-46590
b.	Order Confirming the Amended and Restated Second Amended Joint Chapter 11 Plan Of Reorganization For Mirant Corporation And Its Affiliated Debtors dated December 9, 2005 (docket no. 12569), In re Mirant Corporation, et al., Case No. 03-46590
c.	Settlement and Release of Claims Agreement, dated January 14, 2005, among Mirant Corporation, Mirant Americas, Mirant Americas Energy Marketing, Mirant Americas Energy Marketing Investments, Inc., Mirant Americas Generation, LLC, Mirant California Investments, Inc. (the predecessor to Mirant North America, LLC), Mirant California, LLC, Mirant Delta, LLC, Mirant Potrero, LLC, Mirant Special Procurement, Mirant Services, Mirant Americas Development, Inc., PG&E, Southern California Edison Company, San Diego Gas and Electric Company, the CPUC, the DWR, the EOB and the Attorney General of the State of California
d.	Purchase Agreement, dated December 20, 2005, among Mirant North America, LLC, MNA Finance Corp., the Guarantors thereto, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Credit Suisse First Boston LLC, Lehman Brothers Inc. and Greenwich Capital Markets, Inc.
e.	Indenture, dated as of December 23, 2005, among Mirant North America, LLC, MNA Finance Corp., the Guarantors thereto, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Credit Suisse First Boston LLC, Lehman Brothers Inc., Greenwich Capital Markets, Inc. and Law Debenture Trust Company of New York, as trustee
f.	Guarantee Agreements by which the Guarantors to the Indenture guarantee, on a senior unsecured basis, $850,000,000 aggregate principal amount of 7.375% Senior Notes due 2013 issued pursuant to the Indenture
g.	Escrow and Security Agreement, dated as of December 23, 2005, between Mirant North America Escrow, LLC, MNA Finance Corp. and Deutsche

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Bank Trust Company Americas, as escrow agent
h.	Registration Rights Agreement, dated as of December 23, 2005, among Mirant North America, LLC, MNA Finance Corp., the Guarantors thereto, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Credit Suisse First Boston LLC, Lehman Brothers Inc. and Greenwich Capital Markets, Inc.

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EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of January 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Mirant North America, LLC (the “Borrower”), the Lenders party thereto, the Co-Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.                                               (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.19(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT H

FORM OF

LENDER ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of January 3, 2006 (the “Credit Agreement”), among Mirant North America, LLC (the “Borrower”), the Lenders party thereto, the Co-Syndication Agents named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Term Commitment and/or Revolving Commitment, as the case may be, as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(Name of Lender)

By:
Name:
Title:

Dated as of                             , 2006 [Insert scheduled Closing Date]

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EXHIBIT I

FORM OF FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

Intercreditor Agreement (this “Agreement”), dated as of                     , 20    , among JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Priority Agent”) for the First Priority Secured Parties (as defined below),                             , a                              (in such capacity, with its successors and assigns, and as more specifically defined below, the “Second Priority Secured Party”), MIRANT NORTH AMERICA, LLC (the “Borrower”) and each of the other Loan Parties (as defined below) party hereto.

RECITALS

WHEREAS, the Borrower, the First Priority Agent and certain financial institutions and other entities are parties to the Credit Agreement, dated as of January     , 2006 (the “Existing First Priority Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Borrower; and

WHEREAS, the Borrower and the Second Priority Secured Party are parties to a [IDENTIFY PPA/FSA] (the “Existing Second Priority Agreement”), pursuant to which [DESCRIBE PPA/FSA]; and

WHEREAS, the Borrower and the other Loan Parties have granted to the First Priority Agent security interests in the Common Collateral as security for payment and performance of the First Priority Obligations; and

WHEREAS, the Borrower and the other Loan Parties propose to grant to the Second Priority Secured Party junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations; and

WHEREAS, pursuant to the terms of the Existing First Priority Agreement, the First Priority Creditors under the Existing First Priority Agreement have agreed to permit the Borrower and the other Loan Parties to grant junior security interests in the Common Collateral to the Second Priority Secured Party on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 2.     Definitions.

1.1.       Defined Terms. The following terms, as used herein, have the following meanings:

“Additional First Priority Agreement” means any agreement approved for designation as such by the First Priority Agent and the Second Priority Secured Party.

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“Additional Second Priority Agreement” means any agreement approved for designation as such by the First Priority Agent and the Second Priority Secured Party.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Cash Management Obligations” means any obligations owed to any First Priority Secured Party (or any of its affiliates) in respect of any cash management arrangement between the Borrower and such First Priority Secured Party (or any of its affiliates) (to the extent designated by the Borrower as a “Specified Cash Management Program” under any First Priority Agreement).

“Credit Party” means the Borrower and each direct or indirect affiliate or shareholder (or equivalent) of the Borrower or any of its affiliates that is now or hereafter becomes a party to any First Priority Document or Second Priority Document. All references in this Agreement to any Credit Party shall include such Credit Party as a debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.

“Common Collateral” means all assets that are both First Priority Collateral and Second Priority Collateral.

“Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Credit Party, as applicable.

“DIP Financing” has the meaning set forth in Section 5.2.

“Enforcement Action” means, with respect to the First Priority Obligations or the Second Priority Obligations, any demand for payment or acceleration thereof, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Existing First Priority Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Second Priority Agreement” has the meaning set forth in the recitals to this Agreement.

“First Priority Agent” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement First Priority Agreement, the First Priority Agent shall be the Person identified as such in such Agreement.

“First Priority Agreement” means the collective reference to (a) the Existing First Priority Agreement, (b) any Additional First Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the

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Existing First Priority Agreement, any Additional First Priority Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.

“First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.

“First Priority Creditors” means the “Lenders” as defined in the First Priority Agreement, or any Persons that are designated under the First Priority Agreement as the “First Priority Creditors” for purposes of this Agreement.

“First Priority Documents” means the First Priority Agreement, each First Priority Security Document and each First Priority Guarantee.

“First Priority Guarantee” means any guarantee by any Credit Party of any or all of the First Priority Obligations.

“First Priority Lien” means any Lien created by the First Priority Security Documents.

“First Priority Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the First Priority Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Priority Agreement, (c) all Hedging Obligations, (d) all Cash Management Obligations and (e) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Credit Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Obligations Payment Date” means the first date on which (a) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (b) all commitments to extend credit under the First Priority Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Priority Security Documents), and (d) the First Priority Agent has delivered a written notice to the Second Priority Secured Party stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the First Priority Secured Parties.

“First Priority Secured Parties” means the First Priority Agent, the First Priority Creditors and any other holders of the First Priority Obligations.

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“First Priority Security Documents” means the “Security Documents” as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.

“Hedging Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed in respect of any swap agreement or hedge agreement in respect of interest rates or currency exchange rates to any First Priority Creditor (or any of its affiliates) or any other Person which, at the time such swap agreement or hedge agreement was entered into was a First Priority Creditor (or any of its affiliates).

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Replacement First Priority Agreement” has the meaning set forth in the definition of “First Priority Agreement”.

“Second Priority Agreement” means the collective reference to (a) the Existing Second Priority Agreement and (b) any Additional Second Priority Agreement. Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.

“Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Credit Party, in which a Lien is granted or purported to be granted to the Second Priority Secured Party as security for any Second Priority Obligation.

“Second Priority Documents” means each Second Priority Agreement, each Second Priority Security Document and each Second Priority Guarantee.

“Second Priority Guarantee” means any guarantee by any Credit Party of any or all of the Second Priority Obligations.

“Second Priority Lien” means any Lien created by the Second Priority Security Documents.

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“Second Priority Obligations” means all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Credit Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Secured Party” has the meaning set forth in the introductory paragraph hereof, but shall also include any Person identified as a “Second Priority Secured Party” in any Second Priority Agreement other than the Existing Second Priority Agreement.

“Second Priority Security Documents” means the “[Security Documents]” as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Party.

“Second Priority Obligations” means all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Credit Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Priority Secured Party” has the meaning set forth in the introductory paragraph hereof, but shall also include any Person identified as a “Second Priority Secured Party” in any Second Priority Agreement other than the Existing Second Priority Agreement.

“Second Priority Security Documents” means the “[Security Documents]” as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Party.

First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) No First Priority Secured Party shall, and the Second Priority Secured Party shall not, object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other. Notwithstanding any failure by any First Priority Secured Party or the Second Priority Secured Party to perfect its security interests in the

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Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Priority Secured Parties or the Second Priority Secured Party, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Party with respect to the Common Collateral shall be as set forth herein.

2.2      Nature of First Priority Obligations. The Second Priority Secured Party acknowledges that a portion of the First Priority Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Party and without affecting the provisions hereof. The Lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Priority Obligations or the Second Priority Obligations, or any portion thereof.

2.3      Agreements Regarding Actions to Perfect Liens. (a) The Second Priority Secured Party agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Secured Party shall be in form satisfactory to the First Priority Agent.

(b) The Second Priority Secured Party agrees that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or thereafter filed against real property in favor of or for the benefit of the Second Priority Secured Party shall be in form satisfactory to the First Priority Agent and shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as Administrative Agent, and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement dated as of                      , 20     among JPMorgan Chase Bank, N.A., as Administrative Agent,                      as                     , and the Loan Parties referred to therein, as amended from time to time.”

(c) The First Priority Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the First Priority Security Documents, such possession or control is also for the benefit of the Second Priority Secured Party solely to the extent required to perfect its security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Agent (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Security Documents, provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Agent shall (i) deliver to the Second Priority Secured Party, at the Borrower’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority

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Secured Parties and the Second Priority Secured Party and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

2.4      No New Liens. So long as the First Priority Obligations Payment Date has not occurred, the parties hereto agree that (a) there shall be no Lien, and no Credit Party shall have any right to create any Lien, on any assets of any Credit Party securing any Second Priority Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the First Priority Obligations and (b) if the Second Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Second Priority Obligation which assets are not also subject to the first-priority Lien of the First Priority Agent under the First Priority Documents, then the Second Priority Secured Party, upon demand by the First Priority Agent, notwithstanding anything to the contrary in any other Second Priority Document either (i) release such Lien or (ii) assign it to the First Priority Agent as security for the First Priority Obligations (in which case the Second Priority Secured Party may retain a junior lien on such assets subject to the terms hereof). To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Second Priority Secured Party agrees that any amounts received by or distributed to it pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.

SECTION 3.    Enforcement Rights.

3.1      Exclusive Enforcement. Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Credit Party, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of the Second Priority Secured Party, but subject to the proviso set forth in Section 5.1. Upon the occurrence and during the continuance of a default or an event of default under the First Priority Documents, the First Priority Agent and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion.

3.2      Standstill and Waivers. The Second Priority Secured Party agrees that, until the First Priority Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.1:

(a) it will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Person any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;

(b) it will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by any First Priority Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by or on behalf of any First Priority Secured Party;

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(c) it has no right to (i) direct either the First Priority Agent or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or (ii) consent or object to the exercise by the First Priority Agent or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (c), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);

(d) it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents;

(e) it will not make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Credit Party or any of its subsidiaries or affiliates under or with respect to any Second Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Second Priority Security Document (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim, any Second Priority Security Document;

(f) it will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Second Priority Security Documents; and

(g) they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.

3.3      Judgment Creditors. In the event that the Second Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as all other Liens securing the Second Priority Obligations are subject to the terms of this Agreement.

3.4      Cooperation. The Second Priority Secured Party agrees that it shall take such actions as the First Priority Agent shall request in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.

3.5      No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party or the Second Priority Secured Party shall enforce its rights or remed in violation of the terms of this Agreement, no Credit Party shall be entitled to use such violation as a defense to any action by any First Priority Secured Party or the Second Priority Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or the Second Priority Secured Party.

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3.6      Actions Upon Breach. (a) If the Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Credit Party or the Common Collateral, such Credit Party, with the prior written consent of the First Priority Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Credit Party.

(b) Should the Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Priority Secured Party (in its own name or in the name of the relevant Credit Party) or the relevant Credit Party may obtain relief against the Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) the Second Priority Secured Party waives any defense that the Loan Parties and/or the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4.    Application Of Proceeds Of Common Collateral; Dispositions And Releases Of Common Collateral; Inspection and Insurance.

4.1      Application of Proceeds; Turnover Provisions. All proceeds of Common Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the First Priority Agent for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred and thereafter, to the Second Priority Secured Party for application in accordance with the Second Priority Documents. Until the occurrence of the First Priority Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by the Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Agent, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and the Second Priority Secured Party hereby authorizes the First Priority Agent to make any such endorsements as agent for the Second Priority Secured Party (which authorization, being coupled with an interest, is irrevocable).

4.2      Releases of Second Priority Lien. (a) Upon any release, sale or disposition of Common Collateral permitted pursuant to the terms of the First Priority Documents that results in the release of the First Priority Lien on any Common Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action), the Second Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.

(b) The Second Priority Secured Party shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Priority Agent shall request to evidence any release of the Second Priority Lien described in paragraph (a). The Second Priority Secured Party hereby appoints the First Priority Agent and any officer or duly authorized person of the First Priority Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Secured Party and in the name of the Second Priority Secured Party or in the First Priority Agent’s own name, from time to time, in the First Priority Agent’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any

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and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3      Inspection Rights and Insurance. (a) Any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the First Priority Agent may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by the Second Priority Secured Party or liability to the Second Priority Secured Party.

(b) Until the First Priority Obligations Payment Date has occurred, the First Priority Agent will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Credit Party (except that the Second Priority Secured Party shall have the right to be named as additional insured and loss payee so long as its second lien status is identified in a manner satisfactory to the First Priority Agent); (ii) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

SECTION 5.    Insolvency Proceedings.

5.1      Filing of Motions. Until the First Priority Obligations Payment Date has occurred, the Second Priority Secured Party agrees that the Second Priority Secured Party shall not, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Common Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the First Priority Agent (including the validity and enforceability thereof) or any other First Priority Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Priority Secured Party may file a proof of claim in an Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Secured Party imposed hereby.

5.2      Financing Matters. If any Credit Party becomes subject to any Insolvency Proceeding, and if the First Priority Agent or the other First Priority Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Credit Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Credit Party by any third party (any such financing, “DIP Financing”), then the Second Priority Secured Party agrees that the Second Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph 5.4 below and (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens (i) to such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the First Priority Secured Parties and (iii) to any “carve-out” agreed to by the First Priority Agent or the other First Priority Secured Parties, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

5.3      Relief From the Automatic Stay. The Second Priority Secured Party agrees that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take

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any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Agent.

5.4      Adequate Protection. The Second Priority Secured Party agrees that it shall not object, contest, or support any other Person objecting to or contesting, (a) any request by the First Priority Agent or the other First Priority Secured Parties for adequate protection or any adequate protection provided to the First Priority Agent or the other First Priority Secured Parties or (b) any objection by the First Priority Agent or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Priority Agent or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 5.2(b) (but subject to all other provisions of this Agreement, including, without limitation, Sections 5.2(a) and 5.3), in any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the First Priority Secured Parties do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the Second Priority Secured Party may seek or accept adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the First Priority Secured Parties, provided, however, that the Second Priority Secured Party shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) in the event the Second Priority Secured Party seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Second Priority Secured Party agrees that the First Priority Agent shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Priority Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under this Agreement. The Second Priority Secured Party agrees that except as expressly set forth in this Section it shall not seek or accept adequate protection without the prior written consent of the First Priority Agent.

5.5      Avoidance Issues. If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Credit Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Party agrees that it shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall

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instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6      Asset Dispositions in an Insolvency Proceeding. The Second Priority Secured Party shall not, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Credit Party that is supported by the First Priority Secured Parties, and the Second Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Priority Secured Parties and to have released their Liens on such assets.

5.7      Separate Grants of Security and Separate Classification. The Second Priority Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and the Second Priority Secured Party in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Party hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Party), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Secured Priority Secured Party, with the Second Priority Secured Party hereby acknowledging and agreeing to turn over to the First Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Party.

5.8      No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the First Priority Agent or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by the Second Priority Secured Party, including the seeking by the Second Priority Secured Party of adequate protection (except as provided in Section 5.4) or the asserting by the Second Priority Secured Party of any of its rights and remedies under the Second Priority Documents or otherwise.

5.9      Plans of Reorganization. The Second Priority Secured Party shall not support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (a) pays off, in cash in full, all First Priority Obligations or (b) is accepted by the class of holders of First Priority Obligations voting thereon and is supported by the First Priority Agent.

5.10      Other Matters. To the extent that the Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, the Second Priority Secured Party agrees not to assert any of such rights without the prior written consent of the First Priority Agent; provided that if requested by the First Priority Agent, the Second Priority Secured Party shall timely exercise such rights in the manner requested by the First Priority Agent, including any rights to payments in respect of such rights.

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5.11      Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

SECTION 6.    Second Priority Documents and First Priority Documents.

In the event the First Priority Agent enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document without the consent of or action by any Second Priority Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, and (ii) notice of such amendment, waiver or consent shall be given to the Second Priority Secured Party no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 7.    Reliance; Waivers; etc.

7.1      Reliance. The First Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Secured Party expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Second Priority Documents are deemed to have been executed and delivered in reliance upon this Agreement. The First Priority Agent expressly waives all notices of the acceptance of and reliance by the Second Priority Secured Party.

7.2      No Warranties or Liability. The Second Priority Secured Party and the First Priority Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other First Priority Document or any Second Priority Document. Except as otherwise provided in this Agreement, the Second Priority Secured Party and the First Priority Agent will be entitled to manage and supervise their respective extensions of credit or credit exposures to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3      No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Credit Party with the terms and conditions of any of the First Priority Documents or the Second Priority Documents.

SECTION 8.    Obligations Unconditional.

8.1      First Priority Obligations Unconditional. All rights and interests of the First Priority Secured Parties hereunder, and all agreements and obligations of the Second Priority Secured Party (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Document;

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(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;

(c) prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the First Priority Obligations, or of the Second Priority Secured Party, or any Credit Party, to the extent applicable, in respect of this Agreement.

8.2      Second Priority Obligations Unconditional. All rights and interests of the Second Priority Secured Party hereunder, and all agreements and obligations of the First Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Second Priority Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Second Priority Obligations or any First Priority Secured Party in respect of this Agreement.

SECTION 9.    Miscellaneous.

9.1      Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern.

9.2      Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligation Payment Date shall have occurred. This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Party may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Borrower or any other Credit Party on the faith hereof.

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9.3      Amendments; Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Agent and the Second Priority Secured Party, and, in the case of amendments or modifications of Sections 3.5, 3.6, 9.5 or 9.6 that directly affect the rights or duties of any Credit Party, such Credit Party.

(b) It is understood that the First Priority Agent, without the consent of any other First Priority Secured Party or the Second Priority Secured Party, may in its discretion determine that a supplemental agreement (which make take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become First Priority Obligations under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes First Priority Obligations, provided, that such Additional Debt is permitted to be incurred by the First Priority Agreement then extant, and is permitted by First Priority Agreement to be subject to the provisions of this Agreement as First Priority Obligations.

9.4      Information Concerning Financial Condition of the Borrower and the other Loan Parties. Each of the Second Priority Secured Party and the First Priority Agent hereby assume responsibility for keeping itself informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations. The Second Priority Secured Party and the First Priority Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Second Priority Secured Party or the First Priority Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

9.5      GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

9.6      Submission to Jurisdiction. (a) Each First Priority Secured Party, the Second Priority Secured Party and each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the any First Priority Secured Party or the Second Priority Secured Party may otherwise have to bring any action or proceeding against any Credit Party or its properties in the courts of any jurisdiction.

(b) Each First Priority Secured Party, the Second Priority Secured Party and each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising

17

out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.7      Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.8      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and the Second Priority Secured Party and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.

9.9      Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.11      Other Remedies. For avoidance of doubt, it is understood that nothing in this Agreement shall prevent the Second Priority Secured Party from exercising any available remedy to accelerate the maturity of any obligations owing under the Second Priority Agreement or to demand payment under any guarantee in respect thereof.

9.12      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

9.13      Additional Loan Parties. Each Person that becomes a Credit Party after the date hereof shall become a party to this Agreement upon execution and delivery by such Person of an Assumption Agreement in the form of Annex 1 to the Guarantee and Collateral Agreement referred to in the First Priority Agreement.

18

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as First Priority Agent for and on behalf of the First Priority Secured Parties

By:
Name:
Title:

Address for Notices:	[1111 Fannin Street, Floor 10] [Houston, Texas 77002]
Attention:	[Loan and Agency Services]
Telecopy No.:	[(713) 427-6307]

, as Second Priority Secured Party

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

MIRANT NORTH AMERICA, LLC

By:
Name:
Title:

Address for Notices:	1155 Perimeter Center West,
Suite 100
Atlanta, GA 30338
Attention:	[ ]
Telecopy No.:	[ ]

19

[LIST LOAN PARTIES]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

20

EXHIBIT J-1

Application and Agreement for Irrevocable	JPMorgan Chase Bank, N.A
Standby Letter of Credit

This application and the Letter of Credit issued hereunder are issued under and subject to and governed by the terms, provisions and covenants of the Credit Agreement, dated as of January 3, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Mirant North America, LLC, the several Lenders from time to time parties thereto, Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as co-syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent. Capitalized terms used herein and not otherwise defined have the meaning assigned to them in the Credit Agreement.

When transmitting this application by facsimile all pages must be transmitted.

To: JPMorgan Chase Bank, N.A. and/or its subsidiaries and/or affiliates (the “Bank”).	Date:

I. Pursuant to the Terms and Conditions contained herein and in the Credit Agreement, please issue an IRREVOCABLE STANDBY Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) as a:

☐ Revolving Letter of Credit	☐ Synthetic Letter of Credit

and transmit it by:

☐ Teletransmission	☐ Courier	☐ Air Mail (Domestic addresses only)

If completing application in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address- jointly and severally if more than one, individually and collectively, “Applicant/Obligor”): [Signature lines are on last page].	Beneficiary (Full name and address):
Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Advising Bank-Optional (If blank, Issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):
Amount: Up to an aggregate amount of If not USD, indicate currency	Expiry Date: Demands/claims must be presented to the counters of the Issuing bank not later than .

1

Complete only if Automatic Extension of the expiry date is required.

Credit to contain Automatic Extension clause with extension period of ☐ one year/☐ other             (please specify).

No less than                                         calendar days non-extension notice to the beneficiary.

Automatic Extension final expiration date:                                                                         (the date after which the Credit will no longer be subject to Automatic Extension).

AVAILABLE BY (indicate A, B or C)

☐         A. Beneficiary’s dated statement referencing JPMorgan Chase Bank, N.A. Letter of Credit Number indicating amount of demand/claim and purportedly signed by an authorized person reading as follows (Please state within the quotation marks the wording to appear on the statement to be presented):

“(insert appropriate reason for drawing)

”

Note: If Beneficiary is a bank, demands received by authenticated teletransmission are acceptable in lieu of the beneficiary’s signed and dated statement provided that such authenticated teletransmission contains the beneficiary’s statement as provided for in the Credit.

☐          B. See attached sheet(s) for continuation of other documents and/or special instructions, including a specimen to be used in connection with this Application, which form an integral part of this Application. The Bank agrees to issue the Credit substantially in the form of any such specimen, with such changes as the Bank deems necessary or advisable, and such specimen should be approved and signed by the applicant/obligor.

☐          C. Other:

Complete only when the Beneficiary’s bank or Correspondent is to issue its guarantee or undertaking based on the issued Standby Letter of Credit.

We understand and agree that by making this request, we shall remain liable under this Credit until Issuer is fully released in writing by such entity.

☐         Request Beneficiary’s bank to issue and deliver its:

(Specify type of bid or performance bond, guarantee, undertaking or other)

In favor of:        Name(s)

                          Attention Party Name

2

(a)     Address

City/State/Zip/Country

Telephone

Fax

For an amount not exceeding that specified above, effective immediately and expiring at their office on

(at least 30 days prior to Expiry Date above) covering (brief description):

☐         Multiple drawings prohibited (if blank, multiple drawings will be permitted).

☐         Credit is transferable only in its entirety (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a transferring bank, if applicable).

The Credit, or any Credit issued shall be subject to the International Standby Practices 1998 (International Chamber of Commerce Publication 590) (“the “ISP”) or, ☐ if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits (1993) Revision International Chamber of Commerce Publication No. 500 (the “UCP”).

Please include a brief description of the purpose of the Standby Letter of Credit:

Unless otherwise stated herein, the nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.

BY SUBMITTING THIS APPLICATION, THE UNDERSIGNED APPLICANT HEREBY AGREES TO THE FOLLOWING ADDITIONAL TERMS AND CONDITIONS:

1. Indemnification; Limitation of Liability: a) Without limiting any other provisions of this Application or the Credit Agreement, Bank and each other Indemnitee (as defined in the Credit Agreement) shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant and Applicant’s obligation to reimburse the Bank under the Credit Agreement shall not be impaired by: (i) honor of a presentation under any Credit which on its face substantially complies with the terms of such Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in any Credit; (vi) acting upon any inquiries, communications and instructions (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding a Credit (an “Instruction” or “Instructions”, and the term

3

Application is subsumed within the term Instruction) which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (xiii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (x) any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the UCP or ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; (xiii) dishonor of any presentation upon or during any Event of Default or for which Applicant is unable or unwilling to reimburse or indemnify Bank (provided that Applicant acknowledges that if Bank shall later be required to honor the presentation, Applicant shall be liable therefor in accordance with Section 3 of the Credit Agreement); or (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where it has issued, confirmed or advised such Credit, as the case may be. For purposes of this paragraph, (1) “Good Faith” shall mean honesty in fact in the conduct of the transaction concerned, and (2) “Standard Letter of Credit Practice” shall mean, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be (such practices to be (i) of banks that regularly issue Credits in the particular city and (ii) required or permitted under the UCP or the ISP, as chosen in the applicable Credit).

(b) Without limiting Section 11.5 of the Credit Agreement, such Section 11.5 shall apply to the Issuing Bank and each related Indemnitee notwithstanding the occurrence of any of the events specified in clause (a) of this Section 1.

2. Instructions. Bank’s records of the content of any Instruction shall be conclusive absent manifest error. Bank may transmit a Credit and any amendment thereto by S.W.I.F.T. message and thereby bind Applicant directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating Bank or Applicant to pay charges.

3. Assertion of Rights. To the extent Bank honors a presentation for which Bank remains unpaid, Bank may assert rights of Applicant and Applicant shall cooperate with Bank in its assertion of Applicant’s rights, if any, against the beneficiary, the beneficiary’s rights against Applicant and any other rights that Bank may have by subordination, subrogation, reimbursement, indemnity or assignment.

4. Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Credit or the Application which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission.

5. Waiver of Defense; Joint and Several Liability. Applicant waives any defense whatsoever which might constitute a defense available to, or discharge of, a surety or a guarantor. If more than one Person signs this Application, each of them shall be jointly and severally liable hereunder.

6. Commencement of Action. Any action or proceeding in respect of any matter arising under or in connection with Credits or the Applications may be brought by Applicant against the Bank within the time period specified in Section 5-115 of the Uniform Commercial Code.

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH IN THIS APPLICATION AND IN THE CREDIT AGREEMENT, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

4

(Applicant/Obligor)

(Authorized Signature/Title)

(Phone)

(Fax)

(Date)

5

EXHIBIT J-2

FORM OF LETTER OF CREDIT REQUEST

Dated      2

Deutsche Bank Trust Company Americas

as Revolving Issuing Lender under the Credit

Agreement dated January 3, 2006 among

Mirant North America, LLC (the “Borrower”), the

Several Lenders from Time to Time Parties

Thereto, Deutsche Bank Securities Inc. and

Goldman Sachs Credit Partners L.P. (the

“Co-Syndication Agents”) and JPMorgan

Chase Bank, N.A. (the “Administrative Agent”)

(the “Credit Agreement”)

[complete address ]

Attention:

Fronting Bank:      3

Dear Ladies and Gentlemen:

We hereby request that the Fronting Bank, in its individual capacity, issue a standby Letter of Credit for the account of the undersigned on      4       (the “Date of Issuance”), which Letter of Credit shall be denominated in United States Dollars and shall be in the aggregate amount of      5      . The Letter of Credit should be substantially in the form of the attached specimen, with such changes as the Fronting Bank deems necessary or advisable, and

[2]	Date of Letter of Credit Request. On or after the initial Borrowing Date and prior to the 30th day prior to the Revolving Termination Date.

[3]

If standby Letter of Credit is to be issued by Deutsche Bank Trust Company Americas insert: Deutsche Bank Trust Company Americas, Global Loan Operations, Standby Letter of Credit Unit, 60 Wall Street, New York, New York 10005, MS NYC 60-3812. For standby Letters of Credit to be issued by other Fronting Bank insert name and address of applicable Fronting Bank.

[4]	Date of Issuance, which shall be at least three (3) Business Days from the date hereof (or such shorter period as is reasonably acceptable to the Fronting Bank).

[5]	Aggregate initial amount of the Letter of Credit.

such specimen should be approved and signed by us. We request that the Letter of Credit be transmitted by:

☐  Teletransmission            ☐  Courier            ☐  Air Mail (Domestic addresses only)

For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall have the respective meaning provided such terms in the Credit Agreement.

The beneficiary of the requested Letter of Credit will be      6      , and such Letter of Credit will be in support of      7       and will have a stated expiration date of      8      .

We hereby certify that:

(i)                    each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than those set forth in Sections 4.7, 4.9 and 4.12 of the Credit Agreement) shall be true and correct in all material respects, both before and after giving effect to the issuance of the Letter of Credit requested hereby, on the Date of Issuance as if made on and as of such date; and

(ii)                    no Default or Event of Default shall have occurred and be continuing on the date hereof or after giving effect to the issuance of the Letter of Credit requested hereby and the application of proceeds therefrom.

By
Name: Title:

cc: JPMorgan Chase Bank, N.A.,

as Administrative Agent under the Credit Agreement

[6]	Insert name and address of beneficiary.

[7]	Insert brief description of supportable obligations.

[8]	Insert the last date upon which drafts may be presented which may not be later than the dates referred to in Section 3 of the Credit Agreement.

EXHIBIT K

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY NAMED AS ACCOUNT PARTY

To:    THE ISSUER OF THE CREDIT

We join in this Application, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Application, the Agreement, the Credit and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Credit Agreement and all obligations of the Applicant thereunder as if we were a party thereto. The Applicant is authorized to assign or transfer to you all or any part of any security held by the Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under the Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized Signature/Title)

(Phone)

(Fax)

(Date)

EXHIBIT K

FORM OF PERMITTED PARI PASSU DEBT INTERCREDITOR AGREEMENT

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT, dated as of [                    , 20    ] (as amended, supplemented or otherwise restated from time to time, this “Agreement”), among JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Existing Facilities Credit Agreement (as defined below) (in such capacity, the “Existing Facilities Representative”) for the Existing Facilities Secured Parties (as defined below); JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (as defined below) (in such capacity, the “Collateral Agent”); MIRANT NORTH AMERICA, LLC (the “Borrower”) and each of the other Loan Parties (as defined below) party hereto; and [NAME OF PARI PASSU LENDING AGENT/ENTITY], as [agent/lender] under the Additional Facilities Credit Agreement (as defined below) (in such capacity, the “Additional Facilities Representative”).

RECITALS:

WHEREAS, the Borrower, the Existing Facilities Representative and certain other financial institutions and other entities entered into a $1,500,000,000 Credit Agreement, dated as of January 3, 2006 (the “Existing Facilities Credit Agreement”), pursuant to which such financial institutions and other entities made loans and extended other financial accommodations to the Borrower;

WHEREAS, pursuant to the Existing Facilities Credit Agreement and the Existing Facilities Security Documents (as defined below), the Borrower and the other Loan Parties have granted to the Existing Facilities Secured Parties security interests in the Existing Facilities Collateral (as defined below) as security for the Existing Facilities Obligations (as defined below) and certain related matters;

WHEREAS, the [Borrower/Loan Party] desires to enter into a [credit agreement], dated as of [                    , 20    ] (the “Additional Facilities Credit Agreement”) with the Additional Facilities Representative [and other financial institutions and other entities] pursuant to which the Additional Facilities Representative [and such financial institutions and other entities] will make loans and extend other financial accommodations to the [Borrower/Loan Party];

WHEREAS, the [Borrower and the other Loan Parties] propose to grant to the Additional Facilities Secured Parties (as defined below) a pari passu security interest in the Additional Facilities Collateral (as defined below) as security for the Additional Facilities Obligations (as defined below);

WHEREAS, the Additional Facilities Secured Parties will agree to be bound by the terms of this Agreement and will appoint the Collateral Agent as collateral agent under the Additional Facilities Security Documents;

WHEREAS, it is a condition to the closing of the Additional Facilities Credit Agreement and the granting of such security interests to the Additional Facilities Secured Parties that the parties hereto enter into this Agreement to provide for the pari passu sharing of the Common Collateral (as defined below)

and to set forth the relative rights of the Secured Parties (as defined below) in respect of the Common Collateral and in respect to certain other matters specified herein; and

WHEREAS, it is a condition to the acceptance of the Additional Facilities Obligations as Permitted Pari Passu Debt (as defined in the Existing Facilities Credit Agreement) and the security interest in the Common Collateral as a permitted Lien pursuant to Section 8.3(c) of the Existing Facilities Credit Agreement that the parties hereto enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1.    Definitions.

1.1      Defined Terms. The following terms, as used herein, have the following meanings:

“Additional Facilities Agreements” means the collective reference to (a) the Additional Facilities Credit Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Additional Facilities Credit Agreement, or any other agreement or instrument referred to in this clause (b) unless such agreement or instrument expressly provides that it is not intended to be and is not an Additional Facilities Agreement hereunder (a “Replacement Additional Facilities Agreement”). Any reference to the Additional Facilities Agreement hereunder shall be deemed a reference to any Additional Facilities Agreement then extant.

“Additional Facilities Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted to the Collateral Agent or purported to be granted to any Additional Facilities Secured Parties as security for any Additional Facilities Obligation.

“Additional Facilities Credit Agreement” has the meaning set forth in the recitals to this Agreement.

[“Additional Facilities Creditors” means the “[Lenders]” as defined in the Additional Facilities Agreement and any Persons that are designated under the Additional Facilities Agreement as the “Additional Facilities Creditors” for purposes of this Agreement.]

“Additional Facilities Documents” means the collective reference to the Additional Facilities Agreement, each Additional Facilities Security Document and each Additional Facilities Guarantee, if any.

“Additional Facilities Guarantee” means any guarantee by any Loan Party of any or all of the Additional Facilities Obligations.

“Additional Facilities Lien” means any Lien created by the Additional Facilities Security Documents.

“Additional Facilities Obligations” means [(a) all principal of and interest (including, without limitation, any Post-Petition Interest) and premium (if any) on all indebtedness under the Additional Facilities Agreement, and (b) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the Additional Facilities Documents, including without limitation Post-Petition Interest.] [describe nature of obligations under the Additional Facilities Agreement]. To the extent any payment with respect to any Additional Facilities Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is determined to be a fraudulent conveyance or a preference in any respect and is disgorged, turned over or otherwise paid to the estate of any Loan Party, then, in accordance with Section 6.4 herein, the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Additional Facilities Representative, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Additional Facilities Obligations Payment Date” means the first date on which the Additional Facilities Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full.

“Additional Facilities Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Additional Facilities Security Documents” means the “[Security Documents]” as defined in the Additional Facilities Agreement and the other documents that are designated under the Additional Facilities Agreement as “Additional Facilities Security Documents” for purposes of this Agreement.

“Additional Facilities Secured Parties” means the Additional Facilities Representative, [the Additional Facilities Creditors] and any other holders of the Additional Facilities Obligations.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Cash Management Obligations” means any obligations owed to any Existing Facilities Secured Party (or any of its affiliates) in respect of any cash management arrangement between the Borrower and such Existing Facilities Secured Party (or any of its affiliates) (to the extent designated by the Borrower as a “Specified Cash Management Program” under any Existing Facilities Agreement).

“Collateral Account” has the meaning set forth in Section 3.2.

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Collateral Proceeds” has the meaning set forth in Section 3.1.

“Common Collateral” means all assets that are both Existing Facilities Collateral and Additional Facilities Collateral.

“Comparable Additional Facilities Security Document” means, in relation to any Common Collateral subject to any Existing Facilities Security Document, the Additional Facilities Security Document that creates a security interest in the same Common Collateral.

“Enforcement Action” means, with respect to any of the Secured Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the Existing Facilities Security Documents or the Additional Facilities Security Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Existing Facilities Agreements” means the collective reference to (a) the Existing Facilities Credit Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Facilities Credit Agreement, or any other agreement or instrument referred to in this clause (b) unless such agreement or instrument expressly provides that it is not intended to be and is not an Existing Facilities Agreement hereunder (a “Replacement Existing Facilities Agreement”). Any reference to the Existing Facilities Agreement hereunder shall be deemed a reference to any Existing Facilities Agreement then extant.

“Existing Facilities Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Existing Facilities Secured Party as security for any Existing Facilities Obligation.

“Existing Facilities Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Facilities Creditors” means the “Lenders” as defined in the Existing Facilities Agreement and any Persons that are designated under the Existing Facilities Agreement as the “Existing Facilities Creditors” for purposes of this Agreement.

“Existing Facilities Documents” means the collective reference to the Existing Facilities Agreement, the Existing Facilities Security Documents and each Existing Facilities Guarantee.

“Existing Facilities Guarantee” means any guarantee by any Loan Party of any or all of the Existing Facilities Obligations.

“Existing Facilities Lien” means any Lien created by the Existing Facilities Security Documents.

“Existing Facilities Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Existing Facilities Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the Existing Facilities Agreement, (c) all Hedging Obligations, (d) all Cash Management Obligations and (e) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the Existing Facilities Documents, including without limitation Post-Petition Interest. To the extent any payment with respect to any Existing Facilities Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is determined to be a fraudulent conveyance or a preference in any respect and is disgorged, turned over or otherwise paid to the estate of any Loan Party, then, in accordance with Section 6.4 herein, the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Existing Facilities Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Existing Facilities Obligations Payment Date” means the first date on which (a) the Existing Facilities Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the Existing Facilities Documents), (b) all commitments to extend credit under the Existing Facilities Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the Existing Facilities Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the Existing Facilities Documents), and (d) the Existing Facilities Representative has delivered a written notice to the Additional Facilities Representative stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the Existing Facilities Secured Parties.

“Existing Facilities Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement Existing Facilities Agreement, the Existing Facilities Representative shall be the Person identified as such in such agreement.

“Existing Facilities Security Documents” means the “Security Documents” as defined in the Existing Facilities Agreement, and any other documents that are designated under the Existing Facilities Agreement as “Existing Facilities Security Documents” for purposes of this Agreement.

“Existing Facilities Secured Parties” means the Existing Facilities Representative, the Existing Facilities Creditors and any other holders of the Existing Facilities Obligations.

“Hedging Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed in respect of any swap agreement or hedge agreement in respect of interest rates or currency exchange rates to any Existing Facilities Creditor (or any of its affiliates) or any other

Person which, at the time such swap agreement or hedge agreement was entered into was an Existing Facilities Creditor (or any of its affiliates).

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party” means the Borrower and each direct or indirect subsidiary of the Borrower or any of its affiliates that is now or hereafter becomes a party to any Existing Facilities Document or Additional Facilities Document. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

“Pari Passu Loan Documents” means the collective reference to the Existing Facilities Documents and the Additional Facilities Documents.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability Borrower, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Replacement Additional Facilities Agreement” has the meaning set forth in the definition of “Additional Facilities Agreement”.

“Replacement Existing Facilities Agreement” has the meaning set forth in the definition of “Existing Facilities Agreement”.

“Requisite Existing Facilities Creditors” means holders, at such time of, without duplication, more than 50% of the aggregate amount of (a) revolving or other undrawn commitments to extend credit under the Existing Facilities Agreement that have not expired or terminated, (b) the aggregate principal amount of loans outstanding under the Existing Facilities Agreement and (c) the aggregate undrawn and unexpired amount of all letters of credit then outstanding under the Existing Facilities Agreement (or, in the event that no amounts shall be subject to the calculation pursuant to clauses (a), (b) and (c) above, 50% of the aggregate amount of the Existing Facilities Obligations then outstanding).

“Requisite Secured Parties” means holders, at such time of, without duplication, more than 50% of the aggregate amount of:

(a) of the aggregate amount of (i) revolving or other undrawn commitments to extend credit under the Existing Facilities Agreement which has not expired or terminated, (ii) the aggregate principal amount of loans outstanding under the Existing Facilities Agreement and (iii) the aggregate undrawn and unexpired amount of all letters of credit then outstanding under the Existing Facilities Agreement (or, in the event that no amounts shall be subject to the calculation pursuant to clauses (i), (ii) and (iii) above, the aggregate amount of the Existing Facilities Obligations then outstanding); and

(b) of the aggregate amount of [(i) revolving or other undrawn commitments, if any, to extend credit under the Additional Facilities Agreement which has not expired or terminated, (ii) the aggregate principal amount of loans, if any, outstanding under the Additional Facilities Agreement and (iii) the aggregate undrawn and unexpired amount of all letters of credit, if any, then outstanding under the Additional Facilities Agreement][describe nature of obligations under the Additional Facilities Agreement] (or, in the event that no amounts shall be subject to the calculation pursuant to clauses (i), (ii) and (iii) above, the aggregate amount of the Additional Facilities Obligations then outstanding).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or secretary of the applicable Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the applicable Borrower.

“Secured Obligations” means the collective reference to the Existing Facilities Obligations and the Additional Facilities Obligations.

“Secured Parties” means the collective reference to the Existing Facilities Secured Parties and the Additional Facilities Secured Parties.

“Secured Parties’ Representatives” means the collective reference to the Existing Facilities Representative and the Additional Facilities Representative.

“Security Documents” means the collective reference to the Existing Facilities Security Documents and the Additional Facilities Security Documents.

“Unasserted Contingent Obligations” means, at any time, the applicable Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Secured Obligations and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written)

has been made (and, in the case of Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.2      Amended Agreements. All references in this Agreement to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time.

SECTION 2.    Collateral Matters.

2.1      Pari Passu Sharing. Subject to Section 6.7, notwithstanding anything to the contrary contained in any of the Security Documents and irrespective of the time, order, method or effectiveness of attachment or perfection of any security interests created in the Common Collateral or anything contained in any filing or agreement to which the Collateral Agent or any Secured Party now or hereafter may be a party, the rules for determining attachment, perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors or the avoidance of liens, the interests of the Secured Parties in the Common Collateral shall secure the Secured Obligations on a pari passu basis and the Collateral Agent shall hold the Common Collateral for the equal and ratable benefit of the Secured Parties pursuant to this Agreement and the other Security Documents.

2.2      Nature of Existing Facilities Obligations. Each of the Additional Facilities Secured Parties acknowledges that a portion of the Existing Facilities Secured Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Existing Facilities Secured Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Existing Facilities Secured Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any of the Additional Facilities Secured Parties and without affecting the provisions hereof. The pari passu sharing provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of any of the Existing Facilities Obligations or any portion thereof.

2.3      No New Liens. If (a) any Loan Party or any of their subsidiaries creates or grants a Lien on any assets of such Loan Party or its subsidiaries securing either the Existing Facilities Obligations or the Additional Facilities Obligations, such Loan Party shall create a pari passu Lien on such assets in favor of the Additional Facilities Secured Parties or the Existing Facilities Secured Parties, as the case may be, and (b) any Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Secured Obligation that does not secure on a pari passu basis the Existing Facilities Obligations and the Additional Facilities Obligations, then notwithstanding anything to the contrary in any Pari Passu Loan Document, either (i) such Secured Party, upon demand by the Collateral Agent, will assign such Lien to the Collateral Agent as security for the Secured Obligations or (ii) such assets shall be deemed to secure on a pari passu basis all of the Secured Obligations. To the extent that the foregoing provisions are not complied with for any reason, any amounts received by or distributed to it pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 3.6.

SECTION 3.    Collateral Agent; Collateral Account; Application of Proceeds.

3.1      Appointment. The Existing Facilities Representative, on behalf of itself and the other Existing Facilities Secured Parties, the Additional Facilities Representative, on behalf of itself and the other Additional Facilities Secured Parties, and the Borrower hereby appoint JPMorgan Chase Bank, N.A., as Collateral Agent under this Agreement and the Security Documents. The Collateral Agent accepts such appointments and will hold all amounts received by it in accordance with the terms of this Agreement (all such amounts being hereinafter referred to as the “Collateral Proceeds”) under and subject to the conditions set forth in this Agreement for the benefit of the Secured Parties for the payment of the Secured Obligations in accordance with the terms of this Agreement and the Security Documents.

3.2      Collateral Account. At all times prior to payment in full of the Secured Obligations, there shall be maintained with the Collateral Agent an account which shall be entitled the “Mirant Common Collateral Account” (the “Collateral Account”). All monies which are required by this Agreement to be deposited in the Collateral Account or which are delivered to or received by the Collateral Agent or any agent or nominee of the Collateral Agent in respect of the Common Collateral, whether in connection with the exercise of the remedies provided in this Agreement, the Security Documents or otherwise, shall be deposited in the Collateral Account and applied in accordance with the terms of this Agreement. The Collateral Account shall be subject to the exclusive dominion and control of the Collateral Agent, who shall (in its capacity as a securities intermediary), with respect to the Collateral Account and all items from time to time on deposit therein, comply with all instructions from the Requisite Secured Parties (or the Requisite Existing Facilities Creditors, as the case may be) given in accordance with this Agreement without further consent of the Borrower or any other Loan Party. The Collateral Account shall be maintained as a securities account (as defined in Section 8-501 of the Uniform Commercial Code) for purposes of the Uniform Commercial Code and all items on deposit therein (including securities entitlements (as defined in the Uniform Commercial Code)) shall be “financial assets” under and as defined in the Uniform Commercial Code. The parties acknowledge and agree that notwithstanding anything to the contrary in any Security Document, any amounts required to be deposited in a collateral account pursuant to any Security Document shall be deposited by the Collateral Agent into the Collateral Account.

3.3      Lien in Collateral Account. The Borrower hereby grants to the Collateral Agent for the benefit of the Secured Parties a continuing first priority security interest in and to all of the Borrower’s right, title and interest in and to all amounts now or at any time hereafter on deposit in the Collateral Account as security for the payment of the Secured Obligations in accordance with the terms of this Agreement.

3.4      Permitted Investments of Collateral Account. The Collateral Agent shall invest and reinvest monies on deposit in the Collateral Account at any time in any Cash Equivalents (as defined in the Existing Facilities Credit Agreement), as determined in the sole discretion of the Collateral Agent. All such investments and the interest and income received thereon and the net proceeds realized on the sale or redemption thereof shall be held in the Collateral Account. In no event shall the Collateral Agent be liable for any loss in the investment or reinvestment of amounts held in the Collateral Account unless such loss is found by a non-appealable court of competent jurisdiction to be the direct result of the Collateral Agent’s gross negligence or willful misconduct.

3.5      Actions by Collateral Agent

(a)      The Collateral Agent shall have the sole right to exercise any and all rights and remedies under this Agreement and the other Security Documents, including, without limitation, the determination of the order in which it shall exercise remedies against any of the Common Collateral. All actions taken by the Collateral Agent pursuant to this Agreement shall be subject to the direction of the Requisite Secured Parties and, in the absence of such direction, the Collateral Agent shall be entitled to take all action reasonably determined by it, and shall be fully protected in taking such action, in accordance with this Agreement; provided however that at any time that an event of default has occurred and is continuing under the Existing Facilities Agreement and no event of default has occurred and is continuing under the Additional Facilities Agreement, all such actions shall be subject to the direction of the Requisite Existing Facilities Creditors, and not the Requisite Secured Parties, as provided in Section 3.5(b). Notwithstanding anything to the contrary herein, the Collateral Agent shall not release any Liens on any or all of the Common Collateral if such action would result in a default or event of default under the Existing Facilities Agreement.

(b)      Upon the occurrence and during the continuance of an event of default under the Existing Facilities Agreement when no event of default has occurred and is continuing under the Additional Facilities Agreement, the Requisite Existing Facilities Creditors shall have the right to direct the Collateral Agent to take Enforcement Action under this Agreement and the Existing Facilities Security Documents and, in the absence of such direction, the Collateral Agent shall be entitled to take all action reasonably determined by it, and shall be fully protected in taking such action, in accordance with this Agreement, provided that all proceeds of such actions are applied in accordance with Section 3.6 hereof. On or prior to the Existing Facilities Obligations Payment Date, neither the Additional Facilities Representative nor any other Additional Facilities Secured Party shall have the right to direct the Collateral Agent to begin exercising remedies or otherwise to take any action under this Agreement if at such time no event of default has occurred or is continuing under the Existing Facilities Agreement and whether or not an event of default has occurred or is continuing under the Additional Facilities Agreement. With respect to any Enforcement Action taken when an event of default exists under both the Existing Facilities Agreement and the Additional Facilities Agreement, any Additional Facilities Secured Party shall only have such right to the extent it may be part of the Requisite Secured Parties.

3.6      Application of Proceeds. To the extent available for distribution (it being understood that the Collateral Agent may liquidate investments prior to maturity in order to make a distribution pursuant to this Section 3.6), all monies held by the Collateral Agent in the Collateral Account, including all proceeds of, or any other monies received in connection with the Security Documents and any interest earned thereon resulting from sales, foreclosures or collections on or other dispositions of the Common Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be applied by the Collateral Agent in the following order of priority:

(a)      first, to the payment in full of all costs and expenses of the Collateral Agent incurred in connection with such realization on the Common Collateral or the protection of the rights and interests of the Secured Parties therein;

(b)      second, to the payment in full of the unpaid Existing Facilities Obligations and Additional Facilities Obligations (including all incurred and unpaid fees and expenses of the Existing Facilities Representative under the Existing Facilities Documents and the Additional Facilities

Representative under the Additional Facilities Documents), pro rata based on the amounts owing with respect to the Existing Facilities Obligations and the Additional Facilities Obligations for application to such obligations in accordance with the Existing Facilities Agreements and Additional Facilities Agreements, as applicable; and

(c)      third, if the Secured Obligations shall have been paid in full, no letters of credit shall be outstanding under the Pari Passu Loan Documents, all commitments to provide extensions of credit shall have terminated under the Pari Passu Loan Documents and the requirements of Section 3.7 shall have been satisfied, any balance to the Borrower or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided however that, subject to Section 5.1 of this Agreement, the foregoing order of priority of distributions shall apply to all distributions from the Collateral Account.

3.7      Amounts Held for Contingent Secured Obligations. In the event that any Secured Party shall be entitled to receive any proceeds pursuant to Section 3.6 in respect of the unliquidated, unmatured or contingent portion of the outstanding Secured Obligations (including, without limitation, obligations under then outstanding letters of credit, guarantees and termination liabilities with respect to any Hedging Obligations and obligations which are not determinable or are unmatured), then the Collateral Agent shall invest such proceeds in Cash Equivalents maturing within three months after they are acquired by the Collateral Agent and shall hold all such amounts so distributable, and all investments and the net proceeds thereof, for the benefit of such Secured Party and for no other purpose until (i) such Secured Party shall have notified the Collateral Agent that all or part of such unliquidated, unmatured or contingent claims shall have become matured or fixed, in which case the Collateral Agent shall distribute from such investments and the proceeds thereof an amount equal to such matured or fixed claim to such Secured Party for application to the payment of such matured or fixed claim or (ii) all or part of such unliquidated, unmatured or contingent claim shall have been extinguished, whether as the result of an expiration without drawing of any letter of credit, payment of amounts secured or covered by any letter of credit other than by drawing thereunder, payment of amounts covered by any guarantee or otherwise, in which case such Secured Party shall, as soon as practicable thereafter notify the Collateral Agent and such investments, and the proceeds thereof, shall be held in the Collateral Account for the benefit of all Secured Parties pending application in accordance with Section 3.6.

3.8      General Authority of the Collateral Agent. The Collateral Agent is hereby expressly authorized as Collateral Agent on behalf of the Secured Parties, without further consent by the Secured Parties:

(a)      to receive all documents and items to be furnished under the Security Documents relating to the Common Collateral;

(b)      to maintain physical possession of any of the Common Collateral as contemplated in any of the Security Documents; and

(c)      to take such other actions as are reasonably incidental to any powers granted to the Collateral Agent hereunder or actions of the Collateral Agent authorized hereunder and not in conflict with applicable law or regulation, this Agreement or any Security Document.

3.9      Exculpatory Provisions

(a)      The Collateral Agent makes no representations as to the value or condition of the Common Collateral or any part thereof, or as to the title of the Loan Parties thereto or as to the security or perfection afforded by this Agreement or any Security Agreement, or as to the validity, execution (except its own execution), enforceability, legality or sufficiency of this Agreement, the Security Documents or the Secured Obligations, and the Collateral Agent shall incur no liability or responsibility in respect of any such matters. The Collateral Agent shall not be responsible for insuring the Common Collateral or for the payment of taxes, charges or assessments or discharging of liens upon the Common Collateral or otherwise as to the maintenance of the Common Collateral, except that if the Collateral Agent takes possession of any Common Collateral, the Collateral Agent shall use the care accorded its own assets in the preservation of the Collateral in its possession and as required by any applicable law. Notwithstanding the foregoing, the Collateral Agent shall be responsible and accountable for damages occasioned by such taking of possession or control, which are found by a non-appealable court of competent jurisdiction to be the direct result of the Collateral Agent’s gross negligence or willful misconduct.

(b)      The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Loan Parties of any of the covenants or agreements contained herein or in any Security Agreement or be responsible for any recitals, statements, representations or warranties made by any Loan Party in or pursuant to any Parri Passu Loan Document or to inspect the properties, books or records of any Loan Party. Whenever it is necessary, or in the opinion of the Collateral Agent advisable, for the Collateral Agent to ascertain the amount of Secured Obligations then held by the Secured Parties, the Collateral Agent may conclusively rely on a certificate of (i) the Existing Facilities Representative, in the case of the Existing Facilities Documents, or (ii) the Additional Facilities Representative, in the case of the Additional Facilities Documents.

(c)      The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any Security Agreement if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless the Collateral Agent receives security or indemnity satisfactory to it against such tax (or equivalent liability), or any liability resulting from such qualification, in each case as results solely from the taking of such action under this Agreement or any Security Agreement.

(d)      Notwithstanding any other provision of this Agreement (other than those relating to the care of the Common Collateral in its possession), neither the Collateral Agent nor any officer, director, employee, agent or representative thereof shall be personally liable for any action taken or omitted to be taken by it in accordance with this Agreement or the Security Documents except for its own gross negligence or willful misconduct.

(e)      The Collateral Agent shall have the same rights with respect to any Secured Obligation held by it as any other Secured Party and may (i) exercise such rights as though it were not the Collateral Agent hereunder, (ii) accept deposits from, lend money to, and (iii) generally engage in any kind of banking or trust business with, any of the Loan Parties as if it were not the Collateral Agent.

3.10    Delegation of Duties. The Collateral Agent may execute any of the trusts or powers hereof and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, who may include officers and employees of any of the Loan Parties. The Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to such trusts, powers and duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent may enter into agreements with such agents or attorneys-in-fact in such form as it may reasonably deem necessary or advisable, and shall be entitled to amend, modify, or waive the provisions of such agreements from time to time.

3.11    Reliance by Collateral Agent.

(a)      Whenever, in the administration of this Agreement or the Security Documents, the Collateral Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with the Collateral Agent taking, suffering or omitting any action hereunder or thereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a certificate of a Responsible Officer of the Borrower, delivered to the Collateral Agent, and such certificate shall be full warrant to the Collateral Agent for any action taken, suffered or omitted in reliance thereon.

(b)      The Collateral Agent may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder or under any Security Agreement in accordance therewith. The Collateral Agent shall have the right at any time to seek instructions concerning the administration of this Agreement and the Security Documents from any court of competent jurisdiction.

(c)      The Collateral Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties, or, in the case of cables, facsimiles, telexes and electronic communications, to have been sent by the proper party or parties and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. In the absence of its gross negligence or willful misconduct, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement.

(d)      The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in the Collateral Agent by this Agreement and the Security Documents, at the request or direction of the Secured Parties pursuant to this Agreement or otherwise, unless the Collateral Agent shall have been provided adequate security and indemnity against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.

(e)      Upon any application or demand by any of the Loan Parties (except any such application or demand which is expressly permitted to be made orally) to the Collateral Agent to take or permit any action under any of the provisions of this Agreement or any Security Document, the Borrower shall furnish to the Collateral Agent, the Existing Facilities Representative and the Additional Facilities Representative a certificate of a Responsible Officer stating that all conditions precedent, if any, provided for in this Agreement, or in any applicable Pari Passu Loan Document relating to the proposed action have been or will be (in the case of application of proceeds from sales of assets) complied with, and in the case of any such application or demand as to which the furnishing of any document is specifically required by any provisions of this Agreement or any applicable Pari Passu Loan Document relating to such particular application or demand, such additional document shall also be furnished.

(f)      The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Existing Facilities Document or Additional Facilities Document unless it shall first receive such advice or concurrence of the Requisite Secured Parties (or the Requisite Existing Facilities Creditors, as the case may be) as it deems appropriate. In any circumstance where the Collateral Agent may be required to exercise discretion, approve documentation or distribute proceeds, the Collateral Agent, may, at its option, seek to obtain instructions or directions from the Requisite Secured Parties (or the Requisite Existing Facilities Creditors, as the case may be) with respect to such action. If the Collateral Agent so elects, then it may refrain from taking such action until such directions or instructions are received and shall have no liability to the Secured Parties for so refraining.

3.12.    Limitations on Duties of the Collateral Agent.

(a)      The Collateral Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement and the Security Documents, and no implied covenants or obligations shall be read into this Agreement or any Security Agreement against the Collateral Agent except as may be required by applicable law.

(b)      No provision of this Agreement or of any Security Agreement shall be deemed to impose any duty or obligation on the Collateral Agent to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal, or in which the Collateral Agent shall be unqualified or incompetent, to perform any such act or acts or to exercise any such right, power, duty or obligation or if such performance or exercise would constitute doing business by the Collateral Agent in such jurisdiction or imposes a tax on the Collateral Agent by reason thereof. No provision of this Agreement or any other Security Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under any Security Document or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

3.13.    Resignation of the Collateral Agent. The Collateral Agent may resign at any time upon 10 days’ notice to the Secured Parties’ Representatives and the Borrower; provided that on the Existing Facilities Obligations Payment Date, the Collateral Agent at such time shall immediately be deemed to have resigned and the Additional Facilities Representative shall automatically become the Collateral Agent under this Agreement. If the initial or any successor Collateral Agent ever ceases to be a party to this Agreement or shall resign as Collateral Agent under this Agreement, then the Requisite Secured Parties shall appoint a successor to the Collateral Agent from among the Secured Parties. If the Requisite Secured Parties fail to agree on a successor to such Collateral Agent within thirty (30) days after the resigning Collateral Agent has given notice or resignation, then the resigning Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent that must be a commercial bank or trust company in good standing and have a combined capital and surplus of at least $500,000,000. Upon its acceptance of appointment as successor Collateral Agent, the successor Collateral Agent shall succeed to and becomes vested with all of the rights, powers and duties of the prior Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. Each Secured Parties’ Representative shall execute any documents that any Secured Party, the resigning Collateral Agent or the successor Collateral Agent may reasonably request to reflect the change of Collateral Agent hereunder. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the Security Documents.

3.14.    Compensation and Expenses. The Borrower shall pay or reimburse the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Security Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Collateral Agent and filing and recording fees and expenses. Such fees, costs and expenses are intended to constitute expenses of administration under any bankruptcy law relating to creditors rights generally. The obligations of the Borrower under this Section shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Collateral Agent hereunder with respect to such fees, costs and expenses incurred prior to such termination, resignation or removal.

3.15.    Stamp and Other Similar Taxes. The Borrower shall pay, indemnify, and hold harmless the Collateral Agent and each Secured Party from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Security Agreement or the Common Collateral.

3.16.    Filing Fees, Excise Taxes, Etc. The Borrower shall pay or to reimburse the Collateral Agent for any and all payments made by the Collateral Agent in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts that may be payable or determined to be payable in respect of the execution and delivery of this Agreement and each Security Agreement. The obligations of the Borrower under this Section shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Collateral Agent hereunder.

3.17.    Indemnity.

(a)      The Borrower shall pay, indemnify, and hold the Collateral Agent and each of its affiliates and their respective directors, officers employees, affiliates, agents and controlling persons (each an “Indemnified Party”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Security Documents and the actual or proposed use of the proceeds of the Common Collateral in accordance with the terms of this Agreement (including any of the foregoing arising from the negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation, or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation, or proceeding is brought by the Borrower or any other Loan Party, their directors, shareholders, or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower shall not assert any claim against the Collateral Agent or any of its affiliates or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to this Agreement or the Security Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of any Common Collateral in accordance with the terms of this Agreement. The agreements in this Section shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Collateral Agent hereunder.

(b)      Each of the Existing Facilities Representative, on behalf of itself and the other Existing Facilities Secured Parties, and the Additional Facilities Representative, on behalf of itself and the other Additional Facilities Secured Parties, shall indemnify on a pro rata basis the Collateral Agent and its representatives and hold them harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses, and reasonable disbursements of any kind or nature whatsoever that may be imposed on, asserted against, or incurred by them in any way relating to or arising out of this Agreement or the Security Documents or any action taken or omitted by them under this Agreement (except to the extent the same result from the gross negligence or willful misconduct of the Collateral Agent) or the Security Documents if the Collateral Agent or its representatives are not reimbursed for such amounts by the Borrower or by the Collateral Agent’s priority distribution of Common Collateral pursuant to Section 2.5.

3.18.    Further Assurances. At any time and from time to time, on the written request of the Collateral Agent and at the expense of the Borrower, the Borrower and each other Loan Party will promptly execute and deliver any and all such further instruments and documents and take such further action as is necessary or reasonably requested further to perfect, or to protect the perfection of, the liens and security interests granted under the applicable Security Documents (to the extent that perfection is required thereunder), including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction. In addition to the foregoing, at any time and from time to time, upon the written request of the Collateral Agent and at the expense of the Borrower, the Borrower and each other Loan Party will promptly execute and deliver any and all such further instruments and documents and take such further action as the Collateral Agent determines is necessary or reasonably requested to obtain the full benefits of this Agreement and the Security Documents and of the rights and powers herein and therein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction with respect to the liens and security interests granted by the Security Documents. Each Loan Party also hereby authorizes the Collateral Agent to file any such financing or continuation statements without the consent of such Loan Party to the extent permitted by applicable law. Notwithstanding the foregoing, in no event shall the Collateral Agent have any obligation to monitor the perfection or continuation of perfection or the sufficiency or validity of any security interest in or related to the Common Collateral.

SECTION 4.    Enforcement Rights.

4.1.      Exclusive Enforcement. Whether or not any Insolvency Proceeding has been commenced by or against any Loan Party, but subject to Section 3.6, the Collateral Agent shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral in such order and manner as it may determine in its sole discretion.

4.2.      Standstill and Waivers.

(a)      Subject to Section 3.5(b) and the proviso set forth in Section 5.1 neither Secured Parties’ Representative shall (for itself or on behalf of any Secured Party):

(i)      take or cause to be taken any action, the purpose or effect of which is to make any of its Liens in respect of any Secured Obligations, senior to, or to give any Secured Party any preference or priority relative to, any Liens or any other Secured Party with respect to any of the Common Collateral;

(ii)      contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including, without limitation, the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by the Collateral Agent or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) by the Collateral Agent on behalf of the Secured Parties (or the Existing Facilities Secured Parties, as applicable);

(iii)      institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the Collateral Agent or any Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and neither the Collateral Agent nor any Secured Party shall be liable for, any action taken or omitted to be taken by the Collateral Agent with respect to the Common Collateral;

(iv)      make any judicial or nonjudicial claim or demand or commence any judicial or non-judicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Security Document (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim, any Security Document;

(v)      commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to this Agreement or the Security Documents; and

(vi)      seek, and hereby waives any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.

(b)    Without limiting the agreements set forth in Section 4.2(a) above, until the Existing Facilities Obligations Payment Date, neither the Additional Facilities Representative nor any Additional Facilities Secured Party (i) shall have any right to direct the Collateral Agent or any Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to this Agreement or any of the Additional Facilities Security Documents upon the occurrence and during the continuance of an event of default under the Additional Facilities Agreement if no event of default has occurred and is continuing under the Existing Facilities Agreement (and, in the event that such an event of default has occurred and is continuing under the Existing Facilities Agreement, it shall only have such right to the extent it may be part of the Requisite Secured Parties), and (ii) shall have any right to object to the exercise by the Collateral Agent or any Existing Facilities Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to this Agreement or the Existing Facilities Security Documents or to the timing or manner in which any such right is exercised or not exercised upon the occurrence and during the continuance of an event of default under the Existing Facilities Agreement when no event of default has occurred and is continuing under the Additional Facilities Agreement at such time. The Additional Facilities Representative shall take such actions as the Collateral Agent or the Existing Facilities Representative, as the case may be, shall request in connection with the exercise by the Collateral Agent or the Existing Facilities Representative of its respective rights set forth herein.

(c)      Judgment Creditors. In the event that any Secured Party becomes a judgment lien creditor in respect of any Common Collateral as a result of its enforcement of its rights as a secured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Existing Facilities Liens, the Additional Facilities Liens and the Secured Obligations) to the same extent as all other Liens securing the Secured Obligations are subject to the terms of this Agreement.

(d)      No Additional Rights For the Loan Parties Hereunder. If any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

4.5.      Participations. (a) To the extent that the Collateral Agent distributes proceeds collected with respect to the Secured Obligations held by a Secured Party to or on behalf of the Secured Obligations held by another Secured Party, the first Secured Party shall be deemed to have purchased a participation in the Secured Obligations of the second Secured Party or shall be subrogated to the rights of the second Secured Party to receive any subsequent payments or distributions with respect to the portion thereof paid or to be paid to the second Secured Party.

(b)      Any participations sold or purchased pursuant to this Section shall, at the Collateral Agent’s request, be documented in a manner acceptable to the Collateral Agent and each Secured Party shall execute and deliver such documentation as may be reasonably requested by the Collateral Agent. Any payments received by any Secured Party in respect of any of its Secured Obligations in respect of which another Secured Party shall have purchased a participation pursuant to this Section shall be promptly shared with the other Secured Parties in accordance with their participations. In addition, each Secured Party shall cooperate and consult with the other Secured Parties in respect of any participations purchased by such other Secured Parties in the Secured Obligations of such Secured Parties in order to allow such other Secured Parties to participate in decisions affecting such Secured Obligations.

SECTION 5.    Dispositions And Releases Of Common Collateral; Inspection and Insurance.

5.1.      Releases of Liens.

(a)      The Collateral Agent may release the Existing Facilities Lien and the Additional Facilities Lien on all or any portion of the Common Collateral in accordance with and subject to the terms hereof. Upon any release, sale or disposition of Common Collateral permitted pursuant to the terms of the Existing Facilities Documents that results in the release of the Existing Facilities Lien on any Common Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action), the Additional Facilities Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after application thereof in accordance with the Existing Facilities Documents) shall be automatically and unconditionally released with no further consent or action of any Person; provided that if at the time of such release, sale or disposition an event of default by any Loan Party shall have occurred and be continuing under the Additional Facilities

Agreement, any release of the Additional Facilities Lien in respect of such Common Collateral shall require the consent of the Additional Facilities Representative (not to be unreasonably withheld or delayed) unless either (i) such sale is permitted by the Existing Facilities Agreement or (ii) all proceeds of such release, sale or disposition are applied in accordance with Section 3.6 hereof. In no event shall the Collateral Agent release any Lien on all or any portion of the Common Collateral in connection with any release, sale or disposition of Common Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action) unless (x) such release, sale or disposition is permitted under the terms of the Existing Facilities Documents or (y) is a result of an Enforcement Action taken in connection with an event of default under the Existing Facilities Documents, notwithstanding whether such release, sale or disposition is permitted under the Additional Facilities Documents or whether or not an event of default exists under the Additional Facilities Documents.

(b)      The Collateral Agent, each Secured Party and each Loan Party shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Collateral Agent shall request to evidence the release of any Existing Facilities Lien or Additional Facilities Lien, as the case may be, described in paragraph (a). Each Secured Party hereby appoints the Collateral Agent and any officer or duly authorized person of the Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Secured Party, from time to time, in the Collateral Agent’s sole discretion, for the purposes of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be, necessary or desirable to accomplish the purposes of this Section 5.1, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

5.2      Inspection Rights and Insurance.

(a)      The Collateral Agent and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the Collateral Agent may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by or liability to any Secured Party.

(b)      The Collateral Agent will have the sole and exclusive right (i) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Loan Party; (ii) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (iii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

SECTION 6.    Insolvency Proceedings.

6.1      Filing of Motions. No Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Common Collateral, which is inconsistent with this Agreement, including, without limitation, with respect to the determination of any Liens or claims held by any Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise.

6.2      Relief From the Automatic Stay. No Secured Party shall seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral without the prior written consent of the Collateral Agent.

6.3.      Adequate Protection. No Secured Party shall object, contest, or support any other Person objecting to or contesting, (a) any request by the Collateral Agent for adequate protection or any adequate protection provided to any of the Secured Parties or (b) any objection by the Collateral Agent to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to any Secured Party under Section 506(b) of the Bankruptcy Code or otherwise. In any Insolvency Proceeding, if any Secured Party is granted adequate protection of any type or amount in respect of the Secured Obligations, then each of the other Secured Parties shall be entitled to share in such adequate protection on a pari passu basis in accordance with this Agreement.

6.4.      Avoidance Issues. If any Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason including, without limitation, because it was found to be a fraudulent or preferential transfer, any amount (such amount, a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Existing Facilities Obligations or the Additional Facilities Obligations, as the case may be, shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Existing Facilities Obligations Payment Date or the Additional Facilities Obligations Payment Date, as the case may be, shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. No Secured Party shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to it shall instead be allocated and turned over for application in accordance with the pari passu sharing provisions set forth in this Agreement.

6.5.      Asset Dispositions in an Insolvency Proceeding. No Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Loan Party that is supported by the Collateral Agent to the extent the such Secured Party’s consent to a release of such Lien would not be required under this Agreement or is otherwise consented to by the Requisite Secured Parties, and such Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any such sale supported by the Collateral Agent and to have released its Liens on such assets to the extent required to permit the sale or disposition of the applicable assets.

6.6.      Other Matters. To the extent that any Secured Party, in its capacity as such, has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, such Secured Party shall not assert any of such rights without the prior consent of the Collateral Agent; provided that if requested by the Collateral Agent, each Secured Party shall timely exercise such rights in the manner requested by the Collateral Agent, including any rights to payments in respect of such rights.

6.7.      Subordination. If through the operation of any laws applicable to any Insolvency Proceeding, (a) any claim with respect to the Additional Facilities Obligations then outstanding is not treated as an allowed claim, in whole or in part, (b) the security interest of the Additional Facilities Representative is enforced with respect to some but not all of the Additional Facilities Obligations then outstanding or (c) such security interest is subordinated to the claim of any other creditor in any such Insolvency Proceeding, and in each case the Existing Facilities Obligations are not similarly affected or treated, then the portion of the Additional Facilities Obligations affected (or an amount of Additional Facilities Obligations equal to the value of any security so substituted) by the foregoing circumstances shall not be “Secured Obligations” for purposes of this Agreement and such portion of the Additional Facilities Obligations shall not be entitled to the benefits of this Agreement.

SECTION 7.    Additional Facilities Documents and Existing Facilities Documents.

7.1.      Additional Facilities Security Documents. The Additional Facilities Security Documents shall (a) be substantially similar to the Existing Facilities Security Documents, and (b) shall provide that (x) the liens and security interests in the Additional Facilities Collateral described therein shall be granted in favor of the Collateral Agent and (y) the Additional Facilities Secured Parties agree to be bound by the terms of this Agreement.

7.2.      Amendments to Pari Passu Loan Documents.

(a)      None of the Secured Parties shall at any time execute or deliver (i) any amendment or other modification to any of the Pari Passu Loan Documents inconsistent with or in violation of this Agreement, (ii) any amendment or other modification to any of the Security Documents that results in the release of a portion of the Common Collateral without the prior written consent of the Requisite Secured Parties, unless otherwise permitted under this Agreement.

(b)      In the event the Existing Facilities Representative enters into any amendment, waiver or consent in respect of any of the Existing Facilities Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Existing Facilities Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Additional Facilities Security Document without the consent of or action by any Additional Facilities Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Additional Facilities Security Document, except to the extent that a release of such Lien is permitted by Section 5.1(a) and (ii) notice of such amendment, waiver or consent shall be given to the Additional Facilities Representative no later than thirty (30) days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 8.    Reliance; Waivers; etc.

8.1.      Reliance. The Existing Facilities Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Additional Facilities Representative expressly waives all notice of the acceptance of and reliance on this Agreement by the Existing Facilities Secured Parties. The Additional Facilities Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Existing Facilities Representative expressly waive all notices of the acceptance of and reliance by the Additional Facilities Representative.

8.2      No Warranties or Liability. The Additional Facilities Representative and the Existing Facilities Representative acknowledge that neither has made, nor has the Collateral Agent made, any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other Existing Facilities Document or any Additional Facilities Document. Except as otherwise provided in this Agreement, the Additional Facilities Representative and the Existing Facilities Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.3.      No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the Existing Facilities Documents or the Additional Facilities Documents.

SECTION 9.    Obligations Unconditional.

9.1.      Secured Obligations Unconditional. All rights and interests of the Secured Parties hereunder, and all agreements and obligations of the Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a)      any lack of validity or enforceability of any Pari Passu Loan Document;

(b)                    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Secured Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Pari Passu Loan Document;

(c)      any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Secured Obligations, the Common Collateral or any guarantee or guaranty thereof; or

(d)      any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Secured Obligations, or any Loan Party, to the extent applicable, in respect of this Agreement.

SECTION 10.  Miscellaneous.

10.1.      Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Existing Facilities Document or any Additional Facilities Document, the provisions of this Agreement shall govern.

10.2.      Termination of this Agreement; Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the date upon which both the Existing Facilities Obligations Payment Date and the Additional Facilities Obligations Payment Date shall have occurred. This is a continuing agreement and the Existing Facilities Secured Parties and the Additional Facilities Secured Parties may continue, at any time, and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, the Borrower or any other Loan Party on the faith hereof.

10.3.      Amendments; Waivers.

(a)      No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the Collateral Agent, the Existing Facilities Representative and the Additional Facilities Representative, and, in the case of amendments or modifications that directly affect the rights or duties of any Loan Party, such Loan Party.

(b)        It is understood that the Existing Facilities Representative, on behalf of itself and the other Secured Parties, may in its discretion determine that a supplemental agreement (which make take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become Existing Facilities Obligations under this Agreement, provided, that such Additional Debt is permitted to be incurred by the Existing Facilities Agreements then extant, and is permitted by said agreements to be subject to the provisions of this Agreement as Existing Facilities Obligations.

10.4.      Information Concerning Financial Condition of the Borrower and the other Loan Parties. The Existing Facilities Representative and the Additional Facilities Representative hereby assume responsibility for keeping itself informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the Secured Obligations. The Existing Facilities Representative and the Additional Facilities Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any of the Existing Facilities Representative or the Additional Facilities Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

10.5.      GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

10.6.      Submission to Jurisdiction.

(a)      Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.

(b)      Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c)      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.7.    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

10.8    Expenses. The Borrower shall pay (a) all out-of-pocket expenses incurred by the Collateral Agent and the Secured Parties, including the reasonable fees, charges, and disbursements of counsel for the Collateral Agent and the Secured Parties, in connection with the preparation and administration of this Agreement and (ii) all out-of-pocket expenses incurred by the Collateral Agent and the Secured Parties, including the fees, charges and disbursements of counsel to any of the foregoing, in connection with the enforcement or protection of any rights under this Agreement.

10.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.

10.10.  Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.11.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.12.  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

10.13.  Additional Parties to this Agreement; Conditions to Agreement.

(a)      Each Person that becomes a Loan Party after the date hereof shall become a party to this Agreement upon execution and delivery by such Person or the Additional Facilities Representative, of an Assumption Agreement substantially in the form of Annex 1 to this Agreement.

(b)      The Additional Facilities Representative shall not become a party to this Agreement, and this Agreement shall not be effective, until the following conditions have been satisfied:

(i)      the Additional Facilities Representative shall deliver to the Existing Facilities Representative true and correct copies of each of the Additional Facilities Security Documents, certified by a Responsible Officer of the Additional Facilities Representative;

(ii)      the Additional Facilities Representative shall provide evidence, in a form satisfactory to the Existing Facilities Representative, that it has taken all steps necessary to perfect any and all Additional Facilities Liens on the Common Collateral on a pari passu basis with the Existing Facilities Liens on such Common Collateral; and

(iii)      if requested by the Administrative Agent, the Borrower shall have provided an increase in title insurance coverage provided under the Existing Facilities Credit Agreement in an amount equal to the initial amount of the Additional Facilities Obligations (or such lesser amount agreed to by the Existing Facilities Representative).

(c)      Any provisions of this Agreement relating to the Additional Facilities Representative shall not create any rights or benefits in favor of the Additional Facilities Representative unless and until the Additional Facilities Representative shall become party to this Agreement and, in any event, only until the Additional Facilities Representative Obligations Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Address for Notices:
Attention:
Telecopy No.:

JPMORGAN CHASE BANK, N.A., as Existing Facilities Representative for and on behalf of the Existing Facilities Secured Parties

By:
Name:
Title:

Address for Notices:
Attention:
Telecopy No.:

MIRANT NORTH AMERICA, LLC

By:
Name:
Title:

Address for Notices:
Attention:
Telecopy No.:

[ ], as Additional Facilities Representative for and on behalf of the Additional Facilities Secured Parties

By:

Name:
Title:

Address for Notices:
Attention:
Telecopy No.:

[NAME OF EACH LOAN PARTY][9]

By:

Name:
Title:

Address for Notices:
Attention:
Telecopy No.:

9 All Guarantors shall be Loan Parties hereunder.